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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on March 27, 2003

Registration No. 333-73020

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT No. 2
TO

FORM F-4
ON
FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MESSER GRIESHEIM HOLDING AG

(Exact name of registrant as specified in its charter)
 Not Applicable
(Translation of registrant name into English)

Federal Republic of Germany	2810	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Koogstraat 10
25870-Norderfriedrichskoog, Germany
+49-4864-1401

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System
1633 Broadway
New York, New York 10019
212-245-4107

(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH A COPY TO:

Thomas B. Siebens, Esq.
Milbank, Tweed, Hadley & McCloy LLP
Dashwood House
69 Old Broad Street
London, England EC2M 1QS
+44-20-7448-3034

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☒

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

EURO550,000,000

Messer Griesheim Holding AG

10.375% Senior Notes due 2011

        The 10.375% Senior Notes due 2011 offered hereby were issued on December 15, 2001 in exchange for the 10.375% Senior Notes due 2011 originally issued on May 16, 2001. We refer to the exchanged notes and the original notes collectively as the notes.

        The issuer will pay interest on the notes on June 1 and December 1 of each year. The first payment was made on December 1, 2001. Prior to June 1, 2006, the issuer may redeem all but not part of the notes by paying a "make-whole" premium as set forth in this prospectus. The issuer has the option to redeem all or a portion of the notes at any time on or after June 1, 2006 at the redemption prices set forth in this prospectus. In addition, prior to June 1, 2004, the issuer has the option to redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain public equity offerings at a redemption price equal to 110.375% of the principal amount of the notes being redeemed. The notes will be issued only in registered book-entry form, in integral multiples of EURO1,000.

        The issuer is the holding company for Messer Griesheim GmbH. The issuer has loaned the proceeds of the offering of the original notes pursuant to a subordinated intercompany loan to Messer Griesheim. The intercompany loan is subordinated to all existing and future debt of Messer Griesheim under its senior credit facilities and is subject to restrictions on enforcement. The intercompany loan also is effectively subordinated to all other existing and future debt of Messer Griesheim and its subsidiaries. The shares of Messer Griesheim have been pledged as security to the lenders under Messer Griesheim's senior credit facilities.

        The notes are listed on the Luxembourg Stock Exchange under the symbol Messer Griesheim.

        Certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc. indirectly own 33.665% of the issuer. Goldman Sachs International is also an affiliate of The Goldman Sachs Group, Inc.

        See "Risk Factors" beginning on page 13 for a discussion of certain factors you should consider before buying the notes.

        This prospectus has been prepared for and is to be used by Goldman, Sachs & Co., Goldman Sachs International and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of notes related to market-making transactions. The issuer will not receive any of the proceeds of such sales. Goldman, Sachs & Co., Goldman Sachs International or other affiliates of The Goldman Sachs Group, Inc. may act as principal or agent in such transactions. The notes may be offered in negotiated transactions or otherwise.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.	Goldman Sachs International

Prospectus dated March    , 2003.

EXPLANATORY NOTE

        THE ORIGINAL REGISTRATION STATEMENT AS DECLARED EFFECTIVE ON NOVEMBER 14, 2001 COVERED THE REGISTRATION OF AN AGGREGATE PRINCIPAL AMOUNT OF EURO550,000,000 OF 10.375% SENIOR NOTES DUE 2011 OF MESSER GRIESHEIM HOLDING AG, WHICH WE HEREINAFTER REFER TO AS THE EXCHANGE NOTES, THAT WERE EXCHANGED FOR AN EQUAL PRINCIPAL AMOUNT OF OUR OUTSTANDING 10.375% SENIOR NOTES DUE 2011. THIS REGISTRATION STATEMENT ALSO COVERED THE REGISTRATION OF THE EXCHANGE NOTES FOR RESALE BY GOLDMAN SACHS & CO., GOLDMAN SACHS INTERNATIONAL AND OTHER AFFILIATES OF THE GOLDMAN SACHS GROUP, INC. IN MARKET-MAKING TRANSACTIONS. THIS POST-EFFECTIVE AMENDMENT NO. 2 IS FILED PURSUANT TO ITEM 512 OF REGULATION S-K AND WILL COVER THE REGISTRATION OF THE EXCHANGE NOTES FOR RESALE BY GOLDMAN SACHS & CO., GOLDMAN SACHS INTERNATIONAL AND OTHER AFFILIATES OF THE GOLDMAN SACHS GROUP INC. IN MARKET-MAKING TRANSACTIONS.

TABLE OF CONTENTS

Where Can You Find More Information
Enforceability of Civil Liabilities
Currency Presentation
Financial Statement Presentation
Market and Industry Data
Forward-Looking Statements
Summary
Risk Factors
The Issuer
Use of Proceeds
Capitalization
Exchange Rates
Business
Description of the Notes
Plan of Distribution
Certain Tax Consequences
Legal Matters
Experts
Listing and General Information

        In this prospectus:

        "Messer Holding" and "the issuer" refer to Messer Griesheim Holding AG, the issuer of the notes, without its consolidated subsidiaries;

        "Messer Griesheim" refers to the issuer's subsidiary, Messer Griesheim GmbH, which is the operating company whose business and results of operations are described in this prospectus, including, unless the context otherwise requires, its consolidated subsidiaries;

        "we", "us" and "our" refers to the issuer and its consolidated subsidiaries, including Messer Griesheim.

        "Messer Griesheim Group" and "the Group" refer to the parent of the issuer, Messer Griesheim Group GmbH & Co. KGaA, a German partnership limited by shares, or Messer Griesheim Group GmbH prior to its conversion on November 1, 2001 to Messer Griesheim Group GmbH Co. KGaA;

        "Messer Industrie" refers to Messer Industrie GmbH, a holding company for the Messer family's minority interest in Messer Griesheim Group; and

        "MGB" refers to Messer Griesheim Beteiligungsverwaltungs GmbH, which is the general partner of Messer Griesheim Group.

        "Messer Employee" refers to Messer Employee GmbH & Co. KG, a company through which employees participating in our share purchase and option plan are to hold shares in Messer Griesheim Group.

        "MEB" refers to Messer Employee Beteiligungsverwaltungs GmbH, which is the general partner of Messer Employee.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is set forth as of the date hereof and is subject to change, completion or amendment without notice. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

        The distribution of this prospectus and the offer and sale of the notes may be restricted by law in certain jurisdictions. Person into whose possession this prospectus or any of the notes come must inform themselves about, and observe, such restrictions. In particular, except for (i) our filing of a registration statement with the SEC on Form F-4 (No. 333-73020) under the Securities Act of 1933 with respect to the exchange notes; (ii) listing of the original notes on the Luxembourg Stock Exchange; and (iii) listing of the exchange notes on the Luxembourg Stock Exchange, we have taken no action which would permit a public offering of the notes or distribution of this prospectus or any other offering material in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Each purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required of it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and we shall have no responsibility therefor.

        The information contained in sections of this prospectus describing clearing arrangements has been provided by publicly available sources which the issuer believes are reliable. The issuer has not independently verified such information and takes no responsibility for the accuracy of those sections; however, the issuer has taken reasonable care to ensure that the information from these sources has been reproduced correctly. The issuer accepts responsibility accordingly. In addition, that information is subject to any change in or reinterpretation of the rules, regulations and procedures of Euroclear and Clearstream. The issuer advises investors who wish to use the facilities of any of those clearing systems to confirm the rules, regulations and procedures of the relevant clearing system. The issuer will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, book-entry interests held through any clearing system. Finally, the issuer will have no responsibility or liability for maintaining, supervising or reviewing any records relating to those book-entry interests.

WHERE CAN YOU FIND MORE INFORMATION

        This prospectus is part of a registration statement we filed with the SEC on Form F-4 (No. 333-73020) under the Securities Act with respect to the exchange notes. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the exchange notes, see the registration statement, including its exhibits.

        The SEC allows us to "incorporate by reference" the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus shall be deemed to supersede the earlier information. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

        Specifically, we are incorporating by reference in this prospectus our Annual Report on Form 20-F for the fiscal year ended December 31, 2002.

        We are also incorporating any future filings made with the SEC on Form 6-K that indicate that they are incorporated by reference into this registration statement and any future annual reports on Form 20-F that we may file with the SEC under the Securities Exchange Act of 1934 until we sell all of the securities that may be offered through this prospectus.

        Statements contained in this prospectus relating to the contents of any contract or other document are for informational purposes and should not substitute for your review of the copy of the contract or document filed as an exhibit to the registration statement. Any such statements in the prospectus are qualified in all respects by reference to the corresponding exhibit.

        We file reports and other information with the SEC pursuant to the information requirements of the Exchange Act. Our filings with the SEC may be read and copied at the public reference rooms of the SEC at (i) 450 Fifth Street, N.W., Room 1024, Washington, D. C. 20549; (ii) 500 West Madison Street, 14th Floor, Chicago, Illinois 60661; or (iii) Woolworth Building, 233 Broadway, New York, New York 10007-2517. You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system are publicly available through the SEC's website located at http://www.sec.gov. Additionally, under the indenture for the notes, the issuer has agreed to distribute to noteholders, and to file with the SEC if it will accept such filing, the issuer's audited year-end financial statements within 120 days of each year end, the issuer's unaudited quarterly financial statements within 60 days of the end of each quarter and all current reports that would be required to be furnished to the SEC on form 6-K if it were required to file reports on that form.

        You can obtain, free of charge, copies of this prospectus (and copies of the documents referred to in this prospectus) from by writing or telephoning us at our principal executive offices, located at Koogstraat 10, 25870-Norderfriedrichskoog, Germany, (49) 4864 1401, attn: General Counsel, and, as long as the notes are listed on the Luxembourg Stock Exchange, from the offices of the paying agent in Luxembourg.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a stock corporation organized under the laws of the Federal Republic of Germany. Most of our management board and supervisory board members and executive officers reside outside the United States. All or a substantial portion of our assets and most of our management board and supervisory board members also are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons with respect to matters arising under the United States federal securities laws or to enforce against us or such persons located outside the United States judgments of United States courts predicated upon the civil liability provisions of the United States federal securities laws.

CURRENCY PRESENTATION

        In this prospectus:

  •
  "DM" means Deutsche Mark;

  •
  " EURO" and "euros" mean the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time; and

  •
  "$" and "dollars" mean U.S. dollars.

        For information regarding recent rates of exchange between the euro and dollars, see the section "Exchange Rates".

FINANCIAL STATEMENT PRESENTATION

        The issuer was a dormant company which was activated to become a holding company for Messer Griesheim's shares in connection with the acquisition transactions described in this prospectus. The issuer has no material assets or sources of revenue other than its shares in Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and an intercompany loan to Messer Griesheim.

        Both Messer Griesheim's and the issuer's financial statements are prepared in accordance with International Financial Reporting Standards, or IFRS, as adopted by the International Accounting Standards Board (formerly known as the International Accounting Standards Committee). Messer Griesheim and the issuer applied International Accounting Standards, or IAS effective as of December 31, 2002, as of April 30, 2001 and as of December 31, 2001 and 2000, respectively. IFRS differ in certain respects from generally accepted accounting principles in the United States and certain other countries. Material differences between IFRS and generally accepted accounting principles in the United States, or U.S. GAAP, that affect our financial statements, are discussed in note 40 to our audited consolidated financial statements contained in our Annual Report for the fiscal year ended December 31, 2002, which is incorporated by reference in this prospectus.

MARKET AND INDUSTRY DATA

        Information or other statements presented in this prospectus regarding market share and industry data relating to our business were obtained from industry publications and other publicly available publications. Although the issuer believes that this information is reliable, the issuer cannot guarantee the accuracy or completeness of the information neither has the issuer independently verified it. Unless the context indicates otherwise, all market and industry data is for the calendar year 2002.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our expectations are based on reasonable assumptions, we cannot assure you that actual results will not be materially different from our expectations. Factors that could cause our actual results to differ materially from our expectations include, among other things:

  •
  the amount of proceeds that we realize from our divestiture program;

  •
  the timing of the receipt of proceeds that we realize from our divestiture program;

  •
  the amount of savings in operational costs that Messer Griesheim is able to achieve as a result of its cost-savings program;

  •
  the costs of implementing Messer Griesheim's cost-savings program;

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  the timing to achieve benefits of our cost-savings program;

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  anticipated trends and conditions in our industry, including regulatory developments;

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  our capital needs; and

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  our ability to compete.

        We are under no obligation to update or revise publicly any forward-looking statement. The forward-looking events discussed in this prospectus might not happen. In addition, you should not interpret statements regarding past trends or activities as promises that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

        Some numbers that appear in this prospectus (including percentage amounts) have been rounded. Numbers in tables may not sum precisely to the totals shown due to rounding.

SUMMARY

        This summary does not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety to understand the structure of our offering, our business, the risks associated with investing in the notes, the terms of the notes and the tax and other considerations that are important to your decision to invest in the notes.

  In this prospectus:

        "Messer Holding" and "the issuer" refer to Messer Griesheim Holding AG, the issuer of the notes, without its consolidated subsidiaries;

        "Messer Griesheim" refers to the issuer's subsidiary, Messer Griesheim GmbH, which is the operating company whose business and results of operations are described in this prospectus, including, unless the context otherwise requires, its consolidated subsidiaries;

        "we", "us" and "our" refers to the issuer and its consolidated subsidiaries, including Messer Griesheim;

        "Messer Griesheim Group" and "the Group" refer to the parent of the issuer, Messer Griesheim Group GmbH & Co. KGaA, a German partnership limited by shares, or Messer Griesheim Group GmbH prior to its conversion on November 1, 2001 to Messer Griesheim Group GmbH & Co. KGaA;

        "Messer Industrie" refers to Messer Industrie GmbH, a holding company for the Messer family's minority interest in Messer Griesheim Group; and,

        "MGB" refers to Messer Griesheim Beteiligungsverwaltungs GmbH, which is the general partner of Messer Griesheim Group.

        "Messer Employee" refers to Messer Employee GmbH & Co. KG, a company through which employees participating in our share purchase and option plan are to hold shares in Messer Griesheim Group.

        "MEB" refers to Messer Employee Beteiligungsverwaltungs GmbH, which is the general partner of Messer Employee.

        We frequently use net sales and "normalized EBITDA" to evaluate our results of operations. We calculate "normalized EBITDA" as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment, restructuring and reorganization charges and cash dividends from non consolidated subsidiaries. Normalized EBITDA is not a measure recognized by U.S. GAAP or IFRS and may not be comparable to similar measures presented by our competitors. For a fuller explanation of our normalized EBITDA calculations, see the section captioned "Normalized EBITDA" below in this summary.

The Issuer

        The issuer is a holding company that holds all of the shares of Messer Griesheim. The issuer issued the notes to obtain funding for refinancing a portion of Messer Griesheim's long-term indebtedness. Upon issuance of the notes, the issuer forwarded the proceeds to Messer Griesheim under an intercompany loan. The issuer plans to repay the notes out of repayments it receives from Messer Griesheim under the intercompany loan. The issuer will have no material assets or sources of revenue other than its shares in Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and the intercompany loan to Messer Griesheim.

Our Business

Overview

        We are a producer and distributor of industrial gases, including oxygen, nitrogen, argon, carbon dioxide, hydrogen, helium, specialty gases and acetylene. The industrial gases we produce are used in a broad range of industries, such as the steel, chemicals, pulp and paper, electronics, healthcare, food and beverages, automotive, lighting and glass industries. We market these products primarily in our core markets, which are Germany, the United States and the rest of Europe. In 2002, we had an estimated global market share of approximately 4%, making us the seventh largest industrial gas producer worldwide, with leading market shares in Germany and certain other countries in central and eastern Europe. In the twelve months ended December 31, 2002, we generated net sales of EURO1,526 million and normalized EBITDA of EURO403 million.

        Substantially all of the net sales of our on-site, pipeline and bulk businesses are generated under medium to long-term contracts, which provides us with a steady source of revenues. We estimate that approximately 65% of our total net sales and approximately 72% of our normalized EBITDA in 2002 were generated by our on-site, pipeline and bulk businesses in Germany and the United States.

        Our principal customers are located in Europe and North America. Our diversified customer portfolio includes a wide range of international companies such as ThyssenKrupp, Bayer, Veba, Celanese, Clariant, BASF, Volkswagen, Bosch, DaimlerChrysler, Textron-Kautex, NUCOR, DuPont, General Electric, Caterpillar, Nestlé and Shell.

        In May 2001, immediately following our change in ownership through the acquisition transactions described elsewhere in this prospectus, we adopted a divestiture program under which we intend to divest substantially all of our assets and operations located outside of our core regions as well as certain non-strategic assets and operations in our core regions. As of December 31, 2002, other than the joint ventures in Central America and China and our subsidiaries in Indonesia and Peru, we have completed all divestitures that were targeted to be completed by the end of calendar year 2002. Pursuant to the divestiture program, as of December 31, 2002, the consummated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO340.0 million. Upon completion of the entire divestiture program, we expect that our divestitures will permit us to reduce our consolidated debt reflected on the December 31, 2000 balance sheet by approximately EURO400.0 million.

        We believe the industrial gas industry benefits from:

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  stable earnings from long-term supply contracts;

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  limited cyclicality due to a highly diversified range of customers;

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  high barriers to entry due to significant required start-up investments; and

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  favorable growth prospects driven largely by new applications.

        We believe that the worldwide industrial gas industry is relatively concentrated with competition taking place at the regional or local level. In most geographic markets, the two or three largest producers have a significant combined market share. The seven largest producers are estimated to have accounted for approximately 75% of the worldwide market in 2002. Except for the impact of Linde's acquisition of AGA in 2000, the relative market shares of the leading industrial gas producers have remained broadly unchanged over the past decade, which we believe illustrates the industry's stability. We also believe that there is a recent trend among industry participants towards a focus on return on capital as opposed to growing market share.

Our Key Strengths

        We believe that our key strengths include:

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  A leading market position in Germany and strong positions in certain other core markets. We have an estimated market share of approximately 32% in Germany and strong businesses in selected industrial areas of the United States and in selected niche markets in other western European countries. In addition, we have estimated market shares in excess of 35% in seven central eastern European countries that we believe offer attractive growth prospects.

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  Stable cash flows from long-term contracts. Our contracts for on-site and pipeline services in Germany and the United States typically range between 10 and 15 years and generated approximately 15% of our total net sales in the year ended 2002. These contracts typically have "take or pay" minimum purchase requirements. In each of the last three years, these minimum purchase requirements represented approximately 60% to 70% of net sales generated under these supply contracts in Germany and 40% to 45% in the United States. Contracts in both our on-site and pipeline and bulk businesses have historically exhibited high renewal rates, with over 90% of customers whose contracts expired in the past five years renewing their contracts with us. Our contracts for bulk deliveries, which generated approximately 25% of our total net sales in Germany and the United States in 2002, typically have terms of two to three years in Europe and five to seven years in the United States.

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  A diversified customer base. We believe that our diverse customer base helps protect our operating results against macroeconomic fluctuations. Our customers include companies in a wide variety of industries such as the steel, primary metals, chemicals, waste processing, automotive, oil refining, food and beverages, healthcare, electronics and glass industries. We are not dependent on any customer or set of customers, and no single customer accounted for more than 4% of our net sales in any of the last three years.

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  Strong applications technology capability. In addition to producing and distributing industrial gases, we also have an applications technology business. Our applications technology division develops and markets a wide range of industrial gas applications and technologies both as a service to our customers and a means of expanding the uses of and demand for our products. We believe that we have particularly strong applications technology capability in the steel, metals, chemicals and food industries. A significant portion of our bulk business in particular results from applications developed internally in cooperation with our customers or invented by us for use by our customers.

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  Experienced senior management team backed by strong shareholder expertise. Our senior management team combines professionals with long-term experience within our company and recent hires with significant experience at our competitors and in other industries. In addition to the Messer family, which founded our principal predecessor company in 1898, our shareholders include Allianz Capital Partners, a subsidiary of Allianz Group, a leading global financial services company and one of the largest insurance companies worldwide, and certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

Our Strategy

        We intend to maximize value by focusing on existing operations in our core markets. This contrasts with our former emphasis on volume growth and global expansion. We believe that this strategy will increase our return on assets and cash flow and reduce our leverage going forward. The key elements of this strategy are to:

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  Reduce our debt, primarily through implementation of our divestiture program adopted in May 2001, under which we intend to divest substantially all of our assets and operations in our non-core markets in Asia, Africa and Latin America as well as certain non-strategic assets and operations in our core markets. Other than the joint ventures in Central America and China and our subsidiaries in Indonesia and Peru, we have completed those divestitures targeted to be completed by year end 2002. Upon completion of the entire divestiture program we expect the total proceeds from our divestitures will permit us to reduce our consolidated debt reflected on the December 31, 2000 balance sheet by at least EURO400.0 million. Pursuant to our divestiture program, as of December 31, 2002, the consummated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO340.0 million. In addition to our divestiture program, we also intend to reduce our need for debt financing and achieve further deleveraging by reducing our capital expenditures going forward and implementing a cost-savings plan.

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  Exploit recent investments and reduce capital expenditures, principally by focusing on our existing higher-yielding assets in the United States and Europe. From 1996 to 2000, we have invested more than EURO2 billion in new assets, of which 21% was invested in Germany and 21% in the United States to add production capacity and increase production efficiencies. As a result, we currently have additional production capacity in these markets, which we believe we can exploit with limited additional investment. Reflecting our former rapid global expansion strategy, our capital expenditures in each of the years from 1996 to 2000 averaged more than 25% of our total net sales. In 2001 and 2002, we reduced our capital expenditures to no more than 10% of our total net sales and intend to maintain that reduced level of capital expenditures for the foreseeable future. Our capital expenditures in the future will be focused on making modest additions to our existing operations in our core markets that will allow us to exploit the full potential of earlier investments.

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  Profitably grow with the market in our core regions, principally by maximizing utilization of our existing production capacity, much of which has been recently constructed and is now operating (including, for example, two new large air separation units and a carbon monoxide plant in Germany). We also intend to continue drawing on our strong applications technology capability to service customers and develop new value-added products and applications, focusing in particular on faster growing industry segments such as petrochemicals, refining, electronics and food.

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  Implement our cost-savings plan, principally in Europe and particularly in Germany, by eliminating duplication in certain support positions, reducing energy costs and centralizing key business processes relating to supply chain management and applications technology development. This cost-savings plan will include, among other things, implementing improved information technology systems and simplifying our management structure. At the start of the program in early 2001, we planned to eliminate by year end 2003 approximately 900 out of more than 5,600 positions in Europe, principally in Germany. We have already begun centralizing key business processes by combining previously distinct business units in Germany and Europe where we have consolidated some of our sales and marketing activities on a regional basis. We have identified most of the specific cost-saving measures that we expect to achieve by year end 2003. We expect these will reduce the cost base of our operations in our core markets relative to its level for the year 2000 by EURO100.0 million by year end 2003. To implement these measures, we expect to incur total one-time costs of approximately EURO64.5 million between April 30, 2001 and year end 2003. For the twelve month period ending December 31, 2002 we have reduced the cost base of our operations in our core markets relative to its level for the year 2000 by EURO71.0 million. As a result of implementation of these measures we incurred total one-time costs of approximately EURO25.3 million (excluding EURO12.5 million of costs that were included as part of the purchase price accounting adjustments) for the eight months period ended December 31, 2001 and an additional EURO12.8 million for the twelve months ended December 31, 2002. We expect to incur an additional EURO26.4 million of one-time costs for the year 2003.

The Acquisition Transactions, the Refinancing and the Divestiture Program

        As discussed in note 3 to our consolidated financial statements incorporated by reference in this prospectus, the acquisition transactions have been accounted for at fair value and, accordingly, our assets and liabilities have been recorded at their estimated fair values as of April 30, 2001, the date of the acquisition transactions. As a result, the consolidated financial statements of Messer Griesheim for periods prior to the acquisition transactions are not comparable to our consolidated financial statements for periods subsequent to the acquisition transactions. To highlight this lack of comparability, a solid vertical line has been inserted, where applicable, between columns in the table of summary financial data and in our financial statements incorporated by reference in this prospectus to distinguish information pertaining to the pre-acquisition and post-acquisition periods.

The Acquisition of Messer Griesheim

  Overview

        Prior to the completion of the acquisition transactions described below, Messer Griesheim was owned:

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  33 1/3% by the Messer family through a holding company, Messer Industrie GmbH, and

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  66 2/3% by Hoechst AG, a subsidiary of Aventis S.A. Aventis was formed in December 1999 as the result of the merger of Hoechst AG and Rhône-Poulenc S.A., two of Europe's largest chemical companies.

        On December 31, 2000, Messer Industrie, Hoechst and our parent company Messer Griesheim Group GmbH (formerly named Cornelia Verwaltungsgesellschaft GmbH and, since November 1, 2001 converted into Messer Griesheim Group GmbH & Co. KGaA), entered into certain acquisition transactions.

        As a result of the acquisition transactions described below, the issuer owns 100% of Messer Griesheim and the issuer is wholly owned by Messer Griesheim Group. The issuer and Messer Griesheim Group are both holding companies with no material assets other than their direct or indirect interests in Messer Griesheim (and, in the issuer's case, the payments under the intercompany loan to Messer Griesheim). During the twelve months ended December 31, 2002, our employees and members of the shareholders' committee purchased shares through the share purchase and option plan. The employees hold their shares through Messer Employee. Consequently, Messer Griesheim Group is owned as of December 31, 2002:

  •
  32.11% by the Messer family, through Messer Industrie;

  •
  33.08% by Allianz Capital Partners; and

  •
  33.08% by six private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

  •
  1.73% by Messer Employee and certain members of the shareholders' committee of MGB.

        In connection with these acquisition transactions, the shareholders of Messer Griesheim Group entered into a shareholders' agreement governing their respective voting control and other ownership rights with respect to the issuer and Messer Griesheim.

Transaction Structure

        The following diagram shows our ownership structure and the structure of our principal indebtedness as of December 31, 2002 following completion of the acquisition transactions on or about April 30, 2001, reflecting the issuance of the senior notes and the refinancing of our indebtedness to the extent completed, including repayment in full of the EURO400.0 million mezzanine bridge facility and repayment of EURO115.0 million of our senior term facilities and subsequent share purchases by our employees and shareholders' committee through the share purchase and option plans:

Messer Industrie GmbH(1)
Allianz Capital Partners
GS Funds(2)
Messer Employee and MGB shareholders' committee members(3)
32.11%
33.08%
33.08%
1.73%
Messer Griesheim Group GmbH & Co. KGaA
10.375% notes due 2011(5)
100%
Note Holders
Messer Griesheim Holding AG
Intercompany loan(6)
100%
Pledge of all shares of Messer Griesheim GmbH to senior lenders
Senior Lenders
Messer Griesheim GmbH(4)
Senior term facilities(7)
Messer Griesheim Subsidiaries

(1)
The holding company for the Messer family's interests in Messer Griesheim.
(2)
Certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc.
(3)
The employees participating in the share purchase and option plan hold their shares through Messer Employee. The participant's voting rights are exercised by the managing partner of Messer Employee, MEB. The members of the shareholders' committee of MGB hold their shares directly in Messer Griesheim Group.
(4)
Principal operating company in Germany and holding company for the remainder of our operations.
(5)
EURO550.0 million aggregate principal amount upon issuance. As of December 31, 2002, EURO493.7 million remained outstanding.
(6)
EURO550.0 million aggregate principal amount.
(7)
EURO1,340 million was the initial aggregate amount of senior term loan facilities. Messer Griesheim GmbH repaid EURO115 million principal amount of senior term facilities in May 2001 with a portion of the proceeds from the sale of the senior notes. As of December 31, 2002 EURO729.7 million aggregate principal amount remained outstanding under the senior term facilities. The senior term facilities also include committed but undrawn funds totaling EURO294.0 million under revolving facilities. Certain of Messer Griesheim's subsidiaries are also direct borrowers under the senior term facilities.

Refinancing Program

        In connection with the acquisition transactions described above, a substantial portion of Messer Griesheim's then existing debt became due and payable upon the change in control, which occurred on April 30, 2001. As a result, Messer Griesheim entered into refinancing transactions with a consortium of banks during April and May 2001. The refinancing transactions involved borrowings under a senior facilities agreement with aggregate available funds of EURO1,650 million
( EURO1,340 million of term loan facilities and EURO310 million under a revolving facility), and a mezzanine bridge facility in the aggregate amount of EURO400 million.

        The amounts borrowed under the senior facilities agreement ( EURO1,160 million) and under the mezzanine bridge facility ( EURO400 million) were used to repay Messer Griesheim's existing debt obligations of EURO1,303 million. As the existing debt was repaid in connection with the acquisition transactions, the prepayment penalties aggregating EURO19.1 million have been reflected as part of the purchase accounting adjustments. No part of the debt existing prior to April 30, 2001, was used to finance the acquisition transactions. Refinancing costs of EURO90.0 million were capitalized, and are being amortized over the period of maturities of the borrowings using the effective interest rate method.

        On May 16, 2001, the issuer issued EURO550 million principal amount of 10.375% senior notes maturing on June 1, 2011. At any time prior to June 1, 2006, the issuer may redeem all but not part of the senior notes at a redemption price equal to 100% of the principal amount thereof, plus a redemption premium and unpaid interest, and special interest, if any, to the redemption date. At any time on or after June 1, 2006, the issuer may redeem all or part of the senior notes at specific redemption prices, expressed as percentages of the principal amount, accrued and unpaid interest, special interest, if any, and additional amounts, if any, to the applicable redemption date on a sliding scale. In addition, prior to June 1, 2004, the issuer may redeem up to 35% of the senior notes with the proceeds of one or more public equity offerings at a redemption price equal to 110.375% of the principal amount of the senior notes redeemed.

        The proceeds from these senior notes have been used by the issuer to make an inter-company loan to Messer Griesheim. Messer Griesheim used the inter-company loan to extinguish the mezzanine bridge facility of EURO400 million, prepay EURO115 million principal of the outstanding term borrowings under the senior facilities agreement, and the balance of EURO35 million for general corporate purposes. The issuance cost of the senior notes of EURO14.4 million has been capitalized and is being amortized over the period to maturity under the effective interest rate method. The issuer is dependent upon the payments it receives under the inter-company loan to make interest and repayments on the senior notes. The claims of the issuer under the inter-company loan are subordinated to the claims of the lenders under the senior facilities. Payments on the inter-company loan are not permitted in certain cases involving payment and non-payment defaults under the senior facilities.

Description	Interest rate		Available amount		Amounts outstanding		Maturity date(7)
			(in EURO millions)
EURO300 Million Senior Term A facility(4)(5)(6)	5.35%	(2)	237.1	(1)	237.1		April 20, 2008
EURO170 Million Senior Term B facility(4)	6.15%	(2)	167.6		167.6		April 30, 2009
$124 Million Senior Term B facility(4)	4.58%	(2)	117.9	(1)	117.9		April 30, 2009
EURO115 Million Senior Term C facility(4)	6.65%	(2)	52.4		52.4		April 30, 2010
$162 Million Senior Term C facility(4)(6)	4.99%	(2)	154.7	(1)	154.7		April 30, 2010
EURO260 Million Senior Revolving facility I	—		260.0		—		March 31, 2008
EURO50 Million Senior Revolving facility II	—		34.0	(3)	—		March 31, 2008
Senior Notes	10.375%		550.0		493.7	(8)	June 1, 2011
Other existing debt(6)	5.65%		215.5		215.5

					1,438.9
Unamortized debt issuance costs					(63.5)

Total			1,789.2		1,375.4

(1)
U.S. Dollar (US-$) amounts under the facility have been converted into EURO at the rate of EURO1 = US-$ 1.0415, British Pound (GBP) amounts at the rate of EURO1 = GBP 0.6502, the exchange rates at December 31, 2002.

(2)
Variable interest rates as of December 31, 2002.

(3)
EURO16.0 million drawn as trade and commercial guarantees.

(4)
The Senior Term Facilities (Tranches A, B and C) are non-revolving credit facilities, i.e. the available facilities are reduced by the amount of repayments.

(5)
Tranche A is a multicurrency facility. Interest rate is a weighted rate.

(6)
Interest rate is a weighted rate.

(7)
The issuer is required to use 50% of the excess cash flow, as defined under the senior facilities agreement, in any given year to repay the outstanding loans.

(8)
From September until October 2002, Messer Griesheim made open market purchases in aggregate principal amount of EURO56.3 million senior notes at an average price of 102.9%. The purchased senior notes have been deducted from the outstanding amount of EURO550 million. In connection with the purchase, unamortized financing costs of EURO4.0 million, fees and tender premium of EURO2.2 million were expensed and are classified as other financial expense for the twelve months ended December 31, 2002.

        Messer Holding is dependent upon the payments it receives under the intercompany loan to make payments to the holders of its senior notes. Messer Holding's claims under the intercompany loan are subordinated to the claims of the lenders under the senior facilities. Payments on the intercompany loan also are not permitted in certain cases involving payment and non-payment defaults under the senior facilities. In addition, Messer Holding has pledged all of its shares in Messer Griesheim to the senior lenders as security for the senior facilities. Moreover, Messer Holding has agreed that if the senior lenders foreclose on that share pledge following an event of default and seek to sell Messer Holding's shares of Messer Griesheim, Messer Holding will release its claims against Messer Griesheim for payment of the intercompany loan. If Messer Holding is ever required to release its claims for repayment of the intercompany loan, its only source of repayment for the senior notes will be the net proceeds, if any, from a foreclosure sale of the Messer Griesheim shares after the senior lenders have been repaid in full. In addition, the intercompany loan is effectively subordinated to all existing and future debt of Messer Griesheim's subsidiaries.

Divestiture Program

        In May 2001, immediately following our change in ownership through the acquisition transactions described elsewhere in this prospectus, we adopted a divestiture program under which we intend to divest substantially all of our assets and operations outside of our core regions as well as certain non-strategic operations in our core regions. By divesting these operations, our management believes that we can reduce our consolidated debt and focus on our most profitable geographic markets.

        As of December 31, 2002, other than the joint ventures in Central America and China and our subsidiaries in Indonesia and Peru, we have completed all divestitures that were targeted to be completed by the end of calendar year 2002.

        During the twelve months ended December 31, 2002, we have completed disposals of our home care business in Germany, our health care business in Canada and our non-cryogenic plant production operations in Germany, the United States, Italy and China. We also have completed disposals of our operations in Argentina, Brazil, Canada, Egypt, Mexico, South Africa, South Korea, Trinidad & Tobago and Venezuela, our nitric oxide business in Austria, substantially all our carbon dioxide business in the United States and our nitrogen services business in the United Kingdom. As a result of our divestitures, we completed repayment of our senior term disposal facility in the second quarter of 2002. In January 2003, we sold our operations in Indonesia to PT Tira Austenite Tbk.

        We are required under Messer Griesheim's senior facilities agreement to use the proceeds of these divestitures to repay borrowings under the senior facilities agreement, and the senior facilities agreement requires us to repay at least $198.6 million of borrowings (the entire senior term disposal facility) by April 2003. As of April 29, 2002, the senior term disposal facility has been repaid in full. Separately, Messer Griesheim is required to ensure that the combination of the repayment of the senior term disposal facility and the assumption of indebtedness by third parties in connection with divestments of assets will result in the reduction of the aggregate indebtedness of Messer Griesheim and its consolidated subsidiaries by at least EURO255.0 million by April 30, 2003. Upon completion of the entire divestiture program, we expect that our divestitures will permit us to reduce our consolidated debt, reflected on the December 31, 2000 balance sheet, by at least EURO400.0 million.

        Pursuant to the divestiture program, as of December 31, 2002, the consummated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO340.0 million.

Recent Events

        In January 2003, we sold our operations in Indonesia to PT Tira Austenite Tbk.

Summary of Key Terms of the Notes

Notes Offered	EURO550 million principal amount of 10.375% senior notes due 2011.
Issuer	Messer Griesheim Holding AG, a German stock corporation.
Issue Price	100.0%, plus accrued interest, if any, from May 16, 2001.
Maturity Date	June 1, 2011.
Sinking Fund	None.
Interest	Annual rate of 10.375%. Payment frequency: every six months on June 1 and December 1. First payment: December 1, 2001.
Ranking	The notes are senior debt of the issuer.

The issuer loaned the proceeds of the offering pursuant to a subordinated intercompany loan to Messer Griesheim. The intercompany loan is subordinated to Messer Griesheim's senior facilities and is subject to restrictions on enforcement. The intercompany loan also is effectively subordinated to all other existing and future debt of Messer Griesheim and its subsidiaries. The shares of Messer Griesheim have been pledged as security under Messer Griesheim's senior credit facilities.
Optional Redemption	Prior to June 1, 2006, the issuer may redeem all but not part of the notes by paying a make-whole premium based on the German Bund rate.
On and after June 1, 2006, the issuer may redeem some or all of the notes at any time at the redemption prices listed in the section "Description of the Notes" under the heading "Optional Redemption".

In addition, prior to June 1, 2004, the issuer may redeem up to 35% of the notes with the proceeds of one or more public equity offerings of its or its parent company's equity at a redemption price equal to 110.375% of the principal amount of the notes redeemed.
Mandatory Offer to Repurchase
If the issuer experiences specific kinds of changes of control or if it sells assets without having met certain conditions, it must offer to repurchase the notes at the prices listed in the section "Description of the Notes" under the headings "Change of Control; Repurchase at the Option of Holders" and "Asset Sales; Repurchase at the Option of Holders with Excess Proceeds".

Use of Proceeds
The gross proceeds of EURO550 million from the offering of the original notes was used by the issuer to make a subordinated intercompany loan to Messer Griesheim of EURO550 million. The intercompany loan was used to repay the entire EURO400 million principal amount outstanding under the mezzanine bridge facility and EURO115 million principal amount of outstanding indebtedness under the senior term facilities. The balance of the intercompany loan is being used for general corporate purposes of Messer Griesheim.
Basic Covenants of Indenture
The issuer has issued the notes under an indenture with The Bank of New York as trustee. The indenture, among other things, restricts our ability to: incur additional debt; pay or repurchase shares or subordinate debt; make investments; use assets as security in other transactions; enter into transactions with affiliates; issue or sell shares in Messer Griesheim; dispose of assets; merge or consolidate with or into other companies; or pay or modify our intercompany loan to Messer Griesheim. For a more detailed description of these covenants, see the section "Description of the Notes" under the headings "Asset Sales" and "Certain Covenants".
The notes are listed on the Luxembourg Stock Exchange.
Listing, Trustee, Registrar, Principal Paying and Transfer Agent	The Bank of New York
Security Numbers		ISIN	Common Code
	Original Notes:
	Rule 144A	XS0129587142	012958714
	Regulation S	XS0129586763	012958676
	Exchange Notes	XS0136262275	013626327

Governing Law	The notes and the indenture governing the notes will be governed by the laws of the State of New York.
Exchange Offer
On December 15, 2001, the exchange offer was consummated resulting in the exchange of all of the Rule 144A notes and all of the Regulation S notes (other than approximately EURO2.0 million in aggregate principal amount) for equivalent registered notes. The exchange notes have been accepted for clearance through Euroclear and Clearstream.

Risk Factors

        Noteholders who are considering buying the notes should consider carefully all the information set forth in this prospectus and, in particular, should evaluate the specific factors under the section "Risk Factors" beginning on page 13 for considerations relevant to an investment in the notes.

        Our principal executive offices are located at Koogstraat 10, 25870 Norderfriedrichkoog, Germany, and our telephone number is (+49) 4864 1401.

Normalized EBITDA

        We frequently use net sales and "normalized EBITDA" as measures for:

  •
  comparing our year-to-year and interim results, and

  •
  comparing the relative contributions of our regional operations to our consolidated results of operations.

        Our results of operations reflect restructuring and reorganization charges and charges for impairment of assets in 2000, 2001 and 2002 following a change of strategy for our operations in our non-core markets. We believe it is appropriate to adjust our EBITDA measure to remove the effects of these charges because of their unusual nature. Accordingly, we calculate "normalized EBITDA" as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment and restructuring and reorganization charges and cash dividends from non consolidated subsidiaries.

        Normalized EBITDA is not a measure recognized by IFRS or U.S. GAAP. This and similar measures are used by different companies for differing purposes and are often calculated in ways that reflect the unique situations of those companies. We urge you to be very cautious in comparing our normalized EBITDA data to the EBITDA data of other companies. Normalized EBITDA is not a substitute for operating profit as a measure of operating results. Likewise, normalized EBITDA is not a substitute for cash flow as a measure of liquidity.

Summary Financial Data

        The following summary financial data for the twelve month period ended December 31, 2002 and the eight month period ended December 31, 2001 has been derived from our audited consolidated financial statements. The summary financial data as of and for the four month period ended April 30, 2001 and twelve months ended December 31, 2000 is derived from Messer Griesheim's revised consolidated financial statements that were audited by KPMG Deutsche Treuhand Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants, whose report thereon is based in part upon the report of other auditors. The summary financial data for the years ended December 31, 1999 and 1998 is derived from Messer Griesheim's revised consolidated financial statements, which were audited by PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants.

        On April 30, 2001, a series of acquisition transactions were consummated as described elsewhere in this prospectus which resulted in a change in the ownership of Messer Griesheim and the issuer. The acquisition transactions have been accounted for in a manner similar to a "purchase" business combination and, accordingly, the cost of the acquisition has been allocated to the assets acquired and liabilities assumed, including those to be disposed of under our divestiture program described elsewhere in this prospectus, based on their estimated fair values as of April 30, 2001, the acquisition date. The resulting excess of such cost over the fair value of the net assets acquired is accounted for as goodwill. In connection with the acquisition transactions, substantially all of Messer Griesheim's existing indebtedness was refinanced (the "refinancing program"). Additionally, following the acquisition transactions, Messer Griesheim adopted in May 2001 a divestiture program pursuant to which it intends to sell substantially all of the assets and operations in its non-core markets, located in Asia, Africa and Latin America, as well as certain non-strategic assets and operations in its core markets. Other than our joint ventures in Central America and China and our subsidiaries in Indonesia and Peru, we have completed these divestitures.

        Consideration should be given to the effects of the acquisition transactions, the refinancing program, and the divestiture program when comparing historical financial information, including the summary financial data, for periods prior to April 30, 2001 to periods thereafter. To make this clear, financial information for periods prior to and subsequent to the acquisition transactions have been separated in the following table by inserting a solid vertical line between the columns for such periods.

        Both Messer Griesheim and the issuer prepare their financial statements in accordance with IFRS, which differs in certain significant respects from U.S. GAAP. The principal differences between IFRS and U.S. GAAP applicable to the historical financial statements are summarized in note 40 of the issuer's audited consolidated financial statements. This data should be read together with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The issuer has no material assets or sources of revenue other than its shares in Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and an intercompany loan of EURO550 million to Messer Griesheim.

	Periods Prior to the Acquisition Transactions
	Messer Griesheim GmbH				Messer Griesheim Holding AG
	Year Ended December 31,			Four Months Ended April 30, 2001
					Eight Months Ended December 31, 2001
						Year Ended December 31, 2002
	1998(1)	1999(1)	2000
	(amounts in EURO millions, except ratios)
SUMMARY FINANCIAL DATA
Income statement data
Net sales	1,477	1,492	1,696	574	1,047	1,526
Gross profit	781	791	851	281	482	777
Distribution and selling costs	(501)	(531)	(569)	(177)	(314)	(477)
General and administrative costs	(102)	(130)	(128)	(45)	(83)	(128)
Impairment of intangible assets and property, plant and equipment	—	(4)	(128)	(2)	—	(1)
Restructuring charges	—	—	(20)	(3)	(25)	(13)
Operating profit (loss)	189	112	(3)	46	37	131
Income (loss) from continuing operations	140	32	(319)	(7)	(91)	(44)
Net income (loss)	84	(21)	(206)	(13)	(70)	(90)
Cash flow information
Net cash from (used in) operating activities(2)	176	357	261	(9)	138	370
Net cash used in investing activities(2)	(541)	(473)	(335)	(66)	(87)	(76)
Net cash (used in) from financing activities(2)	361	108	86	248	(75)	(340)
Depreciation and amortization	147	196	342	77	183	253
Investments(3)	634	557	403	85	85	140
Balance sheet information at period end
Cash and cash equivalents	61	57	50	227	188	135
Total assets	2,565	3,053	2,976	3,190	3,349	2,942
Total corporate debt	1,138	1,470	1,699	1,951	1,581	1,375
OTHER INFORMATION
Normalized EBITDA(4)	336	308	359	126	245	403
Ratio of earnings to fixed charges—IFRS(5)	3.1	1.7	—	n/a	n/a	n/a
Ratio of earnings to fixed charges—U.S.(5)	n/a	1.7	—	n/a	n/a	n/a

(1)
For periods prior to January 1, 2000, translated from Deutsche Mark, or DM, to euros at the fixed exchange rate of EURO1.00 = DM 1.95583.

(2)
See note 10 to Messer Griesheim's audited financial statements for additional information relating to 1998 and 1999 cash flows of discontinuing operations.

(3)
Includes cash outlays for property, plant and equipment and intangible assets and purchases of investments and loans to related parties.

(4)
Calculated as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment, restructuring and reorganization charges and cash dividends from non-consolidated subsidiaries. Normalized EBITDA is not a measure recognized by IFRS or U.S. GAAP and may not be comparable to similar measures presented by our competitors. Please consider the more detailed explanation of normalized EBITDA contained above under "Summary Normalized EBITDA".

(5)
For purposes of the calculation of the ratio of earnings to fixed charges:

•
Fixed charges consist of interest costs, both expensed and capitalized, plus discounts and capitalized expenses related to indebtedness plus one-third of rental expenses, which is the portion that we deem to be representative of the interest included in rental expenses, together with equivalent expenses relating to asserted and probable claims under guarantees of debt of non-consolidated investments.

•
Earnings consist of income (loss) from continuing operations before minority interest, fixed charges, amortization of capitalized interest, income (loss) of equity method investees, distributed income of non-consolidated investments and our share of pre-tax losses arising from guarantees of non-consolidated investments that are included in fixed charges. This total is reduced by the aggregate of interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

•
For the year ended December 31, 2002, earnings were inadequate to cover fixed charges by EURO31 million under IFRS and EURO39 million under U.S. GAAP. For the eight months ended December 31, 2001, earning were inadequate to cover fixed charges by EURO76 million under IAS and EURO72 million under U.S. GAAP. For the year ended December 31, 2000, earnings were inadequate to cover fixed charges by EURO111 million under IFRS and EURO73 million under U.S. GAAP.

RISK FACTORS

        Before making an investment decision with respect to the notes, you should carefully consider the risks relating to our business and the legal structures underlying this offering described below, in addition to the other information in this prospectus. These risks are not the only ones we face; additional risks and uncertainties not presently known to us, or that we now believe are immaterial, could also impair our business or the issuer's ability to make payment on the notes.

Risks Relating to Our Business and the Industrial Gas Industry

To service our debt, we will require a significant amount of cash, which we may not be able to raise or generate. Our ability to generate cash depends on economic factors beyond our control.

        Our ability to generate cash from operations depends largely on the health of the economy in Europe and the United States, as well as on the competitive environment for industrial gases in these markets. In addition, our cash flows from operations outside of Western Europe are subject to devaluation and repatriation risk. If our operating cash flows are not sufficient to meet our operating expenses and debt payment obligations, we may be forced to do one or more of the following:

  •
  delay or reduce capital expenditures or the introduction of new products and applications;

  •
  sell additional assets beyond those we currently plan to divest; and

  •
  forego business opportunities, including acquisitions and key research and development activities.

        If we are unable to meet our debt service obligations, we may attempt to restructure or refinance our existing debt or to seek additional funding. However, we may not be able to do so on satisfactory terms, if at all. Any such failure could result in an event of default under Messer Griesheim's senior facilities and our senior notes.

Our high levels of indebtedness could adversely affect our ability to run our business.

        As of December 31, 2002, we had EURO1,375.4 million of indebtedness and EURO294 million of additional availability under undrawn committed credit facilities within our senior facilities. Our high level of debt could have important consequences, including the following:

  •
  we may have difficulty borrowing money in the future for working capital, capital expenditures, research and development or other purposes;

  •
  Messer Griesheim will need to use a large portion of its cash flow from operations to pay principal and interest on its senior facilities and on the intercompany loan from us, which will reduce the amount of cash available to Messer Griesheim to finance its operations and other business activities;

  •
  we may be more vulnerable to economic downturns and adverse business developments; and

  •
  we may have a much higher level of debt than certain of our competitors, which may put us at a competitive disadvantage and may make it difficult for us to pursue our business strategy.

        Messer Griesheim's senior facilities and the terms of the indenture governing our senior notes restrict our ability to incur additional debt, but they do not fully prohibit us from doing so. Accordingly, we may be able to incur substantial additional debt in the future. If we do incur additional debt, the risks outlined above could intensify.

We are subject to restrictive debt covenants.

        Messer Griesheim's senior facilities and the indenture governing the senior notes restrict our ability to do, among other things, any of the following:

  •
  incur additional debt;

  •
  pay dividends or distributions on, or redeem or repurchase, the shares we hold in Messer Griesheim;

  •
  make investments or capital expenditures;

  •
  create liens;

  •
  enter into transactions with affiliates; or

  •
  sell assets or consolidate or merge with or into other companies.

        All of these limitations are subject to exceptions and qualifications that may be important.

        If Messer Griesheim is not able to comply with any of the covenants set out in the senior facilities agreement, an event of default would occur, and Messer Holding could lose its rights under the intercompany loan. In that event, Messer Holding would have no funds available to make payments to the holders of the senior notes. For a description of the Refinancing Program see Item 4 "Information on the Company—4.A History and Development of Messer Griesheim and Messer Holding" of our annual report on Form 20-F for the fiscal year ended December 31, 2002.

        In addition, a central part of our strategy is to realize the potential of capital investments we have made in the United States and Europe over the past five years. Achieving significant returns from those investments may require spending additional capital. However, the restrictive nature of the covenants contained in the senior notes and in Messer Griesheim's senior facilities agreement may limit our ability to invest any additional capital, even where required to realize the benefits of prior investments.

Our divestiture program adopted in May 2001 may not proceed as quickly as we plan or achieve the economic benefits we anticipate. Our divestiture program may not produce the significant amounts of cash necessary to repay our senior facilities.

        A major component of our business strategy is the divestiture of substantially all of the assets and operations located outside of our core markets along with certain non strategic assets and operations within our core markets. As of December 31, 2002, other than the joint ventures in Central America and China and our subsidiaries in Indonesia and Peru, we have completed all divestitures that were targeted to be completed by the end of calendar year 2002. Pursuant to the divestiture program, as of December 31, 2002, the consummated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO340 million. Agreements for additional dispositions provided an additional EURO10 million of debt relief, resulting, upon consummation, in aggregate consolidated debt relief as of December 31, 2000 of EURO350 million. While we have divested a significant portion of the assets and operations located outside our core markets, we cannot predict with any certainty how quickly the remaining divestitures can be negotiated and completed or the amount of proceeds we would realize from the remaining divestitures. The divestiture of certain of our assets and operations may require additional expenditures prior to their disposal. In most cases, we are attempting to sell these assets through auction processes, although we cannot guarantee that there will be sufficient competition in each case. For assets in some countries, there are only one or two potential acquirors with whom we can realistically negotiate. There is no assurance that we can realize prices for these assets that correspond to their value in other markets or to the cost we incurred in purchasing and installing these assets. For all of these reasons, it is difficult to predict with certainty how quickly all of these divestitures can be negotiated and completed or the amount of proceeds that we will realize from the divestitures. In addition, economic and market conditions that generally affect the pace and amount of corporate acquisition activity may also negatively affect the amount of proceeds we receive from, and the timing of, our divestiture program.

        If we are unable to repatriate sale proceeds to Germany, Messer Griesheim may not be able to use these proceeds for debt repayment and an event of default may occur under Messer Griesheim's senior facilities as a result. If there is an event of default under the terms of the senior facilities, Messer Holding could lose its rights to the intercompany loan and thus its source of funds to make payments on the senior notes.

To implement our cost savings plan, we will incur significant expenditures of capital. There is no assurance that we will achieve our desired level of savings pursuant to this plan.

        A major component of our business strategy is the realization of cost savings in our core operations, particularly in Europe. In order to implement our cost savings plan, we expect to incur total one time costs of approximately EURO64.5 million between April 30, 2001 and year end 2003. During the implementation phase of our cost savings plan, we expect our implementation costs to exceed realized savings. Moreover, our restructuring costs may be higher than we anticipate, particularly if implementation is delayed, and our information technology improvements may not yield the cost savings benefits that we anticipate. Accordingly, we cannot assure that our cost savings will be at the levels we expect or that the actual savings will be greater than the costs we incurred in implementing our plan. In addition we also cannot assure that we will have the necessary cash to implement our cost saving measures on a timely basis.

We operate in a highly competitive environment, which has tended to reduce industrial gas prices over most of the past five years. Falling prices could reduce our revenues or cash flows.

        The worldwide industrial gas industry is dominated by seven major producers, five of which have large operations in Europe. Additionally, there are also thousands of smaller, local producers, some of whom operate on a low cost basis, primarily in the cylinder segment. Some of our competitors may have greater financial resources than we do. The past five years have witnessed consolidation among the biggest producers and an aggressive effort by most large producers to increase market share. The resulting price reductions combined with increasing energy prices have required us and other major producers to reduce costs to maintain profit levels. Although prices appear to have stabilized in many of our markets recently, we cannot assure that the prices of our products will not continue to fall, which could adversely effect our revenues and cash flows, or that we will be able to maintain current levels of profitability.

We are exposed to local business risks in many different countries.

        We manufacture and distribute our products in many countries around the world, with particular focus on 28 countries in Europe and in North America. Some of these countries, particularly those in Eastern Europe have suffered from instability in their political and legal systems over the past ten years. Accordingly, our business is subject to risks related to the differing political, social and economic conditions of these various countries. These risks include, among other things:

  •
  political and economic conditions that could result in our operations being disrupted;

  •
  differences and unexpected changes in regulatory environments;

  •
  varying tax regimes, including the risk that individual countries in which we operate will impose withholding taxes on our intercompany transfers;

  •
  restrictions on the repatriation of capital;

  •
  exposure to different legal standards and enforcement mechanisms, including differing insolvency regimes; and

  •
  difficulties in staffing and managing operations.

        Our overall success depends, in part, upon our ability to deal with those risks. We cannot assure that we will continue to succeed in implementing policies and practices that are both effective and realistic in each location where we do business. It is possible that, in light of these and similar considerations, we may divest or discontinue operations in certain countries, including those that would otherwise be considered to be strategic assets within our core markets.

Increases in energy costs could reduce our profitability.

        Energy costs consist principally of electrical power costs. Electricity represented approximately 29% of our cost of sales in 2002. Our air separation and other production processes require significant amounts of electric energy. Though we pass a portion of these energy costs through to our customers under some of our long term contracts, increases in energy costs can reduce our profitability significantly. A significant portion of our total energy costs are not passed through to customers. It is difficult to predict general trends in electricity prices for our various production facilities. We cannot assure that energy prices will not continue to rise or remain volatile. Any such increases or volatility could have a direct impact on our operating costs and profitability.

We will have ongoing environmental costs. If environmental laws in Europe become more stringent, we could be exposed to further clean-up costs on some of our properties.

        We are subject to laws and regulations relating to the protection of the environment and natural resources. These include, among other things, the management of hazardous substances and wastes, air emissions and water discharges. Violations of some of these laws can result in substantial penalties, temporary or permanent plant closures and criminal convictions. Moreover, the nature of our existing and historical operations exposes us to the risk of liabilities to third parties. These potential claims include property damage, personal injuries and clean-up obligations.

        We own several properties that may have been contaminated by us or prior users. While to date we have not spent material amounts on environmental matters, future costs associated with cleaning up contamination and otherwise managing our environmental liabilities may be significant and could negatively affect our revenues, cash flows and ability to service our indebtedness. We cannot assure you that we will not be found to be responsible for additional violations of existing environmental laws. If that happens, compliance could prove expensive for us and may negatively affect our results of operations and our ability to service our indebtedness.

        We anticipate that the German and U.S. governments and other governments in countries where we do business will continue to develop increasingly strict environmental laws and regulations and to interpret and enforce more aggressively existing laws and regulations. This trend may have an adverse effect on our business, financial condition or results of operations.

Changes in foreign exchange rates could have adverse effects on our financial results and ability to repay indebtedness. Our hedging efforts may be unsuccessful.

        We maintain our books and records, and measure our results, in Euros. In 2002, 22.1% of our net sales came from North America, and more than 22,9% came from countries where the functional currency is neither the Euro nor the U.S. dollar. Fluctuations in exchange rates could decrease the income, as expressed in Euro, that we derive from operations in those countries where the functional currency is not the Euro. While we enter into hedging transactions to minimize the effects of changes in exchange rates, with respect to certain transactions we cannot assure that we will continue to do so or that our efforts will be successful.

        Most of our indebtedness is denominated in Euros or U.S. dollars, and our ability to use cash received in currency other than the Euro or U.S. dollar to service that indebtedness could be adversely affected by changes in exchange rates against the Euro or the U.S. dollar. Moreover, we anticipate that a portion of the proceeds from our divestiture program will be in currencies other than the U.S. dollar or Euro. Fluctuations in exchange rates could decrease the income, as expressed in Euros or U.S. dollars, which we derive from these asset sales.

Risks Relating to the Capital Structure

If Messer Griesheim does not make payments to Messer Holding under the intercompany loan, Messer Holding will not be able to make payments to the noteholders.

        Messer Holding is a holding company, and its only assets and sources of revenue will be the shares of Messer Griesheim and its intercompany loan to Messer Griesheim. This intercompany loan is subordinated to Messer Griesheim's obligations under the senior facilities. In addition, the intercompany loan is effectively subordinated to all existing and future debt of Messer Griesheim's subsidiaries. The scheduled payments due on the intercompany loan are adequate to make scheduled payments on the senior notes. However, if Messer Griesheim fails to make payments to Messer Holding under the intercompany loan, Messer Holding does not expect to have any other sources of funds that would allow it to make payments to the senior noteholders.

        In addition, Messer Holding has pledged the shares of Messer Griesheim to Messer Griesheim's senior lenders in order to secure Messer Griesheim's payment obligations under the senior facilities. Messer Holding has agreed not to pursue its rights under the intercompany loan if there is an event of default under those facilities. These events of default include failure to comply with financial maintenance ratios and other covenants. Messer Holding has also irrevocably waived all of its rights to receive payments under the intercompany loan if, after an event of default, Messer Griesheim's senior lenders accelerate Messer Griesheim's obligations under the senior facilities. In any such event, the senior lenders have the right to sell the shares of Messer Griesheim pledged to secure their loans, in which case Messer Griesheim's obligations under the intercompany loan will be released. If Messer Holding's rights under the intercompany loan are released, its only source of funds to repay the senior notes will be the proceeds, if any, remaining after the senior lenders have been repaid in full from the proceeds of the share sale.

Messer Griesheim's ability to service its debt depends in part on dividends from subsidiaries.

        Messer Griesheim conducts a majority of its business through direct and indirect subsidiaries. Its ability to service indebtedness, including the intercompany loan, is partially dependent upon the receipt of funds from Messer Griesheim subsidiaries, by means of payments under intercompany loans, dividends, interest or otherwise. The ability of these subsidiaries to make funds available to Messer Griesheim is subject to applicable corporate and other laws and restrictions contained in agreements to which such subsidiaries may be subject. In addition, the intercompany loan is effectively subordinated to all existing and future debt of Messer Griesheim's subsidiaries. Certain of Messer Griesheim's subsidiaries are direct borrowers under the senior facilities and these and other subsidiaries have provided guarantees to the lenders under the senior facilities.

Messer Holding's shareholders may sell their interests to third parties. Any such sale could trigger change of control provisions, which could result in a default under Messer Griesheim's senior facilities and the senior notes.

        Messer Griesheim Group owns 100% of Messer Holding. As at December 31, 2002, Messer Griesheim Group is held 32.11% by the Messer family through Messer Industrie, 33.08% by Allianz Capital Partners, 33.08% by certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc. and 1.73% by Messer Employee reflecting ownership interests of our employees and shareholders' committee participants in the share purchase and option plan. If these investors cease to have a specified minimum interest in Messer Griesheim, that would constitute change of control that would trigger certain requirements under the senior notes and under Messer Griesheim's senior facilities. A change of control would require Messer Holding to offer to repurchase the senior notes, which repurchase is backed by a similar requirement in its intercompany loan to Messer Griesheim, and would also require Messer Griesheim to repay its senior facilities. Messer Holding may not have the funds needed for any such repurchase and, if Messer Griesheim is unable to repay its senior facilities at that time, or if Messer Griesheim is unwilling to do so, a default would result, and Messer Holding could lose its ability to make payments to the noteholders.

Risks Relating to the Notes

You may face foreign exchange risks by investing in the notes.

        The notes will be denominated and payable in euros. If you measure your investment returns by reference to a currency other than the euro, an investment in the notes will involve foreign exchange related risks. These risks include possible significant changes in the value of the euro relative to your currency of reference because of economic, political and other factors over which the issuer has no control. A decrease in value of the euro relative to other currencies could thereby result in an effective yield on the notes that is below the stated interest rate, thus potentially resulting in a loss to you.

You may not be able to resell your notes.

        The notes are new securities for which there is currently no established market. Although the initial purchasers of the original notes have informed the issuer that they currently intend to make a market in the notes and the exchange notes, they are not obliged to do so. Any such market-making may be discontinued at any time without notice. Moreover, affiliates of The Goldman Sachs Group Inc. may be limited in their ability to engage in market-making activity because they are affiliates of one of our principal shareholders and their ability to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus. Accordingly, the issuer cannot assure you as to the development or liquidity of any market for the notes.

You may not be able to serve process on the issuer, Messer Griesheim or our respective directors and officers, and you may not be able to enforce judgments obtained for U.S. securities law violations.

        The issuer is a stock corporation organized under the laws of the Federal Republic of Germany and Messer Griesheim is a limited liability company formed under the laws of the Federal Republic of Germany. Most of the issuer's and Messer Griesheim's directors and executive officers named in this prospectus reside outside the United States. Most of the issuer's and Messer Griesheim's assets, and substantially all of the assets of our respective directors and executive officers, are located outside the United States. You may not be able to effect service of process on the issuer, Messer Griesheim or these directors and officers within the United States or to enforce against these persons any judgments of courts in the United States. You also may not be able to enforce, in German courts, civil liability judgments obtained in U.S. courts against the issuer or those persons that are based on provisions of the U.S. federal and state securities laws or other laws. We have been advised by our German counsel that there is a doubt as to the enforceability in Germany of civil liabilities based on the federal securities laws of the United States, either in an original action or in an action to enforce a judgment obtained in U.S. courts.

THE ISSUER

        The issuer, Messer Griesheim Holding AG, incorporated on November 22, 1996, as a German stock corporation under the laws of Germany with an indefinite duration, was a dormant company until it was activated to become a holding company for the shares of Messer Griesheim. The issuer has no material assets or sources of revenue other than the shares of Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and the intercompany loan to Messer Griesheim. Initially, its only material liabilities will be the notes, although it may incur additional liabilities in the future in compliance with the covenants contained in the indenture. It has no independent operations and no employees. In making an investment decision on the notes, you should consider Messer Griesheim's financial strength and the suitability of the financing structure. A diagram showing the ownership of the issuer appears in the summary under the caption "Transaction Structure".

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of notes by Goldman Sachs & Co., Goldman Sachs International or other affiliates of The Goldman Sachs Group, Inc. in a market- making transaction. We will not receive any cash proceeds from the sale of notes pursuant to this prospectus.

        The EURO550 million of gross proceeds from the offering of the original notes was used by the issuer to make the subordinated intercompany loan to Messer Griesheim in a principal amount of EURO550 million.

        The intercompany loan was used to repay the entire EURO400 million principal amount outstanding under Messer Griesheim's mezzanine bridge facility and EURO115 million principal amount of outstanding indebtedness under the senior term facilities of Messer Griesheim, plus, in each case, accrued interest thereon. Messer Griesheim entered into the mezzanine bridge facility and the senior facilities to refinance indebtedness that was outstanding prior to the acquisition of Hoechst's interest in Messer Griesheim by the sponsors. The lenders under these facilities include an affiliate of The Goldman Sachs Group, Inc. The mezzanine bridge facility accrued interest at EURIBOR plus 7.0%. The senior facilities to be repaid accrued interest at rates based on EURIBOR/LIBOR plus margins ranging from 2.25% to 3.25%.

        The balance of the intercompany loan was used for general corporate purposes of Messer Griesheim (including the payment of expenses relating to the transactions described herein).

CAPITALIZATION

        The table below presents our unaudited cash and cash equivalents, restricted cash and capitalization as per February 28, 2003.

At February 28, 2003
EURO (in thousands)
Cash and cash equivalents	154,413
Restricted cash(1)	6,277

Total cash and cash equivalents (including restricted cash)	160,690

Total debt:
Senior credit facility	718,123
10.375% Senior Notes	493,708
Other debt (including Finance Leases)	208,851

Total	1,420,682
Unamortized debt issuance costs	(61,985)

Total debt:	1,358,697

Shareholders equity	736,466

Total capitalization	2,095,163

(1)
Restricted cash exists of EURO6,277 held as deposit.

EXCHANGE RATES

        The following chart shows for the period from January 1, 2000 through February 28, 2003, the period end, average, high and low noon buying rates in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per EURO1.00.

	Period End	Average	High	Low
Year
2000	0.94	0.92	1.03	0.83
2001	0.89	0.90	0.95	0.84
2002	1.05	0.95	1.05	0.86
2003 (through February 28, 2003)	1.08	1.07	1.09	1.03
Month
September 2002	0.98	0.98	1.00	0.95
October 2002	0.98	0.98	0.99	0.97
November 2002	0.99	1.00	1.02	0.98
December 2002	1.05	1.02	1.05	0.99
January 2003	1.08	1.06	1.09	1.03
February 2003	1.08	1.08	1.09	1.07

(1)
The average of the noon buying rates in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York on the last day of each month during the applicable period.

BUSINESS

        You will find a complete description of our business in our annual report on Form 20-F for fiscal year ended December 31, 2002, filed by us with the SEC. See "Where You Can Find More Information".

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the heading "Certain Definitions" in this section. In this description, the word "Issuer" refers only to Messer Griesheim Holding AG and not to any of its subsidiaries.

        The Issuer issued the Notes under an indenture (the "Indenture"), dated as of May 16, 2001, between itself and The Bank of New York, as Trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939.

        The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Noteholder.

        You may inspect copies of the Indenture, the Exchange and Registration Rights Agreement and the Assignment Agreement. If you wish to do so, you may go during normal business hours to the London branch for the time being of the Trustee, which currently is at One Canada Square, London, E14 5AL, United Kingdom, or to the specified office of each paying agent. For so long as the Notes are listed on the Luxembourg Stock Exchange, you may also go to the specified office of the paying agent in Luxembourg. The Noteholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Indenture, the Exchange and Registration Rights Agreement, and the Assignment Agreement which apply to them.

        The Indenture provides for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants (including the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares") contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. References in this "Description of the Notes" include the Additional Notes unless the context otherwise requires. In addition, the Issuer has undertaken to exchange these Notes with the exchange Notes which they will register with the Commission. The exchange Notes will be substantially identical to the Notes, except that the exchange Notes will be registered and therefore not subject to the same transfer restrictions as the Notes. Notes that remain outstanding after the completion of the exchange offer, together with the exchange Notes, will be treated as a single class of securities under the Indenture.

General

        The Notes:

  •
  are general obligations of the Issuer;

  •
  rank equally with or senior in right of payment to all other future indebtedness of the Issuer; and

  •
  have the benefit of an assignment of certain rights with respect to certain receivables the Issuer may have relating to its shares in Messer Griesheim and its intercompany loan to Messer Griesheim.

        As of the issue date, all of the Issuer's subsidiaries, including Messer Griesheim, will be "Restricted Subsidiaries" and therefore subject to the restrictive covenants in the Indenture. However, under the circumstances described below under the subheading "Designation of Restricted and Unrestricted Subsidiaries" under the heading "Certain Covenants" in this section, the Issuer will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries". Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

        Messer Griesheim will not guarantee the Notes. In the event of Messer Griesheim's bankruptcy, liquidation or reorganization, Messer Griesheim will pay the holders of its debt and other creditors, including its trade creditors, before it will be able to distribute any of its assets to the Issuer. See the heading "If Messer Griesheim does not make payments to the Issuer under the intercompany loan, the Issuer will not be able to make payments to you under these Notes" in the section "Risk Factors". Messer Griesheim generated all of the Issuer's consolidated revenues in the year ended December 31, 2000, the four months ended April 30, 2001, and the eight months ended December 31, 2001, and held all of its consolidated assets (other than the Issuer's shares in Messer Griesheim and its subordinated intercompany loan to Messer Griesheim).

        All amounts set forth in Euro in this description will also be deemed to be their Euro equivalent, if applicable, at the time any necessary determination is required to be made.

Intercompany Loan

        The Issuer used the gross proceeds of the offering of the original Notes to make a subordinated intercompany loan to Messer Griesheim pursuant to the High Yield Proceeds Loan Agreement and subject to the High Yield Subordination Agreement. This intercompany loan is in a principal amount equal to the aggregate principal amount of the Notes issued pursuant to the offering. This intercompany loan is more fully described in our annual report on Form 20-F for fiscal year December 31, 2002.

Assignment Agreement

        The Issuer has assigned to the trustee for the benefit of the holder of the Notes its rights to receive the payments under the intercompany loan and its rights to receive certain excess proceeds from the sale of the shares of Messer Griesheim made pursuant to an enforcement of a pledge of such shares. The Assignment Agreement is more fully described in our annual report on Form 20-F for fiscal year December 31, 2002.

Principal, Maturity, Denomination and Interest

        The Notes will be in a maximum aggregate principal amount of EURO550 million, in denominations of EURO1,000 or integral multiples of EURO 1,000. The Notes will mature on June 1, 2011, when the Issuer will redeem them at their then outstanding principal amount.

        Interest on the Notes will accrue at the rate of 10.375% per year and will be paid semi-annually in arrears on June 1, and December 1, of each year beginning on December 1, 2001. Only holders of record of the Notes on the immediately preceding May 15, and November 15, respectively, will be entitled to receive interest payments.

        Interest on the Notes will accrue from May 16, 2001 or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes will be calculated based on a 360-day year of twelve 30-day months.

        Each Note will cease to bear interest from and including its due date for redemption. However, interest will continue to accrue as provided in the Indenture if

  •
  the Issuer improperly withholds or refuses payment of the principal in respect of the Note after the Noteholder duly presents the Note for payment, or

  •
  the Issuer otherwise defaults in respect of payment.

Book Entry, Delivery and Form

        The Notes will be held through the book-entry systems operated by Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg. The exchange Notes will be represented by a single Note, in global registered form, which will represent the total principal amount of the Notes. Upon issuance, the global Note will be deposited with, and registered in the name of a nominee of the common depositary for Euroclear and Clearstream.

        The Issuer will issue the Notes at closing only against payment in immediately available funds.

        Investors who exchange their original Notes will each hold their interests in the exchange Notes through the global Note. Transfers of beneficial interests in the global Note will be subject to the Euroclear and Clearstream rules and procedures, which may change from time to time. All transfers of interests in the global Note will be recorded in accordance with the book-entry system maintained by Euroclear and Clearstream, pursuant to customary procedures established by Euroclear and Clearstream and their participants.

        Except in the limited circumstances described below, owners of interests in the global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders of the Notes. While the global Note is outstanding, holders of certificated Notes may exchange their certificated Notes for interests in the global Note by surrendering their certificated Notes to the common depositary. The amount of the global Note will be increased or decreased to reflect such transfers or exchanges.

        Noteholders may register the transfer and exchange of their Notes at the offices of the registrar or at the offices of the paying and transfer agent in Luxembourg.

        For so long as the Notes are listed on the Luxembourg Stock Exchange, in the event that definitive Notes are issued, payments and transfers with respect thereto may be executed at the office of the paying and transfer agent in Luxembourg, which at the time of the offering is The Bank of New York (Luxembourg) S.A. Transfers of definitive Notes presented for registration of transfer at the office of the paying and transfer agent in Luxembourg will be made upon delivery of a written instrument of transfer, a form of which will be available at the office of such transfer agent.

Depository Procedures

        We provide the following description of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. Euroclear and Clearstream control these operations and procedures and may change them from time to time. We take no responsibility for these operations and procedures, and we urge you to contact the clearing systems to discuss these matters.

        Euroclear and Clearstream each hold securities for their account holders. By using electronic book entry transfer between their respective account holders, Euroclear and Clearstream facilitate the clearance and settlement of securities transactions, and also eliminate the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities. Euroclear and Clearstream each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Each of Euroclear and Clearstream can settle securities transactions in any of more than 30 currencies, including the euro. Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depositary and custodial relationships. The respective systems of Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other. Account holders in both Euroclear and Clearstream are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder in either system. An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under those rules and operating procedures only on behalf of their respective account holders and have no record of or relationship with any person who is not a direct account holder.

        Investors who hold accounts with Euroclear or Clearstream may acquire, hold and transfer security entitlements with respect to the global Note against Euroclear or Clearstream and their respective property by book entry to accounts with Euroclear or Clearstream, each of which has an account with the common depositary. Investors who do not have accounts with Euroclear or Clearstream may acquire, hold and transfer security entitlements with respect to the global Note against the securities intermediary and its property with which those investors hold accounts by book entry to accounts with the securities intermediary and its property, which in turn may hold a security entitlement with respect to the global Note through Euroclear or Clearstream. Investors electing to acquire security entitlements with respect to the global Note through an account with Euroclear or Clearstream or some other securities intermediary must follow the settlement procedures of their securities intermediary with respect to the settlement of new issues of securities. "Security entitlement" means the rights and property interests of an account holder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights.

        Security entitlements with respect to the global Note to be acquired through an account with Euroclear or Clearstream will be credited to that account against payment in euro for value as of the settlement date. Investors electing to acquire, hold or transfer security entitlements with respect to the global Note through an account with Euroclear, Clearstream or some other securities intermediary other than in connection with the initial distribution of the Notes must follow the settlement procedures of their securities intermediary with respect to the settlement of secondary market transactions in securities.

        So long as the common depositary is the registered owner or holder of the global Note, the common depositary will be considered the sole owner or holder of the Notes represented by the global Note for all purposes under the Indenture and the Notes. Accordingly, each person who owns a beneficial interest in the global Note and who wishes to exercise any rights and remedies of a Noteholder under the Indenture must rely on the procedures of Euroclear or Clearstream, as the case may be, and their account holders. Payments of principal and interest on the global Note will be made to the common depositary on behalf of Euroclear or Clearstream, as the case may be, as the registered owners of the global Note.

        The laws of some countries and of some states in the United States require that certain persons take physical delivery in definitive form of securities which they own. Accordingly, the ability to transfer beneficial interests in the global Note to those persons may be limited. Because Euroclear and Clearstream can act only on behalf of their respective account holders, the ability of a person having beneficial interests in the global Note to pledge those interests to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

        The Issuer understands that under existing industry practices, if either the Issuer or the Trustee requests any action of Noteholders, or if an owner of a beneficial interest in the global Note desires to give instructions or take an action that a Noteholder is entitled to give or take under the Indenture, Euroclear or Clearstream, as the case may be, would authorize their respective account holders owning the relevant beneficial interest to give instructions to take that action, and those account holders would authorize intermediaries to give instructions or to take that action, or would otherwise act on the instructions of the intermediaries.

        The Issuer understands that under existing practices of Euroclear and Clearstream, if less than all of the Notes are to be redeemed at any time, Euroclear or Clearstream, as the case may be, will credit their account holders' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as Euroclear or Clearstream, as the case may be, deems fair and appropriate, provided that no beneficial interests of less than EURO1,000 may be redeemed in part.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the Indenture. The registrar, the Trustee and the paying and transfer agent in Luxembourg may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Transfers of the Global Note and Interests in Notes

        Unless certificated Notes are issued, the global Note may be transferred in whole, but not in part, only by Euroclear and Clearstream to the common depositary, or by the common depositary to Euroclear and Clearstream, respectively, or to another nominee or successor of the clearing systems, or to a nominee of that successor.

        Transfers of beneficial interests in the global Note will be subject to the rules and procedures of Euroclear and Clearstream and their respective account holders and intermediaries. Any secondary market trading activity in beneficial interests in the global Note is expected to occur through the account holders and intermediaries of Euroclear and Clearstream, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

        No service charge will be made for any registration of transfer or exchange of the Notes. However, the Trustee and the paying and transfer agent in Luxembourg may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

        Although Euroclear and Clearstream have agreed to certain procedures to facilitate transfers of interests in the global Note among their account holders, they are under no obligation to perform or to continue to perform those procedures, and they may discontinue the procedures at any time. None of the Issuer, the initial purchasers, the Trustee, nor any of their respective agents has or will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by Euroclear or Clearstream, or by their respective account holders or intermediaries, of their obligations under the rules and procedures governing their operations.

Exchange of the Global Note for Certificated Notes

        The global Note may be exchanged for certificated Notes only if

  •
  Euroclear or Clearstream are unwilling or unable to continue as depositary for the global Note and the Issuer fails to appoint a successor depositary, or

  •
  there shall have occurred and be continuing a default or Event of Default with respect to the Notes.

        In all cases, certificated Notes delivered in exchange for the global Note or beneficial interests in the global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream (in accordance with their customary procedures) and will bear an applicable restrictive legend, unless the Issuer determines otherwise in compliance with applicable law. The Notes may not be issued in bearer form.

        The holder of any certificated Note may transfer that Note by surrendering it at the offices or agencies of the Issuer maintained for that purpose within: the City and State of New York, United States; London, England; and, for so long as the Notes are listed on the Luxembourg Stock Exchange, the transfer agent maintained in Luxembourg. In the event of a partial transfer or redemption of a holding represented by one certificate,

  •
  a new certificate will be issued to the transferee in respect of the part transferred or redeemed, and

  •
  a further new certificate will be issued to the transferor in respect of the balance of the holding not transferred or redeemed,

provided that no certificate in denominations of less than EURO1,000 or other than in integral multiples of EURO1,000 will be issued. After a holder has duly surrendered a certificated Note for transfer, the Trustee or the transfer agent in Luxembourg will register the transfer and deliver an equivalent certificated Note to the transferee at the offices of the Trustee in: the City and State of New York, United States; Frankfurt am Main, Germany; London, England; or at the offices of the transfer agent in Luxembourg. Each new certificate will be available for delivery at the appropriate offices within 10 business days. The Issuer will pay the cost of preparing, printing, packaging and delivering the certificated Notes.

        If a holder of a certificated Note claims that the Note has been lost, destroyed or wrongfully taken, or if that Note is mutilated and is surrendered to the Trustee or to the principal paying agent on its behalf, the Issuer will issue and the Trustee will authenticate a replacement Note if the requirements of the Trustee and the Issuer are met. If required by the Trustee or the Issuer, a holder must post an indemnity bond. The indemnity bond must be sufficient in the judgment of the Trustee and the Issuer to protect them or any paying or authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for expenses in replacing a Note.

        In case any mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer under the Indenture, the Issuer may, in its discretion, pay, redeem or purchase that Note instead of issuing a new Note.

Payments on the Notes

        Payments in respect of the Notes represented by the global Note will be made by wire transfer of immediately available funds to the accounts specified by the holder of the global Note. Similarly, payments in respect of certificated Notes will be made by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Notes or, if no account is specified, by mailing a check to each holder's registered address. The Issuer expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

        As of the date of this prospectus, the Trustee, the registrar and principal paying agent, and the paying agent is The Bank of New York. The transfer agent in Luxembourg is The Bank of New York (Luxembourg) S.A. The Issuer may change the paying agent or registrar without prior notice to the Noteholders. The Issuer or any of its subsidiaries may act as paying agent or registrar. So long as the Notes are listed on the Luxembourg Stock Exchange, notice of a change of paying agent or registrar will be published in a newspaper having a general circulation in Luxembourg.

        In all circumstances, the Issuer will ensure that:

  •
  a paying agent is maintained in (i) the City and State of New York, United States, and (ii) in London, England, or in Frankfurt am Main, Germany or in any other money-center city in the European Union or Switzerland; and

  •
  for so long as the Notes are listed on any securities exchange, any requirement of the exchange as to paying agents is satisfied; and

  •
  at all times there is a registrar, a principal paying agent, and a Trustee.

        So long as the Notes are listed on the Luxembourg Stock Exchange, the Issuer will maintain a paying and transfer agent in Luxembourg.

        The Issuer will pay principal and premium on the Notes upon presentation and surrender of a Note at the specified office of the principal paying agent or any additional or substitute paying agent by a euro check drawn on a bank in Frankfurt, London, the City of New York, or Luxembourg.

        Payments of principal and interest on the Notes will be subject in all cases to any fiscal or other applicable laws and regulations, but without prejudice to the provisions on Additional Amounts described under the heading "Payment of Additional Amounts; Redemption for Taxation Reasons" in this section. No commission or expenses will be charged to the holders in respect of those payments.

        If any due date for payment of principal or interest in respect of any Note is not a business day, then the holder will not be entitled to payment of the amount due until the next following day which is a business day. Moreover, the holder will not be entitled to any interest or other sums in respect of the postponed payment. "Business day" means a day on which commercial banks and foreign exchange markets are open for general business in the place of presentation.

Payments on the Global Note

        Paying agents appointed under the Indenture will make all payments in respect of the global Note. For so long as the Notes are listed on the Luxembourg Stock Exchange, there will be a paying agent in Luxembourg. All amounts will be paid to the common depositary of Euroclear and Clearstream, each in its capacity as the registered holder of the global Note under the Indenture.

        Under the terms of the Indenture, the Issuer and the Trustee will treat the persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving those payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, the initial purchasers, the Trustee nor any of their respective agents has or will have any responsibility or liability for any matter relating to the actions and practices of the relevant clearing system or their respective account holders.

        Upon receipt of any payment in respect of the Notes, Euroclear or Clearstream will immediately credit the accounts of the relevant account holders with the payment, in amounts proportionate to the account holders' respective holdings in the global Note. The Issuer expects that payments by the account holders to the beneficial owners of the global Note will be governed by standing instructions and customary practices and will be the responsibility of the account holders and will not be the responsibility of Euroclear, Clearstream, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by Euroclear or Clearstream, or by any of their respective account holders, in identifying the beneficial owners of the Notes. The Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from Euroclear or Clearstream or their respective nominee for all purposes.

        Neither the Issuer, nor the Trustee, nor the paying and transfer agent in Luxembourg, nor any of their respective agents will have any responsibility for the performance by Euroclear or Clearstream or their respective account holders of their obligations under the rules and procedures governing their operations or otherwise.

Optional Redemption

        At any time prior to June 1, 2006, the Issuer may redeem all but not part of the Notes after giving not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest on the Notes, Special Interest, if any, and Additional Amounts, if any, to the redemption date.

        At any time on or after June 1, 2006, the Issuer may redeem all or a part of the Notes after giving not less than 30 nor more than 60 days' notice to the holders at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest on the Notes, Special Interest, if any, and Additional Amounts, if any, to the applicable redemption date if redeemed during the twelve-month period commencing on the dates set forth below:

	Year	Percentage
June 1,	2006	105.188%
June 1,	2007	103.458%
June 1,	2008	101.729%
June 1,	2009 and thereafter	100.000%

        Notwithstanding the foregoing, on or prior to June 1, 2004, the Issuer may on one or more occasions use the net cash proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, at a redemption price equal to 110.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, Special Interest, if any, and Additional Amounts, if any, to the redemption date; provided that

(1)
at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its affiliates); and

(2)
such redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

        Any such notice of redemption will be irrevocable.

Mandatory Redemption

        Except for repurchase obligations upon a change of control or with certain excess proceeds from asset sales, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Change of Control; Repurchase at the Option of Holders

        If a Change of Control occurs, each Noteholder will have the right to require the Issuer to repurchase all or any part (equal to EURO1,000 in principal amount or an integral multiple thereof) of that Noteholder's Notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the principal amount of the Notes repurchased plus accrued interest, if any, Special Interest, if any, and Additional Amounts, if any, to the date of purchase (the "Change of Control Payment").

        Within 30 days following any Change of Control, the Issuer will:

  (1)
  mail a notice to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a specific date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice;

  (2)
  publish such notice in a leading newspaper having a general circulation in New York City (which is expected to be the Wall Street Journal) and a leading newspaper having a general circulation in London (which is expected to be the Financial Times) and, at any time that any Notes are listed on the Luxembourg Stock Exchange, a leading newspaper in Luxembourg (which is expected to be the Luxemburger Wort); and

  (3)
  if any Definitive Notes are outstanding, send, by first class mail, such notice to each Holder of Definitive Notes.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that, since the date hereof, changes in the provisions of any such securities laws or regulations have occurred which conflict with the "Change of Control" provisions of the Indenture, the Issuer will comply with such securities laws or regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

        The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of EURO1,000 or an integral multiple thereof.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date, and will also notify the Luxembourg Stock Exchange if required.

        The agreements governing the Issuer's outstanding senior debt have certain restrictions that effectively prohibit the Issuer from purchasing any Notes, and also provide that certain change of control events with respect to the Issuer would constitute a default under the senior debt. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the holders of its senior debt to the purchase of Notes, or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain the consent or repay the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the senior debt.

        Except as described above with respect to a Change of Control, no provisions in the Indenture permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        If the Issuer makes a Change of Control Offer, there can be no assurance that the Issuer will have available funds sufficient to pay the purchase price for all the Notes. If the Issuer does not then have sufficient funds, it may have to seek third party financing or other sources of funds. However, there can be no assurance that the Issuer would be able to obtain such financing or other sources.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its subsidiaries taken as a whole. Although there is a limited body of case law in New York interpreting the phrase "substantially all", there is no precise established definition of the phrase under the law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its subsidiaries taken as a whole to another person or group may be uncertain.

Asset Sales; Repurchase at the Option of Holders with Excess Proceeds

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than Specified Asset Sales and Central American Entity Disposals) unless:

  (1)
  the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined in good faith by senior management of the Issuer or, if such Asset Sale involves consideration in excess of EURO7.5 million, by the Issuer's Board of Directors and evidenced by a resolution of such Board of Directors; and

  (3)
  at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such issuance, sale or disposition. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the

  Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability; and

  (b)
  any securities, Notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 30 days after receipt.

        The Issuer will not, and will not permit its Restricted Subsidiaries to, consummate any Asset Sale which is a Specified Asset Sale unless the consideration for such Asset Sale is comprised of one or more of the elements set out in clauses (i), (ii) and (iii) below but may include in addition consideration in the form of (iv) below: (i) cash payable on the completion of the disposal; (ii) an obligation of the purchaser of such assets to pay the remainder of the purchase price at a date or dates no later than 3 years after the completion of such disposal (a "Deferred Purchase Obligation") (provided that the aggregate amount of all such Deferred Purchase Obligations which have not been paid in cash to the relevant vendor or otherwise monetarized shall at no time exceed EURO 100 million (or its equivalent)); and (iii) the assumption of indebtedness by the purchaser or remaining in the asset disposed of; and (iv) an amount of cash payable in the nature of an earn out payment by the purchaser to the vendor of any such asset which is genuinely contingent and dependent on the future performance or future value of the asset disposed of (which amount shall not count towards the limits set out in clause (ii) above and in the definition of Senior Disposal Basket); provided, however, that at the time any such Deferred Purchase Obligation is paid in cash (or if paid or satisfied other than in cash, at the time such other consideration is repaid or liquidated for cash), the Issuer shall be deemed to have made an Asset Sale as at the time of receipt of such cash (which Asset Sale shall be deemed to have been made in compliance with the requirements of the first paragraph of this "Asset Sales" covenant), and shall be deemed to have received for the purposes of the definition of Net Proceeds cash proceeds from an Asset Sale equal to the amount of cash so received, for all other purposes of this "Asset Sales" covenant.

        The Issuer will not, and will not permit its Restricted Subsidiaries to, consummate an Asset Sale which is a Central American Entity Disposal unless: (i) such disposal is made on an arm's length basis in good faith and in the commercial interests of Messer Griesheim and its Restricted Subsidiaries (other than the Central American Entity) party thereto and (ii) 50% of the consideration for such disposal is received by Messer Griesheim or a Restricted Subsidiary of Messer Griesheim in cash.

        Within 360 days after receipt of any Net Proceeds from an Asset Sale, the Issuer will apply, or cause such Restricted Subsidiary to apply, such Net Proceeds at its option:

  (1)
  to permanently prepay any Indebtedness of a Restricted Subsidiary and, in the case of payments on any revolving credit facility, effect a corresponding permanent reduction in the availability under such revolving credit facility, in each case in accordance with the terms thereof;

  (2)
  to make an investment, or to be contractually committed to make an investment pursuant to a binding agreement, in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in a Permitted Business ("Replacement Assets") and, in the case of a contractual commitment to so invest pursuant to a binding agreement, to have so invested within 540 days of the date of receipt of such Net Proceeds (it being understood that "assets" may include, subject to compliance with the covenant described under "Certain Covenants—Limitation on Restricted Payments and Investments" below, the Share Capital of a Person engaged in a "Permitted Business");

  (3)
  a combination of prepayment and investment permitted by the foregoing clauses (1) and (2).

        Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings (without having to obtain a corresponding permanent reduction in availability thereunder) or otherwise apply such Net Proceeds for any purpose otherwise permitted in the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds EURO15 million, the Issuer will make an offer (an "Asset Sale Offer") to all Holders of Notes to purchase the maximum principal amount of Notes, and any other pari passu Indebtedness of the Issuer containing similar provisions requiring the Issuer to prepay, purchase or redeem such pari passu Indebtedness with the proceeds of an Asset Sale, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, Special Interest, if any, and Additional Amounts, if any, to the date of purchase, and will be payable in cash in the manner specified in the Indenture (or, in respect of such other Indebtedness to be prepaid, repurchased or redeemed with the Excess Proceeds, such other price, if any, and in such manner as may be provided for by the terms of such pari passu Indebtedness). If any Excess Proceeds remain after consummation of an Asset Sale Offer (including any offer to the holders of pari passu Indebtedness of the Issuer), the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocable to the Notes, the Trustee will select the Notes on a pro rata basis in accordance with the procedures set forth in the Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Holders may elect to tender their Notes in whole or in part in integral multiples of EURO1,000 in exchange for cash. An Asset Sale Offer will remain open for a period of at least 20 business days or such longer period as may be required by law.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer. To the extent that, since the date hereof, changes in the provisions of any such securities laws or regulations have occurred which conflict with the "Limitation on Asset Sales" provisions of the Indenture, the Issuer will comply with such securities laws or regulations and will not be deemed to have breached its obligations under the "Asset Sales" covenant by virtue thereof.

        Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Swap, provided that if such Asset Swap involves a transfer by the Issuer or a Restricted Subsidiary of assets having an aggregate fair market value in excess of EURO7.5 million, the terms of such Asset Swap shall have been approved by a majority of the members of the Board of Directors of the Issuer and evidenced by a resolution of such Board of Directors.

Payment of Additional Amounts; Redemption for Taxation Reasons

        All payments in respect of the Notes will be made without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of the Republic of Germany or any jurisdiction in which the Issuer (including any Receiving Entity) is then incorporated or resident for tax purposes or any political subdivision or authority thereof or therein having power to tax or any jurisdiction by or through which payment is made, unless the Issuer is compelled by law to deduct or withhold such taxes, duties, assessments or other governmental charges. In such event, the Issuer will pay such additional amounts ("Additional Amounts") as may be necessary to ensure that the net amounts received by the Holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the Notes in the absence of such withholding or deduction.

        However, no such Additional Amounts will be payable in respect of any Note:

  (1)
  presented for payment of more than 30 days after the Relevant Date (as defined below), except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Note for payment had such Note been presented on the last day of the applicable 30 day period;

  (2)
  if any tax, duty, assessment or other governmental charge is imposed or withheld by reason of the failure to comply or a delay in complying or the provision of inaccurate information by the Holder of such Note or, if different, the beneficiary of such amounts when a request by the Issuer is addressed or otherwise provided to such Holder or beneficiary to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the Republic of Germany or any relevant jurisdiction of such Holder or beneficiary which is required or imposed by a statute, treaty, regulation or administrative practice of the Republic of Germany (or to which it is a party) or any relevant jurisdiction (or any political subdivision or authority thereof) as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge;

  (3)
  of any person liable for Taxes in respect of such Note by reason of the Holder of the Note or, if different, the beneficial owner having some connection with the Republic of Germany or any relevant jurisdiction, political subdivision or authority thereof or therein other than the mere purchase, holding or disposition of any Note, or the receipt of principal or interest in respect thereof, including, without limitation, such Holder or beneficial owner being or having been a citizen or resident thereof or being or having been physically present in or engaged in a trade or business therein or having had a permanent establishment or fixed base therein whether by himself or through an agent or having made an election the effect of which is to subject the Holder or beneficial owner of the Notes to such taxes;

  (4)
  on account of any estate, inheritance, gift, sale, transfer, personal property, wealth or other similar tax, duty, assessment or other governmental charge;

  (5)
  presented for payment or in respect of which payment is required to be made in the Republic of Germany;

  (6)
  on account of any tax that is payable otherwise than by withholding, deduction or reduction from principal, premium or interest payments on the Notes;

  (7)
  presented for payment in Luxembourg by or on behalf of a Holder who would have reasonably been able to avoid such withholding, deduction or reduction by presenting the relevant Note to another paying agent maintained by the Issuer in London, England, or in Frankfurt am Main, Germany or in any other money-center city in the European Union or Switzerland; and

  (8)
  any combination of (1), (2), (3), (4), (5), (6) or (7);

nor will Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary or settlor or beneficial owner been the Holder.

        The Issuer will also (a) make such withholding or deduction compelled by applicable law and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer will furnish copies of such receipts evidencing the payment of any Taxes so deducted or withheld in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Issuer to the Trustee within 60 days after the date of receipt of such evidence. The Trustee will make such evidence available to the Holders upon request.

        Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest, Special Interest, or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        "Relevant Date" means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Paying Agent or the Trustee on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect shall have been duly given to the Holders by the Issuer in accordance with these terms and conditions.

        The Issuer will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the United States, the Republic of Germany or in any jurisdiction in which the Paying Agent is located from the execution, delivery or registration of the Notes or any other document or instrument referred to in the Indenture or the Notes.

        If the Issuer determines and certifies to the Trustee immediately prior to the giving of such notice that:

  (1)
  the payment by the Issuer of Additional Amounts or further Additional Amounts (as the case may be) in respect of such Notes would become required as a result of (a) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated thereunder) of the Federal Republic of Germany (or to which it is a subject), or any relevant jurisdiction or any political subdivision or authority thereof or therein having power to tax or (b) any change or amendment in the existing official position or the introduction of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction or any practice or concession of the German Tax Authority) which change, amendment, application or interpretation becomes effective on or after the date of issuance of the Notes; and

  (2)
  such obligation cannot be avoided by the Issuer taking reasonable measures available to it;

then the Issuer, at its option, may redeem the Notes in whole but not in part, at a redemption price equal to the then outstanding principal amount thereof, together with interest accrued to the date fixed for redemption, Special Interest, if any, and any Additional Amounts payable with respect thereto as a result of the redemption or otherwise,

        Notwithstanding the preceding, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Issuer could be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due. Prior to the giving of any notice of redemption described in this paragraph, the Issuer will deliver to the Trustee (i) a certificate signed by two directors of the Issuer stating that the obligation to pay Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it and (ii) a written opinion of independent legal counsel to the Issuer to the effect that circumstances referred to above exist.

        In the event (i) the Issuer should be required, or is likely to be required, to pay the Additional Amounts, and any applicable law or regulation would prohibit the payment of such Additional Amounts, and (ii) the Issuer cannot reasonably arrange for another obligor to make the relevant payment of interest or principal so as to avoid the requirement to pay such Additional Amounts, the Issuer will be obligated to redeem the Notes in whole but not in part, at a redemption price equal to the then outstanding principal amount thereof, together with interest accrued to the date fixed for redemption, Special Interest, if any, and any Additional Amounts payable with respect thereto as a result of the redemption or otherwise. Such redemption must occur on the latest practicable scheduled interest payment date on which the company could make payment of the full amount of interest payable in respect of the Notes or, if such date has passed, as soon as practicable thereafter. Prior to the giving of any notice of redemption described in this paragraph, the Issuer will deliver to the Trustee (a) an Officers' Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it and (b) a written opinion of outside legal counsel to the Issuer to the effect that circumstances referred to above exist.

        If payments in respect of the Notes by the Issuer will become subject generally to the taxing jurisdiction of any Territory or any relevant jurisdiction or any political subdivision or authority thereof or therein having power to tax, other than or in addition to the Republic of Germany or any such political subdivision or any such authority therein or thereof, immediately upon becoming aware thereof the Issuer will notify the Trustee of such event and (unless the Trustee otherwise agrees) enter forthwith into a supplemental indenture, giving to the Trustee an undertaking or covenant in form and manner satisfactory to the Trustee in terms corresponding to the terms of the foregoing provisions of this "Payment of Additional Amounts; Redemption for Taxation Reasons" section with the substitution for (or, as the case may be, the addition to) the references therein to the Republic of Germany or any political subdivision or any authority therein or thereof having power to tax of references to that other or additional Territory or any political subdivision or any authority therein or thereof having power to tax to whose taxing jurisdiction such payments shall have become subject as aforesaid. For the purposes of the foregoing, "Territory" means any jurisdiction in which the Issuer is incorporated or in which the Issuer has its place of central management or central control or in which the Issuer carries on any business.

Selection and Notice of Redemption

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  •
  if the Notes are listed, in compliance with the requirements, if any, of the principal national securities exchange on which the Notes are listed (as set forth in an Officer's Certificate delivered by the Issuer to the Trustee); or

  •
  if the Notes are not listed (or if such requirements are not certified), on a pro rata basis, by lot, or by such method as the Trustee deems fair and appropriate.

        The Luxembourg Stock Exchange has no such requirements.

        No Notes of EURO1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail to each holder of Notes to be redeemed at its registered address, at least 30 but not more than 60 days before the redemption date. Notices of redemption may not be conditional.

        In addition, the Issuer will, at least 30 and not more than 60 days before the redemption date, cause notice of the redemption to be published in a leading newspaper having a general circulation in New York City (which is expected to be The Wall Street Journal), a leading newspaper having a general circulation in London (which is expected to be the Financial Times), and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), with a copy to the Trustee. The Issuer will also comply with the procedures set forth in the Indenture.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of its principal amount that the Issuer will redeem. When the original Note is cancelled, the Issuer will issue in the name of the holder of the original Note a new Note equal in principal amount to the unredeemed portion of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or the portion of the Notes called for redemption.

Cancellation

        All Notes which are redeemed pursuant to the Indenture will be surrendered to the Trustee for cancellation and accordingly may not be reissued or resold.

Prescription

        Claims against the Issuer for the payment of principal of, or interest, Special Interest, if any, or Additional Amounts, if any, on, the Notes will become void unless presentation for payment is made as required in the Indenture within a period of ten years, in the case of principal or five years, in the case of interest, Special Interest, if any, or Additional Amounts, if any, from the applicable original payment date thereof.

Certain Covenants

Limitation on Restricted Payments and Investments

        The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of or with respect to the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable solely in Equity Interests (other than Disqualified Share Capital) of the Issuer or payable to the Issuer or by a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any of its Subsidiaries) any Equity Interests of the Issuer or of any direct or indirect parent company of the Issuer or of any Restricted Subsidiary of the Issuer (other than any such Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer); (iii) make any principal payment on account of or with respect to, or purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment any Indebtedness that is subordinated in right of payment to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth, but not excluded from, in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing; and

  (2)
  the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least EURO1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares" covenant; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date, is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the Issue Date to the end of the Issuer's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net proceeds, including the fair market value of property (other than Equity Interests) as determined in good faith by the Board of Directors of the Issuer, received by the Issuer subsequent to the Issue Date (i) as a contribution by any Person (other than a Subsidiary of the Issuer) to the Issuer's common equity capital, (ii) from the issue or sale to any Person (other than a Subsidiary of the Issuer) of Equity Interests of the Issuer (other than Disqualified Share Capital) or (iii) from the issue or sale to any Person (other than a Subsidiary of the Issuer) of securities convertible into or exchangeable for Equity Interests of the Issuer (other than Disqualified Share Capital) to the extent that such securities have been converted into or exchanged for such Equity Interests and including any additional cash proceeds received by the Issuer upon such conversion or exchange from any Person (other than a Subsidiary of the Issuer), but in each case excluding (A) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Issuer or any Restricted Subsidiary of the Issuer, until and then only to the extent such borrowing is repaid, and (B) any net proceeds in respect of Permitted Holding Company Subordinated Debt which are not in the form of cash or tangible assets or property, plus

  (c)
  to the extent that Restricted Investments that were made after the Issue Date are sold or otherwise liquidated or repaid, repurchased or redeemed, the amount equal to the lesser of (i) the aggregate of the initial amounts of such Restricted Investments (in each case measured on the respective dates such Restricted Investments were made and without giving effect to subsequent changes in value) and (ii) the aggregate amount received by the Issuer or its Restricted Subsidiaries upon such sales, liquidations, repayments, repurchases or redemptions, provided, however, that no amount shall be included under this clause (c) to the extent it is already included in Consolidated Net Income, plus

  (d)
  to the extent that Restricted Investments in Persons are made after the Issue Date pursuant to this clause (3) and such Persons subsequently become Restricted Subsidiaries of the Issuer, the amount equal to the lesser of (i) the aggregate amount of such Restricted Investments (in each case measured on the respective dates such Restricted Investments were made and without giving effect to subsequent changes in value) and (ii) the aggregate amount of such Restricted Investments owned by the Issuer or its Restricted Subsidiaries at the respective times such Persons become Restricted Subsidiaries of the Issuer (in each case measured as the fair market value of such Restricted Investments at the respective times each such Person became a Restricted Subsidiary of the Issuer); plus the amount equal to the net reduction in Restricted Investments made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from the Redesignation of Unrestricted Subsidiaries as Restricted

  Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in each case, the amount of Investments previously made by the Issuer or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments, provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Net Income, plus

  (e)
  the aggregate net cash proceeds received by a Person in consideration for the issuance of such person's Equity Interests (other than Disqualified Share Capital) that are held by such Person at the time such Person is merged with and into the Issuer subsequent to the Issue Date, in accordance with the covenant described under "Certain Covenants—Merger, Consolidation, or Sale of Assets" provided, however, that concurrently with or immediately following such merger the Issuer uses an amount equal to such net cash proceeds to redeem or repurchase the Issuer's Equity Interests.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Issuer or of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Share Capital); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of any (A) Indebtedness of the Issuer that is subordinated in right of payment to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or (B) Indebtedness of the Issuer that is subordinated in right of payment to the Notes (other than any Indebtedness so subordinated and held by Affiliates of the Issuer) upon a Change of Control or Asset Sale to the extent required by the agreements governing such Indebtedness, but only (i) if the Issuer shall have complied with the "Change of Control" or "Asset Sales" covenant, as the case may be, and the Issuer repurchased all Notes tendered pursuant to the offer required by such covenants prior to offering to purchase, purchasing or repaying such Indebtedness and (ii) in the case of an Asset Sale, to the extent of the remaining Excess Proceeds offered to Holders pursuant to the Asset Sale Offer;

  (4)
  the payment of any dividend or other distribution by a Restricted Subsidiary to a minority holder of an Equity Interest in such Restricted Subsidiary which is made on a pro rata basis to such minority holder and to all other holders of such class of Equity Interest of such Restricted Subsidiary at the time such dividend or other distribution is made;

  (5)
  the payment of cash dividends on the ordinary Share Capital of the Issuer following the Public Equity Offering; provided, however, that the aggregate amount of all such dividends under this clause (5) shall not exceed in any calendar year 6.0% of the aggregate gross proceeds received by the Issuer from such Public Equity Offering;

  (6)
  payments by the Issuer to repurchase, or to enable any Holding Company to repurchase, its Equity Interests (other than Disqualified Share Capital of the Issuer or such Holding Company) from employees, former employees, directors or former directors (or any heirs or personal representatives of such employees, former employees, directors or former directors) of such Holding Company, the Issuer or any of its Restricted Subsidiaries in an aggregate amount not to exceed EURO3 million in any twelve month period; provided that payments pursuant to this clause (6) do not exceed EURO15 million in the aggregate;

  (7)
  payments, not to exceed EURO500,000 in the aggregate, to enable the Issuer or any Holding Company to make cash payments to holders of its Share Capital in lieu of the issuance of fractional shares of its Share Capital;

  (8)
  payments by the Issuer to fund the payment by any Holding Company of Taxes payable by such Holding Company, provided (i) such payments are made only as and when needed by such Holding Company and (ii) such Taxes are attributable to the business, operations, assets or financings (other than in respect of any Indebtedness owed to any Holding Company) of the Issuer and its Restricted Subsidiaries;

  (9)
  payments by the Issuer to fund the payment by any Holding Company of audit, accounting, legal or other similar expenses and to pay other corporate overhead expenses, provided (i) such expenses are proper and reasonably necessary incidental expenses which are required to maintain such Holding Company's corporate existence or are operating costs relating to its ownership and management of the Issuer and its Restricted Subsidiaries, (ii) such payments are made only as and when needed by such Holding Company and (iii) the aggregate amount of payments pursuant to this clause (9) does not exceed EURO3 million in any calendar year;

  (10)
  payments by the Issuer to fund the payment by any Holding Company of fees and related expenses payable to the Sponsors for management, consulting or other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Issuer and which payments, in the aggregate, do not exceed EURO3 million in any twelve month period;

  (11)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants to the extent of the payment of all or a portion of the exercise price of such option or warrants with Equity Interests; and

  (12)
  other Restricted Payments not exceeding EURO20 million in the aggregate plus (a) to the extent Restricted Payments made pursuant to this clause (12) are Investments made by the Issuer or any Restricted Subsidiary in any Person which are sold or otherwise liquidated or repaid, repurchased or redeemed, the amount equal to the lesser of (i) the aggregate amount received by the Issuer or its Restricted Subsidiaries upon such sales, liquidations, repayments, repurchases or redemptions and (ii) the aggregate of the initial amounts of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to any subsequent changes in value) and (b) to the extent that Restricted Investments in Persons are made after the Issue Date pursuant to this clause (12) and such Persons subsequently become Restricted Subsidiaries of the Issuer, the amount equal to the lesser of (i) the aggregate amount of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to subsequent changes in value) and (ii) the aggregate amount of such Investments owned by the Issuer or its Restricted Subsidiaries at the respective times such Persons become Restricted Subsidiaries of the Issuer (in each case measured as the fair market value of such Investments at the respective times each such Person became a Restricted Subsidiary of the Issuer);

provided, that in the case of clauses (1), (3)(B), (5), (6), (10) and (12) above, no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (2), (3), (8), (9) and (11) of the preceding paragraph shall be excluded, and the amount expended pursuant to clauses (1), (4), (5), (6), (7), (10) and (12) of the preceding paragraph shall be included, in such calculation.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or any Disqualified Share Capital and the Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Shares; provided, however, that the Issuer may incur Indebtedness or issue Disqualified Share Capital, and any Restricted Subsidiary may incur Indebtedness that constitutes Acquired Debt or Eligible Indebtedness, and any Restricted Subsidiary may issue Eligible Preferred Shares, in each case if the Issuer's Fixed Charge Coverage Ratio, for the applicable four-quarter period of the Issuer, immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Share Capital or such Preferred Shares are issued, is at least 2.0 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Share Capital or Preferred Shares had been issued, as the case may be, at the beginning of the applicable four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness under the senior facilities (including letter of credit obligations) in an aggregate principal amount at any time outstanding not to exceed:

  (a)
  EURO1,340,000,000 (or the euro equivalent of other currencies) with respect to the Indebtedness under the term loan facilities thereunder, less the amount of all mandatory principal payments made by the Issuer or its Restricted Subsidiaries in respect of such term loan facilities, unless the amount so repaid has been refinanced on the date of such payment (but subject to reduction to the extent of any subsequent mandatory payments in respect of such refinanced Indebtedness); provided that principal payments on such term loan facilities with the proceeds of the loan under the High Yield Proceeds Loan Agreement in an amount up to EURO115,000,000, will be deemed to be mandatory principal payments for purposes of the foregoing;

  (b)
  EURO260,000,000 (or the euro equivalent of other currencies) with respect to Indebtedness under the revolving credit facilities thereunder (with letters of credit and bank guarantees being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder or in respect thereof), less the aggregate amount of any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder, unless the amount so repaid has been refinanced on the date of such repayment (but subject to reduction to the extent of any subsequent permanent repayments (which are accompanied by a corresponding permanent commitment reduction) in respect of such refinanced Indebtedness); and

  (c)
  EURO50,000,000 (or the euro equivalent of other currencies) with respect to other Indebtedness thereunder (with letters of credit and bank guarantees being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder or in respect thereof) less (i) if such Indebtedness is under a revolving credit facility, the aggregate amount of any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder, unless the amount so repaid has been refinanced on the date of such repayment (but subject to reduction to the extent of any subsequent permanent repayments (which are accompanied by a corresponding permanent commitment reduction) in respect of such refinanced Indebtedness) and (ii) if such Indebtedness is under a term loan facility, the aggregate amount of all mandatory principal payments made by the Issuer or its Restricted Subsidiaries in respect of such term loan facilities, unless the amount so repaid has been refinanced on the date of such payment (but subject to reduction to the extent of any subsequent mandatory payments in respect of such refinanced Indebtedness); provided, however, that any amount borrowed under such facilities shall be applied only to finance or refinance Non-Indemnified Unconsolidated Debt, except that an amount up to the then available Excess Facility II Amount may be applied by Messer Griesheim and its Restricted Subsidiaries for any purpose not otherwise prohibited by the Indenture;

  (2)
  the incurrence by any of the Issuer's Restricted Subsidiaries of Indebtedness to the extent such Indebtedness is guaranteed by a bank guarantee under the senior facilities which is permitted by clause (1) above; provided, that if such Indebtedness shall cease to be so guaranteed, such Restricted Subsidiary will be deemed to have incurred, at the time of such cessation, Indebtedness that was not permitted by this clause (2);

  (3)
  the incurrence by the Issuer and its Restricted Subsidiaries of Existing Indebtedness;

  (4)
  the incurrence by the Issuer of Indebtedness represented by the original Notes or the exchange Notes;

  (5)
  the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations of the Issuer or such Restricted Subsidiary, in an aggregate principal amount not to exceed EURO25 million at any time outstanding;

  (6)
  the incurrence by the Issuer and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (3) or (4) of this paragraph or this clause (6);

  (7)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that (a) if the Issuer is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by the Issuer or any Restricted Subsidiary of Hedging Obligations; provided, however, that (i) any such Interest Swap Obligations are entered into to protect such Person or its subsidiaries from fluctuations in interest rates of its Indebtedness which is permitted by the terms of the Indenture to be outstanding and (ii) any such Commodity Agreements or Currency Agreements are entered into in the ordinary course of business for bona fide hedging purposes or to manage liabilities of the Issuer or its Restricted Subsidiaries and not for speculative purposes;

  (9)
  the guarantees of any Indebtedness permitted to be incurred by another provision of this covenant; provided, however, that no Restricted Subsidiary of the Issuer may guarantee Indebtedness of the Issuer which is other than Eligible Indebtedness or Acquired Debt unless such restricted Subsidiary shall have complied with the "Limitations on Issuances of Guarantees of Indebtedness" covenant;

  (10)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit to support workers' compensation obligations, performance bonds, completion guarantees, bankers' acceptances and surety or appeal bonds, in each case provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of their business;

  (11)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiaries of the Issuer (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiaries of the Issuer for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Issuer or any of its Restricted Subsidiaries in connection with such disposition;

  (12)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness incurred pursuant to Permitted Discounting Facilities;

  (13)
  the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four business days of incurrence; and

  (14)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed EURO100 million.

        For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness denominated in another currency, the euro-equivalent principal amount of all Indebtedness will be calculated based on the relevant currency exchange rate in effect on such date; provided that, if any Indebtedness denominated in a currency other than euro is subject to a currency hedging agreement covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in euro will be as provided in such currency hedging agreement. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate in effect on the date of such refinancing applicable to the currencies in which such respective Indebtedness is denominated.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rate of currencies.

        For purposes of determining compliance with this covenant, (a) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded to the extent of such outstanding principal amount and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or, from time to time, reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof, provided that (i) all outstanding Indebtedness under the senior facilities immediately following the Issue Date shall be deemed to have been incurred pursuant to clause (1) above. Accrual of interest, fees or commissions and the accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien of any kind securing Indebtedness on any property or asset now owned or hereafter acquired, except Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the Indebtedness so secured for so long as such Indebtedness is so secured; provided that if the Indebtedness secured by such Lien is subordinate or junior in right of payment to the Notes then the Lien securing such Indebtedness shall be subordinate or junior in right of payment to the Lien securing the Notes at least to the same extent as such Indebtedness is subordinate or junior to the Notes.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on its Share Capital or with respect to any other interest or participation in, or measured by, its profits or reserves, to the Issuer or any of the Issuer's Restricted Subsidiaries, or pay any indebtedness owed to the Issuer or any of the Issuer's Restricted Subsidiaries;

  (b)
  make loans or advances to the Issuer or any of the Issuer's Restricted Subsidiaries; or

  (c)
  transfer any of its properties or assets to the Issuer or any of the Issuer's Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  any agreement or instrument of the Issuer or its Restricted Subsidiaries in existence on the Issue Date (including, without limitation, the senior facilities and the High Yield Subordination Agreement), in each case as in effect on the Issue Date;

  (2)
  the Indenture, the original Notes and the exchange Notes;

  (3)
  applicable law or regulation or pursuant to governmental licenses, concessions, franchises or permits;

  (4)
  any agreement or instrument of a Person as in effect at the time such Person becomes a Restricted Subsidiary of the Issuer (except to the extent such restriction or encumbrance was created or assumed in connection with or in contemplation of the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary of the Issuer;) provided that, in the case of any such agreement or instrument governing Indebtedness of such Person, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  the terms of any Indebtedness permitted by the Indenture to be incurred or any agreement pursuant to which such Indebtedness was incurred; provided, however, that (i) either (x) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (y) the Issuer reasonably determines at the time any such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Issuer's ability to make principal or interest payments on the Notes and (ii) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings or agreements (as determined by the Issuer in good faith);

  (6)
  purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the transfer or encumbrance of the property so acquired (or leased);

  (7)
  with respect to any joint venture and any Restricted Subsidiary that is co-venturer therein, the terms of the agreement or agreements governing such joint venture; provided, however, that any such encumbrance or restriction (i) is customary in joint venture agreements, and (ii) will not materially affect the Issuer's ability to make principal or interest payments on the Notes, as determined by the Issuer in good faith at the time of entering such agreement or agreements (and at the time of any modification of the terms of any such encumbrance or restriction);

  (8)
  Liens securing Indebtedness otherwise permitted to be incurred and secured that limit the right of the Issuer or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

  (9)
  any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or (b) by virtue of any transfer of, agreement to transfer, option or right with respect to or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the indenture;

  (10)
  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Share Capital or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (11)
  restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business.

  (12)
  any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Issuer or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other financial assistance provided to the Issuer or any of its Restricted Subsidiaries by such governmental authority; and

  (13)
  any agreement renewing, replacing, substituting or amending any encumbrance or restriction referred to in clauses (1) through (12) above, provided that such agreement is otherwise permitted under the Indenture and the terms of such agreement renewing, replacing, substituting or amending such encumbrance or restriction are no less favorable to the Holders of the Notes in any material respect than the terms of the encumbrance or restriction being so renewed, replaced, substituted or amended.

Merger, Consolidation, or Sale of Assets

        The Issuer may not, directly or indirectly: (1) merge or consolidate with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, lease, convey, demerge or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer's properties and assets (determined on a consolidated basis for the Issuer and the Issuer's Restricted Subsidiaries), in one or more related transactions, to another Person unless:

  (1)
  either (a) the Issuer is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or which acquires by sale, assignment, transfer, lease, conveyance, demerger or other disposition the properties and assets of the Issuer and of the Issuer's Restricted Subsidiaries substantially as an entirety (the "Receiving Entity") (i) is a corporation or partnership organized and validly existing under the laws of the Republic of Germany, the United States (or any state thereof or the District of Columbia), Switzerland or any member state of the European Union (as comprised on the Issue Date) other than Greece and (ii) expressly assumes all the obligations of the Issuer under the Notes, the Indenture, the Registration Rights Agreement and each of the Ancillary Agreements, in each case pursuant to agreements reasonably satisfactory to the Trustee;

  (2)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1) above (including giving effect to any Indebtedness (including, without limitation, Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), on a pro forma basis the Issuer or such Receiving Entity, as the case may be, either (a) will be able to incur at least EURO1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares" covenant or (b) have a Fixed Charge Coverage Ratio at least equal to the Fixed Charge Coverage Ratio of the Issuer for the applicable period immediately before giving effect to such transaction;

  (3)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1) above (including, without limitation, on a pro forma basis giving effect to any

  Indebtedness (including, without limitation, Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

  (4)
  immediately after giving effect to such transaction, the Issuer or the Receiving Entity is able to make payments on the Notes without being obligated to deduct or withhold any taxes or other duties of whatever nature levied by the country or countries in which the Issuer or the Receiving Entity, as applicable, has its domicile or tax residence that would result in the Issuer or Receiving Entity, as applicable, being permitted to redeem the Notes pursuant to "Payment of Additional Amounts; Redemption for Taxation Reasons"; and

  (5)
  the Issuer (if the surviving entity) or the Receiving Entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such merger or consolidation, or such sale, assignment, transfer, lease, conveyance, demerger or other disposition, as the case may be, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied;

provided, however, that the foregoing clause (2) will not be applicable to (i) any Restricted Subsidiary of the Issuer consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer and (ii) the Issuer merging with a corporate Affiliate of the Issuer organized solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction in the U.S., Switzerland or a member state of the European Union (as comprised on the Issue Date) other than Greece.

        In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Issuer, as the case may be, is not the surviving entity and the surviving entity is to assume all the obligations of the Issuer under the Notes and the Indenture pursuant to a supplemental indenture and the Registration Rights Agreement, such surviving person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer, as the case may be, and the Issuer shall be discharged from its Obligations under the Indenture and the Notes.

Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction at such time on an arm's length basis by the Issuer or such Restricted Subsidiary with a Person which is not an Affiliate of the Issuer or such Restricted Subsidiary; and

  (2)
  the Issuer delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments, or assets with a fair market value, in excess of EURO7.5 million, a resolution of the Board of Directors, certified in an Officers' Certificate, resolving that such Affiliate Transaction complies with this covenant and that such

  Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments, or assets with a fair market value, in excess of EURO25 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an appraisal or investment banking firm of internationally recognized standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  the payment of reasonable fees and compensation (including, without limitation, pursuant to collective bargaining agreements, employee benefit plans and stock options) paid to officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer as determined in good faith by the Issuer's Board of Directors or senior management;

  (2)
  any obligations of the Issuer or any Restricted Subsidiary under any noncompetition or confidentiality agreement of the Issuer or any Restricted Subsidiary;

  (3)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer;

  (4)
  customary indemnification agreements with officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer;

  (5)
  transactions with suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer or its Restricted Subsidiaries, or are on terms (taken as a whole) at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Issuer or its senior management;

  (6)
  any agreement as in effect as of the Issue Date or any renewal, extension or amendment thereto (so long as any such renewal, extension or amendment, taken as a whole, is not more disadvantageous to the Holders than the original agreement in any material respect) or any transaction contemplated thereby;

  (7)
  the issuance or sale of Equity Interests of the Issuer (other than Disqualified Share Capital);

  (8)
  transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

  (9)
  transactions with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity;

  (10)
  any payments or other transactions pursuant to a tax sharing, pooling or any other fiscal group or unity arrangement or agreement (whether contractual or under operation of law or revenue or official practice or guidelines) between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes or any tax advantageous group contribution (or tax neutral intra-group transaction, reorganization, reconstruction, transfer or any other dealing in or operation involving any group-held asset or liability), made pursuant to applicable legislation;

  (11)
  any Permitted Holding Operating Company Transfer; and transactions between the Issuer or any of its Restricted Subsidiaries, on the one hand, and any one or more Holding Operating Company, on the other hand, in each case on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction at such time on an arm's length basis by the Issuer or such Restricted Subsidiary with a Person which is not an Affiliate of the Issuer or such Restricted Subsidiary; and

  (12)
  Restricted Payments (including Permitted Investments) that are permitted by the covenant described under "Certain Covenants—Limitation on Restricted Payments and Investments".

Designation of Restricted and Unrestricted Subsidiaries

        As of the Issue Date, all of the Issuer's Subsidiaries shall be Restricted Subsidiaries.

        The Issuer may designate any Restricted Subsidiary (other than Messer Griesheim or MIG) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (a)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

  (b)
  the Issuer would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in such designated Restricted Subsidiary at the time of such Designation.

        In the event of any such Designation, the Issuer shall be deemed to have made an Investment pursuant to the covenant described under "Certain Covenants Limitation on Restricted Payments and Investments" (a "Deemed Investment") for all purposes of the Indenture in an amount equal to the Designation Amount. The Indenture will further provide that neither the Issuer nor any Restricted Subsidiary shall at any time (i) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (i) and (ii), to the extent permitted under "Certain Covenants Limitation on Restricted Payments and Investments". All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

        The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary (a "Redesignation") if:

  (a)
  no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation;

  (b)
  all Liens and Indebtedness of such Subsidiary outstanding immediately following such Redesignation would, if incurred or assumed at such time, have been permitted to be incurred for all purposes of the Indenture; and

  (c)
  any transactions (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by the Transactions with Affiliates covenant as if such transaction (or series of related transactions) had occurred immediately after the time of such Redesignation.

        Each such Designation and Redesignation must be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such Designation or Redesignation, as the case may be, and an Officers' Certificate certifying that such Designation or Redesignation, as the case may be, complied with the foregoing conditions.

Limitation on Issuances and Sales of Equity Interests in Messer Griesheim and MGI

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in Messer Griesheim or MGI to any Person, other than the Issuer, unless:

  (1)
  such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

  (2)
  the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the "Asset Sales" covenant or, if such transfer, conveyance, sale, lease or other disposition results in a transfer, conveyance, sale, lease or other disposition of all or substantially all of the Issuer's properties and assets (determined on a consolidated basis for the Issuer and the Issuer's Restricted Subsidiaries), such transfer, conveyance, sale, lease or other disposition is made in accordance with the covenant described under "Certain Covenants Merger, Consolidation or Sale of Assets".

        In addition, the Issuer will not issue, and will not permit Messer Griesheim to issue, any Equity Interests (other than, if necessary, shares of the Share Capital of Messer Griesheim constituting directors' qualifying shares) in Messer Griesheim to any Person other than to the Issuer; and the Issuer will not, and will not permit any Restricted Subsidiary of the Issuer to, issue any Equity Interests (other than, if necessary, shares of its Share Capital constituting directors' qualifying shares) in MGI to any Person other than to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer.

Limitations on Issuances of Guarantees of Indebtedness

        The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee the payment of any Indebtedness of the Issuer (other than Eligible Indebtedness and Acquired Debt permitted to be incurred under the Indenture), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will rank in priority of repayment senior to or equally with such Restricted Subsidiary's Guarantee of such other Indebtedness.

Limitation on Sale, Prepayment or Modification of the High Yield Proceeds Loan and the High Yield Subordination Agreement

        The Issuer will not, and will not permit any Restricted Subsidiary, to (1) amend, modify, supplement, release, cancel or waive any rights or obligations under the High Yield Proceeds Loan or the High Yield Subordination Agreement in a manner that would adversely affect the rights of the Issuer or the Holders of Notes with respect to the High Yield Proceeds Loan or the High Yield Subordination Agreement, (2) sell, otherwise dispose of or encumber the High Yield Proceeds Loan or (3) in the case of clause (1) or (2), enter into any agreement that would have the same effect, other than, in each case, in accordance with the terms of the High Yield Proceeds Loan and the High Yield Subordination Agreement.

        The Issuer will not, and will not permit any Restricted Entity that is or may be an obligor with respect to the High Yield Proceeds Loan to prepay, repay, repurchase, redeem or otherwise acquire or retire the High Yield Proceeds Loan except (A) in accordance with its terms or (B) if the proceeds thereof are to be used by the Issuer to redeem all the Notes in a manner permitted under the Indenture.

Business Activities

        The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Reports

        Whether or not the Issuer is required by the Securities and Exchange Commission (the "Commission"), the Issuer will provide to the Trustee and to the holders of the Notes within the time periods specified in the Commission's rules and regulations (unless otherwise noted):

  (1)
  within 120 days after the end of the Issuer's fiscal year, all annual financial information that would be required under Form 20-F (including, without limitation, the item "Operating and Financial Review and Prospects" and in relation to the annual financial statements therein only, a report thereon by the Issuer's certified independent accountants);

  (2)
  within 60 days after the end of each of the first three quarters of the Issuer's fiscal year, all quarterly financial information that would be required to be contained in a filing with the Commission on Form 10-Q if the Issuer were required to file such Form (including, without limitation, the item "Operating and Financial Review and Prospects"); provided, however, that with respect to each of the first two fiscal quarters ending after the Issue Date, such quarterly financial information shall be provided within 90 days after the end of such fiscal quarter; and

  (3)
  all current reports on Form 6-K that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports such information to be furnished at the time such filings would have been required.

        For as long as any Notes are listed on the Luxembourg Stock Exchange, each such report shall be made available at the offices of the listing agent in Luxembourg.

        If the Issuer has designated any of its Significant Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a presentation in the footnotes to the financial statements or elsewhere in such financial information of the financial condition and results of operations of such Unrestricted Subsidiaries on an aggregate basis, but only to the extent such financial information of such Unrestricted Subsidiaries is reasonably available.

        In addition, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified above (the information set forth in Clause (2) above shall be furnished to the Commission under cover of Form 6-K) (unless the Commission will not accept such filing).

        In addition, the Issuer has agreed that, for so long as any Notes are deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act, it will furnish to the Holders and beneficial owners of Notes and to prospective purchasers of those Notes designated by any such Holder or owner, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Additional Covenants

        The Indenture also contains covenants with respect to the following matters: payment of principal, any premium, Additional Amounts, and interest; maintenance of an office or agency in The City of New York, and in London, England, Frankfurt am Main, Germany or in any other money-center city in the European Union or Switzerland, and for so long as the Notes shall be listed on the Luxembourg Stock Exchange, in Luxembourg; arrangements regarding handling of money held in trust; maintenance of corporate existence; maintenance of properties; payment of taxes and other claims; and maintenance of insurance.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default in the payment when due of interest, or Special Interest, if any, or Additional Amounts, if any, on the Notes and the continuance of such default for 30 days;

  (2)
  default in payment when due (at its Stated Maturity, upon redemption, upon required repurchase, upon declaration, or otherwise) of the principal of or premium, if any, on the Notes;

  (3)
  failure by the Issuer or any of its Restricted Subsidiaries to comply with (i) the covenants described under "Merger, Consolidation or Sale of Assets" or "Limitation on Sale, Prepayment or Modification of the High Yield Proceeds Loan and the High Yield Subordination Agreement" or (ii) the covenant described under "Change of Control" and the continuance of such failure to comply for 30 days;

  (4)
  failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the covenants described under "Asset Sales", "Limitation on Restricted Payments and Investments", "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares", "Liens", "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", "Transactions with Affiliates", "Designation of Restricted and Unrestricted Subsidiaries", "Limitation on Issuances and Sales of Equity Interests in Messer Griesheim and MGI", "Limitations on Issuances of Guarantees of Indebtedness", "Business Activities", or "Reports", and the continuance of such Default for a period of 30 days after notice of such Default from the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes;

  (5)
  failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the other covenants or agreements in the Indenture and the continuance of such Default for a period of 60 days after notice of such Default from the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or any of its Significant Subsidiaries whether such Indebtedness now exists, or is created after the Issue Date, if that default (a) is caused by a failure to pay such Indebtedness after final maturity (a "Final Payment Default") or (b) results in the acceleration of the Stated Maturity of such Indebtedness, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Final Payment Default or the maturity of which has been so accelerated, aggregates EURO15 million or more;

  (7)
  failure by the Issuer or any of its Significant Subsidiaries to pay judgments rendered against the Issuer or any of its Significant Subsidiaries aggregating in excess of

  EURO15 million (which are not covered by insurance as to which a claim has been submitted and the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and nonappealable;

  (8)
  failure by the Issuer to perform or comply with any of its material obligations set forth in the Assignment Agreement; or the repudiation by the Issuer of its obligations under the Assignment Agreement or of any assignment, conveyance, pledge, security interest or other encumbrance created under or pursuant to the Assignment Agreement; or at any time the Assignment Agreement is or becomes unlawful or is not, or ceases to be, legal, valid, binding and enforceable, ceases to be a perfected and first priority security interest in the collateral purported to be covered thereby in favor of the Trustee on behalf of the Holders, or otherwise ceases to be effective, for any reason;

  (9)
  certain events of bankruptcy, insolvency, reorganization or similar proceedings in respect of the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

  (10)
  the enforcement under or pursuant to any pledge, assignment or collateral assignment of, or other security interest in, the Share Capital of Messer Griesheim, given in respect of the senior facilities, by any party secured thereby pursuant to which such Share Capital is sold.

        In the case of an Event of Default under clause (9) above with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice and, in the case of an Event of Default under clause (10) above, all outstanding Notes will become due and payable immediately prior to the sale of such Share Capital without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely as a result of such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal, which has become due other than by such declaration of acceleration, has been paid, (iv) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (9) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived.

Statement by Officers as to Default; Compliance Certificates

        The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the date of the Indenture, an Officer's Certificate, stating whether or not to the best knowledge of the signers thereof after due enquiry the Issuer is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture, and if the Issuer shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

        The Issuer shall also deliver to the Trustee, forthwith upon any senior officer of the Issuer obtaining actual knowledge of the occurrence of a Default or an Event of Default, an Officer's Certificate setting forth the details of such Default or Event of Default, and the action which the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have all of its legal obligations discharged with respect to the outstanding Notes except for

  (1)
  the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, interest, Special Interest and Additional Amounts on the Notes when those payments are due from the trust referred to below;

  (2)
  the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee, and the Issuer's obligations in connection with them; and

  (4)
  the legal defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture. In the event this covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either legal defeasance or covenant defeasance

  (1)
  the Issuer must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Notes, cash in euros in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay all amounts payable on the outstanding Notes on the stated maturity or on the redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of legal defeasance, the Issuer must have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that

  (a)
  the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or

  (b)
  since the issue date, there has been a change in the applicable income tax law,

    in either case to the effect that, and based thereon the opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, respectively, as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

  (3)
  in the case of covenant defeasance, the Issuer must have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal or German income tax purposes as a result of the covenant defeasance and will be subject to U.S.

  federal or German income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  (4)
  no default or Event of Default shall have occurred and be continuing either

  (a)
  on the date of the deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to the deposit), or

  (b)
  insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending three months after the date of the deposit;

  (5)
  the legal defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

  (6)
  the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, after three months following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Issuer must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;

  (8)
  the Issuer must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with; and

  (9)
  the Issuer must deliver to the Trustee all other documents or other information that the Trustee may reasonably require in connection with the defeasance.

Satisfaction and Discharge

        Upon the request of the Issuer, the Indenture will cease to be of further effect (except as expressly provided for in the Indenture) and the Trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when

  (a)
  either

  (i)
  all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance under the provisions set forth under the heading "Legal Defeasance and Covenant Defeasance") have been delivered to the principal paying agent for cancellation, or

  (ii)
  all Notes not theretofore delivered to the Trustee (or the principal paying agent, on its behalf) for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal and premium of, and interest, Special Interest and Additional Amounts on the Notes to the date of the deposit together with irrevocable instructions from the Issuer directing the Trustee to apply the funds to the payment of the amounts at maturity or redemption, as the case may be;

  (b)
  the Issuer has paid or caused to be paid all sums payable under the Indenture by the Issuer; and

  (c)
  the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

        The Indenture or the Notes may be amended or supplemented, and any existing default or compliance with any provision of the Indenture or the Notes may be waived, with the consent of the holders of at least a majority in principal amount of the Notes outstanding.

        However, without the consent of each holder affected, an amendment or waiver may not

  (1)
  reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal or change the fixed maturity of any Note, or alter the provisions with respect to the redemption of the Notes in any manner adverse to the Holder (other than provisions relating to the covenants described above under the headings "Change of Control; Repurchase at the Option of Holders" and "Asset Sales; Repurchase at the Option of Holders with Excess Proceeds");

  (3)
  reduce the rate of or change the time for payment of interest or Special Interest on any Note;

  (4)
  waive a default or Event of Default in the payment of principal of or premium, or interest, Special Interest or Additional Amounts on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from that acceleration);

  (5)
  make any Note payable in a currency other than the currency stated in the Notes;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past defaults or of the rights of holders of Notes to receive payments of principal of or premium, or interest, Special Interest and Additional Amounts on the Notes, or to bring suit to enforce those payments;

  (7)
  waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the headings "Change of Control; Repurchase at the Option of Holders" and "Asset Sales; Repurchase at the Option of Holders with Excess Proceeds" in this section);

  (8)
  after the Issuer's obligation to purchase the Notes arises under the Indenture, amend, modify or change the obligation of the Issuer to make or consummate a Change of Control Offer or an Asset Sale Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers;

  (9)
  modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the holders;

  (10)
  amend or modify the provisions described under the heading "Payment of Additional Amounts; Redemption for Taxation Reasons" in any manner adverse to the Holder; or

  (11)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer and the Trustee may agree, amend or supplement the Indenture or the Notes

  •
  to cure any ambiguity, mistake, defect or inconsistency;

  •
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  •
  to provide for the assumption of the Issuer's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets;

  •
  to make any change that would provide any additional rights or benefits to the holders of Notes or that would not adversely affect the legal rights under the Indenture of any such holder;

  •
  to provide for Exchange Notes or Additional Notes; or

  •
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939.

Enforcement

        The Trustee may at any time, at its discretion and without notice, proceed at law or in equity against the Issuer as the Trustee may think fit to enforce the provisions of the Indenture and the Notes. However, the Trustee will not be bound to pursue any proceedings or to take any other action in relation to the Indenture or the Notes unless

  •
  the Trustee has been so directed by holders holding a majority in principal amount of the Notes then outstanding, and

  •
  the Trustee has been indemnified to its satisfaction prior to so acting.

        No holder will be entitled to proceed directly against the Issuer unless the Trustee, having become bound so to proceed, fails so to do within a reasonable period and the failure will be continuing.

Notices

        All notices to the Holders will be valid if published (at no expense to the Holders) in

  •
  a leading German language daily newspaper published in Frankfurt,

  •
  a leading English language daily newspaper published in New York City and in London, or other English language daily newspaper with general circulation in Europe or the United States, and

  •
  so long as the Notes are listed on the Luxembourg Stock Exchange, in one daily newspaper published in Luxembourg.

        Any notice will be deemed to have been given on the date of publication. If a notice is published more than once or on different dates, it will be deemed to have been given on the date of the first publication. It is expected that publication will normally be made in The Wall Street Journal (New York Edition), the Financial Times (London Edition) and, so long as the Notes are listed on the Luxembourg Stock Exchange, the Luxemburger Wort. If publication as provided above is not practicable, notice will be given in any other manner, and will be deemed to have been given on the date, as the Trustee may approve.

Meetings of Noteholders, Modification, Waiver and Authorization

        In connection with the exercise by it of any of its trusts, powers or discretions, the Trustee will have regard to the interests of the holders as a class. Accordingly, among other things the Trustee will not have regard to the consequences of the exercise of its trusts, powers or discretions for individual holders resulting from their being for any purpose domiciled or resident in, or otherwise connected with or subject to the jurisdiction of, any particular territory. Neither the Trustee nor the holders will be entitled to require or claim from the Issuer or any other person any indemnification or payment in respect of any tax consequence, except to the extent already provided for under the provisions relating to taxation and/or any undertaking given in addition to or in substitution for those provisions, pursuant to the Indenture.

        Any modification, waiver or authorization will be binding on the holders and, unless the Trustee agrees otherwise, any modification will be notified by the Issuer to the holders as soon as practicable.

Governing Law

        The Indenture and the Registration Rights Agreement will be governed by New York law. The Assignment Agreement will be governed by German law.

Concerning the Trustee

        If the Trustee becomes a creditor of the Issuer, the Indenture limits the Trustee's right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue, or resign.

        The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall have occurred and be continuing, the Trustee in the exercise of its power will be required to use the degree of care of a prudent person in the conduct of that person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless the holder shall have first offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

        The Indenture contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking action unless indemnified to its satisfaction.

Certain Definitions

        Certain defined terms used in the Indenture are set out below. You should refer to the Indenture for a full disclosure of all those terms, as well as any other capitalized terms used in this description for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into such specified Person or a Restricted Subsidiary of such specified Person, or at the time such other Person became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness assumed, or secured by a Lien encumbering any asset acquired, by such specified Person. Acquired Debt shall be deemed to be incurred at the time of such merger or consolidation, on the date the acquired Person became a Restricted Subsidiary, or at the time of such assumption or acquisition, as the case may be.

        "Acquisition" means the Messer Griesheim Acquisition and the China Acquisition.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Shares of a Person will be deemed to be control; and the terms "controlling", "controlled by" and "under common control with" will have correlative meanings.

        "Ancillary Agreements" means the Assignment Agreement, the High Yield Proceeds Loan and the High Yield Subordination Agreement.

        "Applicable Redemption Premium" means, with respect to any Note on any redemption date, the greater of:

  (i)
  1.0% of the principal amount of the Note; and

  (ii)
  the excess of:

  (x)
  the present value at such redemption date of the redemption price of such Note at June 1, 2006 (such redemption price being set forth in the table above under the heading "Optional Redemption"), plus all required interest payments that would otherwise be due to be paid on such Note during the period between the redemption date and June 1, 2006 excluding accrued but unpaid interest, computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points, over

  (y)
  the principal amount of the Note.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance, assignment, transfer or other disposition (or series of related sales, leases, conveyances, assignments, transfers or other dispositions) of (i) Equity Interests in any of the Issuer's Restricted Subsidiaries (other than directors' qualifying shares), (ii) all or substantially all of the assets of any division or line of business of the Issuer or any Restricted Subsidiary of the Issuer, or (iii) any other assets of the Issuer or any Restricted Subsidiary other than in the ordinary course of business of the Issuer or such Restricted Subsidiary; provided, however, that any sale, lease, conveyance, assignment, transfer or other disposition of any assets pursuant to the Disposal Plan shall be deemed not to be in the ordinary course of business for purposes of the foregoing clause (iii); and

  (2)
  the issuance of Equity Interests by any of the Issuer's Restricted Subsidiaries (other than directors' qualifying shares).

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than EURO1 million; or (b) results in net proceeds to the Issuer and its Restricted Subsidiaries of less than EURO1 million;

  (2)
  transactions covered by covenants described above under the caption "Change of Control; Repurchase at the Option of Holders" and "Certain Covenants Merger, Consolidation or Sale of Assets";

  (3)
  any disposition of assets that have become surplus or obsolete or worn out and which, in the reasonable judgment of the Issuer or the Restricted Subsidiary making the disposition, are not required for the efficient operation of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

  (4)
  the sale of Cash Equivalents, Permitted Local Currency Investments, and investment grade securities, in each case on arm's length terms;

  (5)
  the sale of receivables pursuant to Permitted Discounting Facilities;

  (6)
  a transfer of assets between or among the Issuer and its Restricted Subsidiaries, an issuance of Equity Interests by a Restricted Subsidiary to the Issuer, and an issuance of Equity Interests by a Restricted Subsidiary (other than Messer Griesheim) to a Wholly Owned Restricted Subsidiary of the Issuer;

  (7)
  the granting of leases or licenses over property on arm's length terms, where such property is not required to allow the continued operation of the business of the Issuer and its Restricted Subsidiaries as a whole;

  (8)
  a Permitted Holding Operating Company Transfer;

  (9)
  any assignment which is otherwise a Permitted Lien; and

  (10)
  any Restricted Payment (including any Permitted Investment) not prohibited by the covenant described under "Certain Covenants Limitation on Restricted Payments".

        "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that the Issuer in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange of assets used or usable by the Issuer or its Restricted Subsidiaries in a Permitted Business between the Issuer or any of its Restricted Subsidiaries and another Person or group of Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

        "Assignment Agreement" mean the Assignment Agreement (Sicherungsabtretung) dated as of May 16, 2001 between the Issuer, as assignor, and the Trustee, as assignee.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, and "Beneficial Ownership" has a correlative meaning.

        "Board of Directors" of a company means the board of directors of such company, or in respect of a company organized under the laws of the Republic of Germany, the management board or supervisory board of such company.

        "Bund Rate" means, with respect to any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

  (1)
  "Comparable German Bund Issue" means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to June 1, 2006, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to June 1, 2006, provided, however, that if the period from such redemption date to June 1, 2006 is less than one year, a fixed maturity of one year shall be used;

  (2)
  "Comparable German Bund Price" means, with respect to any redemption date, the average of the Reference German Bund Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Trustee obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

  (3)
  "Reference German Bund Dealer" means any dealer of German Bundesanleihe securities appointed by the Trustee in consultation with the Issuer; and

  (4)
  "Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Trustee of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding such redemption date.

        "Business Combination Agreement" means the business combination agreement dated as of 30/31 December 2000 between MIG, Messer Griesheim, Messer Group, Hoechst AG, and Hoechst Newco 3, setting out the terms of the Acquisition, together with all schedules, exhibits and attachments to such agreement.

        "Capital Lease Obligation" means, with respect to a Person, at the time any determination thereof is to be made, the amount of the liability in respect of an agreement treated as a finance lease or a capital lease in accordance with GAAP that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  Deutsche Marks, euros, Swiss francs, pounds Sterling, and U.S. dollars;

  (2)
  marketable direct obligations issued by or directly and unconditionally fully guaranteed or insured by, (a) any of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, Switzerland or the United States, or (b) any other country or state or political subdivision of the foregoing rated A or above by Standard & Poor's Corporation or A2 or above by Moody's Investor Service, Inc, or (c) any agency or instrumentality of the foregoing (provided that the full faith and credit of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, Switzerland or the United States or such jurisdiction, respectively, is pledged in support thereof), in each case having maturities of not more than one year after the date of acquisition thereof;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, having a rating of at least P-1 from Moody's and A-1 from Standard & Poor's;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any commercial bank organized under the laws of any member of the European Union or Switzerland or the United States (or any state thereof or the District of Columbia) and having at the date of acquisition thereof combined capital and surplus of not less than EURO 500 million;

  (5)
  commercial paper having a rating of at least P-1 from Moody's Investors Service, Inc. and A-1 from Standard & Poor's Corporation and in each case having maturities of not more than one year after the date of creation thereof;

  (6)
  corporate debt with a rating of "A" or higher from S & P or "A2" or higher from Moody's; and

  (7)
  investments in money market funds that invest at least 95% of their assets in Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Central American Entities" means the following entities: Messer Griesheim de México S.A. de C.V.; Messer de El Salvador S.A. de C.V.; Messer de Centroamérica S.A.; Carbox S.A.; Servigil S.A.; Messer de Nicaragua S.A.; Carbox de Nicaragua S.A.; Messer de Honduras S.A. de C.V.; Compañía de Productos Atmosféricos S.A. de C.V.; Gases Industriales S.A. de C.V.; Coxgas S.A. de C.V.; Carbox S.A. Honduras; and Greenbelt Holdings Ltd.

        "Central American Entity Disposals" means asset sales which are disposals by Messer Griesheim or any Restricted Subsidiary of Messer Griesheim of its shares in a Central American Entity or a disposal by a Central American Entity of substantially all of its assets to MIG or a person designated by MIG.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, transfer, conveyance or other disposition (whether or not by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) or Group other than a Person (the "Transferee") with respect to which:

  (a)
  before the initial Public Equity Offering, either (i) the Sponsors' combined direct and indirect percentage Beneficial Ownership of such Transferee's ordinary Share Capital is less than 50% of the Sponsors' combined direct and indirect percentage Beneficial Ownership of the Issuer's ordinary Share Capital on the Issue Date or (ii) the Sponsors' combined direct and indirect Beneficial Ownership of such Transferee's ordinary Share Capital is less than the Beneficial Ownership of such Transferee's ordinary Share Capital of any other Person (other than MIG or Affiliates of MIG); or

  (b)
  after the initial Public Equity Offering, any Person or Group (other than the Sponsors) is the Beneficial Owner, directly or indirectly, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Share Capital of the Transferee and the ownership of such Person or Group exceeds that of the Sponsors collectively in such Transferee;

  (2)
  before the initial Public Equity Offering, either (a) the Sponsors' combined direct and indirect Beneficial Ownership of the Issuer's ordinary Share Capital is less than 50% of the

  Sponsors' combined direct and indirect Beneficial Ownership of the Issuer's ordinary Share Capital on the Issue Date or (b) the Sponsors' combined direct and indirect Beneficial Ownership of the Issuer's ordinary Share Capital is less than the Beneficial Ownership of the Issuer's ordinary Share Capital of any other Person (other than MIG or Affiliates of MIG);

  (3)
  after the initial Public Equity Offering, any Person or Group (other than the Sponsors) will become the Beneficial Owner, directly or indirectly, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Share Capital of any Holding Company or the Issuer and the ownership of such Person or Group will exceed that of the Sponsors collectively; or

  (4)
  after the initial Public Equity Offering, the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors of the Issuer or the first day on which a majority of the members of the Board of Directors of any Holding Company are not Continuing Directors of such Holding Company.

        Notwithstanding the foregoing, if the Company ceases to control the Issuer as a result of, and on the terms of, the transactions expressly contemplated by the Business Combination Agreement relating to the transfer of 66 2/3% of the shares in the Issuer to Hoechst Newco 3 (as defined therein), for a period no longer than 90 days, then during such 90 day period a Change of Control shall not be deemed to have occurred solely by virtue of such transfer, and if such period extends beyond such 90 days then a Change of Control shall be deemed to have occurred on the 91st day.

        "China Acquisition" means the acquisition by Messer Griesheim and/or one or more Subsidiaries of Messer Griesheim of the ACIC Gas Interests (as defined in the Business Combination Agreement) and certain other assets of Aventis China from Aventis China pursuant to the terms of the Business Combination Agreement and the China SPA (as defined therein).

        "Consolidated Cash Flow" means, with respect to any Person for any period, the sum (without duplication) of (i) the Consolidated Net Income of such Person for such period plus (ii) the following, in each case to the extent deducted in calculating such Consolidated Net Income:

  (1)
  the provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (other than income or profits taxes attributable to extraordinary, nonrecurring or exceptional gains or losses or taxes attributable to any Asset Sale or any abandonments or reserves relating thereto);

  (2)
  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period;

  (3)
  the Consolidated Non-Cash Charges of such Person and its Restricted Subsidiaries for such period;

and, in each case, without duplication and on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum (without duplication) of:

  (i)
  the aggregate of the interest expense of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, whether paid or accrued and whether or not capitalized, including, without limitation, (a) any amortization of debt issuance costs and original issue discount and any amortization or write-off of deferred financing costs, (b) non-cash interest payments, (c) the net costs under Hedging Obligations, (d) commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and (e) the interest component of any deferred payment obligations but, excluding, however, the accrual of interest on Permitted Holding Company Subordinated Debt (for so long as such debt qualifies as Permitted Holding Company Subordinated Debt), but only to the extent satisfied by the issue to the holders thereof of further fungible Permitted Holding Company Subordinated Debt, capitalized to the principal thereof, or otherwise not paid in cash;

  (ii)
  the interest component of all payments associated with Capital Lease Obligations; and

  (iii)
  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon;

provided, that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Issuer, a fixed or floating rate of interest, may be computed by applying, at the option of the Issuer, either the fixed or floating rate, and (C) notwithstanding clause (A) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Swaps, shall be deemed to accrue at the rate per annum resulting after giving effect to such agreements; and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the net income (net loss) of such Person and its Restricted Subsidiaries, on a consolidated basis determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with Asset Sale or any abandonments or reserves relating thereto; in each case to the extent such gains (and losses) were included in the calculation of such net income (loss);

  (2)
  any item classified as an extraordinary, non-recurring or exceptional gain (or any item classified as an extraordinary, non-recurring or exceptional loss), together with any related provision for taxes on such extraordinary, non-recurring or exceptional gain (or loss); in each case to the extent such gains (and losses) were included in the calculation of such net income (loss);

  (3)
  the net income of any Person that is not a Restricted Subsidiary of the specified Person, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (4)
  the net loss of any Person that is not a Restricted Subsidiary of the specified Person, except to the extent that such loss has been funded with cash from the specified Person or a Restricted Subsidiary thereof;

  (5)
  the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except to the extent of cash dividends or distributions paid or permitted to be paid, directly or indirectly, by loans, advances, intercompany transfers or otherwise (for so long as so permitted) to the referent Person or to a Restricted Subsidiary of the referent Person by such Person (subject, in the case of such a dividend or distribution to another Restricted Subsidiary, to the limitation in this clause); provided, however, that solely for purposes of calculating the Fixed Charge Coverage Ratio of the Issuer and for making Investments, any determination as to the exclusion of net income of a Restricted Subsidiary pursuant to this clause (5) shall not give effect to any Permitted Bank Encumbrance;

  (6)
  the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

  (7)
  the cumulative effect of a change in accounting principles;

  (8)
  any restoration to income of any contingency reserve of an extraordinary, non-recurring or exceptional nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued in any period for which Consolidated Net Income is required to be calculated for purposes of the Indenture;

  (9)
  for purposes of the "Limitation on Restricted Payments and Investments" covenant, in the case of a successor to the specified Person by consolidation or merger or as a transferee of the specified Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

  (10)
  amortization of debt issuance costs incurred in connection with the financings of the Acquisition and other related fees and expenses, and in connection with the issuance of the Notes.

        "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization (excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) and non-cash charges of such Person and its Restricted Subsidiaries for such period, but net of any non-cash items increasing the Consolidated Net Income of such Person for such period.

        "Continuing Directors" means, with respect to a company, as of any date of determination, any member of the Board of Directors of such company who:

  (1)
  was a member of such Board of Directors on the Issue Date;

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members, of such Board at the time of such nomination or election; or

  (3)
  is a representative of a Sponsor.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disposal Investments" means, in relation to a disposal of the shares or assets of an entity, the amount (if any) of additional investment made by Messer Griesheim or any of its Subsidiaries in the entity whose shares or assets have been disposed of, where such additional investment was made after April 30, 2001.

        "Disposal Plan" means the disposal program pursuant to which it is intended that the shares in certain Subsidiaries of the Issuer located in Argentina, Brazil, Canada, China, Egypt, Guatemala, Honduras, India, Indonesia, South Korea, Malaysia, Mexico, Nicaragua, Peru, South Africa, Sri Lanka, Taiwan, Trinidad and Tobago, Turkey, the United States, Venezuela, and Vietnam, and/or the whole or substantially the whole of the assets of such companies and certain minority interests and assets of Messer Griesheim and its Subsidiaries will be sold after the Issue Date, as more particularly described in the Indenture.

        "Disqualified Share Capital" means any Share Capital that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the Issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, (i) only the portion of Share Capital which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to such date shall be deemed Disqualified Share Capital and (ii) any Share Capital that would constitute Disqualified Share Capital solely because the holders thereof have the right to require the Issuer to repurchase such Share Capital upon the occurrence of a change of control or an asset sale will not constitute Disqualified Share Capital.

        "Eligible Indebtedness" means any Indebtedness other than:

  (1)
  Indebtedness in the form of, or represented by, bonds or other similar securities or any guarantee of any such Indebtedness; and

  (2)
  Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

        "Eligible Preferred Shares" means Preferred Shares other than:

  (1)
  Preferred Shares which constitute Disqualified Share Capital; and

  (2)
  Preferred Shares that are, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

        "Equity Interests" means Share Capital, Permitted Holding Company Subordinated Debt (for so long as such debt qualifies as Permitted Holding Company Subordinated Debt), all warrants, options or other rights to purchase or acquire Share Capital or Permitted Holding Company Subordinated Debt (but excluding any debt security that is convertible into, or exchangeable for, Share Capital or Permitted Holding Company Subordinated Debt other than Permitted Holding Company Subordinated Debt convertible into, or exchangeable for, Share Capital).

        "Excess Facility II Amount" means, at the time of determination, the aggregate amount by which Total Non-Indemnified Unconsolidated Debt has theretofore been permanently reduced by reason of the expiry of a guarantee or indemnity given by Messer Griesheim or its Restricted Subsidiaries which is not to be renewed or as a result of the disposal of Messer Griesheim's or its Restricted Subsidiaries' interest in a joint venture or unconsolidated Subsidiary or by payment of a sum under such a guarantee or indemnity by Messer Griesheim or a Restricted Subsidiary of Messer Griesheim or otherwise but not by reason of a payment from the proceeds of a Revolving Facility II Loan or under a letter of credit or bank guarantee issued under Revolving Facility II; provided that the foregoing reduction of Total Non-Indemnified Unconsolidated Debt has not been used to permit any previous application towards the general working capital requirements of Messer Griesheim and its Restricted Subsidiaries and the aggregate amount of (A) the amount to be borrowed and (B) the face amount of such guarantee or letter of credit to be issued which are to be so applied is equal to or less than the total amount of such reduction.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Indebtedness" means the Indebtedness of the Issuer and its Restricted Subsidiaries in existence at the time of issuance of the Notes on the Issue Date (excluding amounts outstanding under or in respect of the senior facilities), until such amounts are repaid.

        "Euro" and " EURO" means the single currency introduced at the start of the third stage of economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

  (2)
  the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Shares of such Person or on any Disqualified Share Capital of such Person or any of its Restricted Subsidiaries, made during such period other than dividend payments or accruals on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Share Capital) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person as of any date of determination, the ratio of (i) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four full fiscal quarters of such Person for which financial statements are available and ending on or prior to the date of determination to (ii) the Fixed Charges of such Person for such four quarter period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Shares subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Shares, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  Investments in Restricted Subsidiaries and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will in each case be given effect on a pro forma basis assuming that all such Investments in Restricted Subsidiaries and acquisitions, mergers and consolidations and related financings, and the reduction or increase of any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom, including as a result of cost savings considered in the reasoned judgment of the Chief Financial Officer of the Issuer as probable to be realized (but only to the extent that such cost savings and other calculations could then be reflected in pro forma financial statements under GAAP and Regulation S-X under the Securities Act and the rules and regulations promulgated by the Commission thereunder) had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (6) of the proviso set forth in the definition of Consolidated Net Income,

  (2)
  the Consolidated Cash Flow attributable to discontinued operations as determined in accordance with GAAP on or prior to the Calculation Date, and the Consolidated Cash Flow attributable to operations or businesses disposed of prior to the Calculation Date, will be excluded, and the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded (but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date), in each case on a pro forma basis assuming that all such discontinued operations and disposals, and the reduction of any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom, including as a result of cost savings considered in the reasoned judgment of the Chief Financial Officer of the Issuer as probable to be realized (but only to the extent that such cost savings and other calculations could then be reflected in pro forma financial statements under GAAP and Regulation S-X under the Securities Act and the rules and regulations promulgated by the Commission thereunder) had occurred on the first day of the four-quarter reference period; and

  (3)
  if since the beginning of the applicable four-quarter reference period any Person (that subsequently became a Restricted Subsidiary or was merged or consolidated with or into Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment in a Restricted Subsidiary or any acquisition, merger or consolidation or related financings, or determined a discontinued operation or disposed of operations or businesses, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment or acquisition, merger or consolidation or related financings or discontinued operations or disposals had occurred at the beginning of the applicable reference period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness to which pro forma effect is given bears interest at a floating rate, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any interest rate agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting office of the Issuer to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "GAAP" means International Accounting Standards (or, if the Issuer makes the election described below, generally accepted accounting principles in the United States ("US GAAP")) as in effect from time to time, and which are consistent with the accounting principles and practices then applied by the Issuer, and any variation to such accounting principles and practices which is not material. At any time after the Issue Date, the Issuer may elect to apply for all purposes of the Indenture, in lieu of International Accounting Standards, U.S. GAAP; provided, that (i) any such election once made shall be irrevocable, (ii) all financial statements and reports required to be provided, after such election, pursuant to the Indenture shall be prepared on the basis of US GAAP and (iii) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with US GAAP, with retroactive effect being given thereto assuming that such election had been made on the Issue Date.

        "Group" means "group" as such term is used in Section 13d and 14(d) of the Exchange Act.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

  (1)
  interest rate swap, cap, collar, future, option or other interest rate hedge or arrangement or other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

  (2)
  any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in currency values; or

  (3)
  any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Issuer or any of its Restricted Subsidiaries designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Issuer and its Restricted Subsidiaries.

        "High Yield Proceeds Loan Agreement" means the loan agreement, dated on or about the date of the Indenture, between the Issuer, as lender and Messer Griesheim, as borrower, which governs the terms of the intercompany loan made by the Issuer to Messer Griesheim with the proceeds of the issue of the originally issued Notes by the Issuer.

        "High Yield Subordination Agreement" means the subordination agreement, dated on or about the date of the Indenture, between Messer Griesheim and the Issuer relating to the subordination of any loans made pursuant to the High Yield Proceeds Loan Agreement to the Obligations under the senior facilities and amounts outstanding under the Hedging Agreements (as defined therein).

        "Holder" or "Noteholder" means (1) in the case of a global Note, the person in whose name such Note is registered (being on the Issue Date, the Common Depository) in accordance with the Indenture and (2) in the case of a definitive Note, the person in whose name a Note is registered in the books of the registrar for the Notes.

        "Holding Company" means Messer Group and any other Person which owns, directly or indirectly, 100% of the voting securities of the Issuer (other than directors' qualifying shares).

        "Holding Operating Company" has the meaning specified in the definition of Permitted Holding Operating Company Transfer.

        "Indebtedness" means, with respect to any specified Person, whether or not contingent,

  (1)
  the principal of indebtedness of such Person in respect of borrowed money;

  (2)
  the principal of indebtedness of such Person evidenced by bonds, notes, debentures, loan stock or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  the obligations of such Person in respect of banker's acceptances;

  (4)
  all Capital Lease Obligations of such Person;

  (5)
  all obligations of such Person for the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; and

  (6)
  all Hedging Obligations of such Person;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of any other Person secured by a Lien on any asset or property of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person, and excludes Permitted Holding Company Subordinated Debt (but subject to the second proviso of the definition thereof providing for the deemed incurrence of Indebtedness should such debt cease to qualify as Permitted Holding Company Subordinated Debt).

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Indemnified Unconsolidated Debt" means, at any time, the aggregate amount of Unconsolidated Debt to the extent to which the member of the Messer Griesheim (as defined in the senior facilities) providing the Unconsolidated Debt is fully indemnified at such time by the Hoechst AG and/or Aventis pursuant to the provisions of section 11.1 (Hoechst Undertakings) and/or section 11.2 (Aventis Guarantee) of the Singapore Separation Agreement.

        "Insolvency Law" means any law applicable to the bankruptcy or insolvency of a Person or the relief of debtors generally and, with respect to a German company, means in particular the Insolvenzordnung, as amended from time to time, and any successor thereto.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration (including, without limitation, in connection with the sale, liquidation, repayment, repurchase or redemption of another Investment) of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of, as determined in good faith by the Board of Directors of the Issuer.

        "Issue Date" means the date of original issuance of the Notes issued under the Indenture.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest.

        "Messer Griesheim" means Messer Griesheim GmbH.

        "Messer Griesheim Acquisition" means the acquisition by Messer Group of the issued share capital of the Issuer pursuant to the terms of the Business Combination Agreement.

        "Messer Group" means Messer Griesheim Group GmbH, the direct parent company of the Issuer on the Issue Date (fka Cornelia Verwaltungsgesellschaft mbH).

        "Messer Singapore" means Messer Singapore Pte. Limited, a company incorporated in Singapore and which is a direct wholly owned Subsidiary of Messer Griesheim.

        "MGI" means Messer Griesheim Industries, Inc.

        "MIG" means Messer Industrie GmbH.

        "Net Proceeds" means the aggregate cash proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), minus the aggregate amount (without duplication) of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title insurance premiums, appraisers fees, and costs reasonably incurred in preparation of any asset or property for sale or for the delivery thereof; (ii) any income, capital gains or other Taxes incurred and required to be paid or reasonably estimated to be payable by the Issuer or any of its Restricted Subsidiaries in connection with (a) such Asset Sale or (b) the remittance or transfer of all or any of such proceeds to the Issuer or a Restricted Subsidiary of the Issuer in order to enable any such proceeds to be utilized in prepayment of the senior facilities pursuant to the requirements of Clause 9.5 (Asset Disposals) of the senior facilities, in each case as reasonably determined in good faith by the Issuer or such Restricted Subsidiary on the basis of the existing tax rates applicable to the gain (if any) and after taking into account all available credits, deductions and allowances connected with such disposal; (iii) all distributions and other payments required to be made to any Person owning, or any minority interest holder in Subsidiaries or joint ventures indirectly owning, a beneficial interest in the assets which are the subject of such Asset Sale; (iv) any reserves established in accordance with GAAP for adjustments in respect of the sales price of the asset or assets subject to such Asset Sale or for any liability associated with such Asset Sale: provided, however, that if such reserves are released, any amounts deducted pursuant to this clause (iv) shall be added back; (v) repayment of Indebtedness secured by assets subject to such Asset Sale; and (vi) Disposal Investments made in connection with such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

        "Non-Indemnified Unconsolidated Debt" means, at any time, Unconsolidated Debt which is not Indemnified Unconsolidated Debt at such time.

        "Non-Strategic Disposals" means disposals which do not require the consent of a super-majority vote of the shareholders of a Holding Company or to which MIG is obligated to consent, as more particularly described in the Indenture.

        "Obligations" means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Bank Encumbrances" means any restriction on the declaration or payment of dividends or similar distributions, to the extent permitted to exist pursuant to clause (1), (4) (to the extent such agreement or instrument described in such clause (4) governs Indebtedness permitted to be incurred under the Indenture) or (5) of the second paragraph of the covenant under "Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" or pursuant to any agreement renewing, replacing, substituting or amending any such encumbrance or restriction referred to in such clauses (1), (4) (to the extent such agreement or instrument described in such clause (4) governs Indebtedness permitted to be incurred under the Indenture) or (5), provided that such agreement is otherwise permitted under the Indenture and the terms of such agreement renewing, replacing, substituting or amending such encumbrance or restriction are no less favorable to the Holders of Notes in any material respect than the terms of the encumbrance or restriction being so renewed, replaced, substituted or amended.

        "Permitted Business" means businesses of the general nature of the businesses of the Issuer and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related or complementary thereto.

        "Permitted Discounting Facilities" means one or more facilities with a bank or other financial institution pursuant to which the Issuer or any of its Restricted Subsidiaries sell receivables owing to them on customary arms-length market terms in return for a payment in cash by the bank or financial institution to the Issuer or such Restricted Subsidiary of an amount at least equal to 85% of the face amount of the receivables so sold.

        "Permitted Holding Company Subordinated Debt" means subordinated debt of the Issuer issued to and held by any Holding Company provided that:

  (1)
  such debt by its contractual terms as explicitly expressed therein (a) does not (including upon the happening of any event) mature and is not (including upon the happening of any event) mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, and does not include any provision requiring repurchase by the Issuer or any of its Restricted Subsidiaries (including upon the happening of any event) prior to the date on which the Notes mature,

  (b) does not (including upon the happening of any event) require or provide for the payment, in cash or otherwise, of interest or any other amounts prior to its final Stated Maturity (provided that interest may accrete while such subordinated debt is outstanding and accreted interest may become due upon acceleration of maturity as permitted by clause (c) and any interest may be satisfied at any time by the issue to the holders thereof of additional Permitted Holding Company Subordinated Debt), (c) does not provide (including upon the happening of any event) for the acceleration of its maturity (other than following the winding up or bankruptcy of the Issuer, but only if the maturity of the Notes has been accelerated) or the exercise of rights or remedies prior to the date on which the Notes mature and all Obligations under the Notes and the Indenture are repaid in full in cash, (d) is not secured by a lien on any assets of the Issuer or any of its Subsidiaries and is not guaranteed by any Subsidiary, (e) is not transferable by the holder thereof except to the Issuer, (f) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and the Indenture, (g) does not (including upon the happening of any event) constitute Voting Shares and (h) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Equity Interests (other than Disqualified Share Capital); and

  (2)
  such debt is contractually subordinated (pursuant to a binding agreement between the holder of such subordinated debt and the Trustee for the benefit of the Holders) and junior in right of payment to the prior payment in full in cash of all Obligations (including principal, interest, premium (if any) and Additional Amounts (if any)) of the Issuer under the Notes and the Indenture such that (a) the Issuer shall make no payment in respect of such subordinated debt (whether in cash, securities or otherwise, except as permitted by clause 1(b) above) and may not acquire such subordinated debt except as permitted by the Indenture, (b) any payment (whether principal, interest or otherwise) which would be due but cannot be paid by reason of any such restrictions shall be deferred (Einrede der Stundung) until the first date thereafter on which such payment is not so restricted, (c) upon any total or partial liquidation, dissolution or winding up of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, the Holders will be entitled to receive payment in full in cash of all Obligations under the Notes and the Indenture before the holders of such subordinated debt will be entitled to receive any payment or distribution in respect of such subordinated debt, (d) such subordinated debt may not be amended or modified, and the subordination thereof may not be rescinded or waived, such that it would cease to qualify as Permitted Holding Company Subordinated Debt, without the prior written consent of the Trustee (which consent may be withheld for any or for no reason), at any time prior to the time that all Obligations under the Notes and the Indenture are repaid in full in cash and (e) the holders of such subordinated debt shall assign to the Trustee any and all rights it may have to vote, including by way of proxy, in any bankruptcy, reorganization, receivership, insolvency, liquidation or similar proceeding in respect of the Issuer or its property; and

provided, however, that any sale or transfer of such subordinated debt to any Person other than a Holding Company or the Issuer, and any event or circumstance that results in such subordinated debt being held by any Person other than a Holding Company or the Issuer or otherwise ceasing to meet any of the criteria to qualify as Permitted Holding Company Subordinated Debt set forth above (other than upon exchange, conversion or refinancing into Equity Interests of the Issuer), shall, in each case (i) be deemed to be an incurrence of Indebtedness by the Issuer at the time of sale or transfer or the occurrence of such event or circumstance, as the case may be, and (ii) reduce the amount referred to in clause (3)(b) of the first paragraph of the covenant under "Certain Covenants Limitation on Restricted Payments and Investments", retroactive to the date of original incurrence of such Indebtedness; and in such case each Restricted Payment made on or after the date of the original incurrence of such Indebtedness shall be deemed not to have been permitted under the Indenture unless such Restricted Payment would have been permitted under the covenant described under "Certain Covenants Limitation on Restricted Payments and Investments" at a given time on or after the date of the original incurrence of such Indebtedness, and on or prior to such sale or transfer or the occurrence of such event or circumstance, as the case may, and after giving such retroactive effect to such reduction referred to in clause (ii) of this proviso. In determining compliance with the foregoing, the Issuer may designate such given time with respect to each such Restricted Payment in any manner in its discretion, provided that only one such designation may be made in respect of each Restricted Payment and each such designation shall give pro forma effect to all other Restricted Payments having been designated as being made prior in time to such Restricted Payment.

        "Permitted Holding Operating Company Transfer" means any sale or transfer to a Holding Company (or a Subsidiary of a Holding Company) of the shares in a Restricted Subsidiary of the Issuer (thereafter referred to herein as a "Holding Operating Company") for fair value; provided that (a) the Consolidated Cash Flow of such Restricted Subsidiary for the most recently ended four full fiscal quarters of such Restricted Subsidiary for which financial statements are available and ending on or prior to the date of such sale or transfer, when aggregated with the Consolidated Cash Flow of each other Holding Operating Company whose shares were so sold or transferred hereunder (in each case as determined pursuant to this clause at the time of the sale or transfer of the shares in such Holding Operating Company, and without giving effect to subsequent changes in such Consolidated Cash Flow), does not exceed EURO10 million and (b) the consolidated total assets of such Restricted Subsidiary (determined as at the date of such sale or transfer), when aggregated with the consolidated total assets of each other Holding Operating Company whose shares were so sold or transferred hereunder (in each case as determined pursuant to this clause as at the time of the sale or transfer of the shares in such Holding Operating Company, and without giving effect to subsequent changes in the amount of such consolidated total assets), does not exceed EURO50 million (in each case, determined in accordance with GAAP).

        "Permitted Investments" means:

  (1)
  any Investment in the Issuer by any Restricted Subsidiary of the Issuer, provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Issuer's obligations under the Notes;

  (2)
  any Investment by the Issuer or any Restricted Subsidiary of the Issuer in any Restricted Subsidiary of the Issuer or in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

  (3)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the "Asset Sale" covenant; and Disposal Investments made in connection with Asset Sales;

  (4)
  any Investment in Cash Equivalents or in Permitted Local Currency Investments;

  (5)
  any Investment made solely in exchange for the issuance of Equity Interests (other than Disqualified Share Capital) of the Issuer;

  (6)
  receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

  (7)
  any Investment in a Person where such Investment is acquired by the Issuer or any of its Restricted Subsidiaries (i) in exchange for another Investment in such Person held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of or obligor under such other Investment or (ii) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries of any Lien which secured such Investment or other transfer of title with respect to such secured Investment in connection with a default thereunder;

  (8)
  Investments in securities, stocks or similar obligations of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of, or in satisfaction of judgments against, such trade creditors or customers;

  (9)
  loans or advances to, or guarantees of loans to, employees of the Issuer or any Restricted Subsidiary of the Issuer for purposes of purchasing the Issuer's or any Holding Company's Share Capital; and other loans and advances to employees of the Issuer or any Restricted Subsidiary of the Issuer made in the ordinary course of business of the Issuer or such Restricted Subsidiary and guarantees of such loans made in the ordinary course of business;

  (10)
  Investments in Hedging Obligations;

  (11)
  Investments (i) outstanding on the Issue Date, (ii) made pursuant to commitments outstanding, and as in effect, on the Issue Date, including, without limitation, loans by Messer Griesheim to Singapore SPV in order to satisfy its obligations pursuant to the provisions of section 4.2 (Making of Shareholder Loans) of the Singapore Separation Agreement provided that (a) such loans are repayable by Singapore SPV on the terms and conditions specified in the Singapore Separation Agreement and (b) the aggregate amount of all such loans does not exceed at any time DM 180 million (or its equivalent) less the Hoechst Closing Amount (as defined in section 4.5 of the Singapore Separation Agreement), and (iii) made in connection with one or more Permitted Holding Operating Company Transfer provided that the aggregate amount of such Investments under this clause (iii) does not exceed EURO 5 million (or its equivalent);

  (12)
  any Strategic Investment, provided that (A) the amount of such Investment, when aggregated with the amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all other Investments comprising Strategic Investments made pursuant to this clause (12) after the Issue Date, does not exceed (B) the sum of (i) the amount, calculated at the time such Strategic Investment is made, equal to the greater of (a) EURO75 million and (b) 5.0% of the total consolidated tangible assets of the Issuer and its Restricted Subsidiaries at the time such Investment is made plus (ii) 100% of the net cash proceeds, if any, received by the Issuer at the time of or concurrently with such Strategic Investment as a contribution to its common equity capital or from a sale by the Issuer of its common equity, provided that the amount of such net cash proceeds will be excluded from clause (3)(b) of the first paragraph of the "Limitation on Restricted Payments and Investments" covenant described above plus (iii) if any Strategic Investments made pursuant to this clause (12) are sold for cash or otherwise liquidated or repaid, repurchased or redeemed for cash, the amount equal to the lesser of (a) the aggregate initial amounts of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to any subsequent changes in value) and (b) the aggregate amount received by the Issuer or its Restricted

  Subsidiaries upon such sales, liquidations, repayments, repurchases or redemptions plus (iv) to the extent that Strategic Investments in Persons are made after the Issue Date pursuant to this clause (12) and such Persons subsequently become Restricted Subsidiaries of the Issuer, the amount equal to the lesser of (a) the aggregate amount of such Strategic Investments (in each case measured on the respective dates such Strategic Investments were made and without giving effect to subsequent changes in value) and (b) the aggregate amount of such Strategic Investments owned by the Issuer or its Restricted Subsidiaries at the respective times such Persons become Restricted Subsidiaries of the Issuer (in each case measured as the fair market value of such Investments at the respective times each such Person became a Restricted Subsidiary of the Issuer); and

  (13)
  so long as no Default or Event of Default shall have occurred and be continuing (or result therefrom), any other Investment in any Person provided that (A) the amount of such Investment, when aggregated with the amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all other Investments made pursuant to this clause (13) after the Issue Date, does not exceed (B) the sum of (i) EURO10 million plus (ii) if any Investments made pursuant to this clause (13) are sold for cash or otherwise liquidated or repaid, repurchased or redeemed for cash, the amount equal to the lesser of (a) the aggregate amounts of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to any subsequent changes in value) and (b) the aggregate amount received by the Issuer or its Restricted Subsidiaries upon such sales, liquidations, repayments, repurchases or redemptions plus (iii) to the extent that Investments in Persons are made after the Issue Date pursuant to this clause (13) and such Persons subsequently become Restricted Subsidiaries of the Issuer, the amount equal to the lesser of (a) the aggregate amount of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to subsequent changes in value) and (b) the aggregate amount of such Investments in such Persons owned by the Issuer or its Restricted Subsidiaries at the respective times such Persons become Restricted Subsidiaries of the Issuer (in each case measured as the fair market value of such Investments at the respective times each such Person became a Restricted Subsidiary of the Issuer).

        "Permitted Liens" means:

  (1)
  Liens existing on the Issue Date;

  (2)
  Liens on the assets of the Issuer and its Restricted Subsidiaries securing Indebtedness and other Obligations under the senior facilities that were permitted by the terms of the Indenture to be incurred;

  (3)
  Liens in favor of the Issuer or a Restricted Subsidiary of the Issuer;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

  (5)
  Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (6)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (7)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares" covering only the assets acquired with such Indebtedness;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required in conformity with GAAP shall have been made therefor;

  (9)
  Liens created for the benefit of the Notes;

  (10)
  Liens imposed by law or arising by operation of law, including, without limitation, landlords' mechanics', carriers' warehousemen's, materialmen's, suppliers' and vendors' Liens, Liens for master's and crew's wages and other similar maritime Liens and mechanics' Liens, in each case which are incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereto;

  (11)
  Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (1), (4) and (5) of this definition, provided that such (i) Liens do not extend to any property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than the property and assets that were subject to the Lien securing such Indebtedness and (ii) the amount of such Indebtedness so secured by such Lien is not increased;

  (12)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (13)
  Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of banker's acceptances issued or credited for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (14)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (15)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (16)
  Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

  (17)
  any interest or title of a lessor in the property subject to any lease other than a Capital Lease;

  (18)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries;

  (19)
  Liens encumbering property or other assets under construction arising from progress or partial payments by a customer of the Issuer or its Restricted Subsidiaries relating to such property or other assets;

  (20)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases, provided that such Liens do not extent to any property or assets which are not leased property subject to such leases or subleases;

  (21)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (22)
  zoning restrictions, easements, license, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of the Issuer or any Restricted Subsidiary to conduct its business and are incurred in the ordinary course of business;

  (23)
  Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation and unemployment insurance and other types of social security;

  (24)
  Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; and

  (25)
  Liens securing Eligible Indebtedness that was permitted by the terms of the Indenture to be incurred.

        "Permitted Local Currency Investments" means Investments in:

  (1)
  cash in currencies other than those specified in clause (1) of the definition of Cash Equivalents and held by a Restricted Subsidiary of the Issuer, but only to the extent such cash (i) is in the currency of a jurisdiction in which such Restricted Subsidiary operates or conducts its business or (ii) was generated in the ordinary course of business of such Restricted Subsidiaries or (iii) is necessary for working capital purposes of such Restricted Subsidiary or (iv) represents cash consideration received by such Restricted Subsidiary from an Asset Sale that was made pursuant to and in compliance with the "Asset Sales" covenant or from a liquidation or redemption of an Investment made pursuant to and in compliance with clause (2) below; or (v) is, in the judgement of management of such Restricted Subsidiary, held for a valid business reason (including, but not limited to, cash management or applicable law);

  (2)
  Investments made by a Restricted Subsidiary of the Issuer with cash otherwise permitted to be held by such Restricted Subsidiary under clause (1) above in (a) marketable direct obligations of, or obligations fully and unconditionally guaranteed by, the sovereign nation (or any agency thereof) in which such Restricted Subsidiary is organized or of which such cash is its legal tender, (b) securities of the type and maturity described in clauses (3) through (6) of the definition of Cash Equivalents of foreign obligors organized under the laws of such nation, which securities have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (c) securities of the type and maturity described in clauses (3) through (6) the definition of Cash Equivalents of foreign obligors organized under the laws of such nation, which securities or obligors are not rated as provided in such clauses but which are, in the reasonable judgment of the Issuer, comparable in investment quality to such securities (or, if such securities of such comparable quality are not then available for purchase at the time of such Investment, securities of such foreign obligors of the highest investment quality which is then reasonably available for purchase at the time of such Investment).

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred by the Issuer if the Issuer is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Preferred Shares" of any Person means any Share Capital of such Person that has any rights which are preferential to the rights of any other Share Capital of such Person with respect to dividends or redemptions or upon liquidation.

        "Public Equity Offering" means an underwritten primary public offering of ordinary or common Share Capital of the Issuer or any Holding Company (to the extent net proceeds thereof are contributed to the Share Capital (other than Disqualified Share Capital) of the Issuer within 90 days of such offering) and from which the Issuer receives at least EURO50 million in aggregate gross proceeds and such Share Capital of the Issuer or such Holding Company the subject of such offering either:

  (1)
  is listed or traded on a nationally recognized stock exchange or automated quotation system in the United States, German or any other member state in the European Union (as it exists on the Issue Date), or

  (2)
  has been distributed by means of an effective registration statement under the Securities Act.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Revolving Facility II Loan" means a loan made or to be made under the Revolving Facility II, as such term is defined in the senior facilities.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Disposal Basket" means any disposal(s) on arm's length terms, provided that the aggregate consideration received for such disposal(s) (both cash and non-cash, including the amount of Indebtedness (other than Hedging Obligations) assumed by the purchaser or remaining in the assets disposed of or (if the disposal relates to a disposal of less than the whole of the issued shares of a person) the relevant proportion of such Indebtedness) (i) is no greater than EURO50 million (or its equivalent in another currency or currencies) in any calendar year, and (ii) from the Issue Date is no greater than EURO250 million (or its equivalent in another currency or currencies).

        "senior facilities" means the term loan and revolving credit facilities under the Facilities Agreement, dated on or about April 28, 2001, between, among others, Cornelia Verwaltungsgesellschaft mbH, Goldman Sachs International, as global co-ordinator, and the financial institutions party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as the same may from time to time be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Restricted Subsidiaries as additional guarantors or borrowers thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or the institutions).

        "Share Capital" means:

  (1)
  in the case of a corporation, corporate stock and shares;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and shares;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Singapore Separation Agreement" means the formation, funding and shareholders agreement to be made between, amongst others, Messer Griesheim, Hoechst AG, MIG, Singapore SPV, the Company and Aventis in relation to (amongst other things) the sale by Messer Griesheim to Singapore SPV of all of Messer Griesheim's shares in Syngas and Messer Singapore.

        "Singapore SPV" means DIOGENES Neunzehnte Vermogensverwaltungs GmbH, a limited liability company in which, pursuant to the terms of the Singapore Separation Agreement, Messer Griesheim will be a shareholder and which will hold the interest in Messer Singapore and Syngas held by Messer Griesheim at the signing of the senior facilities existing on the Issue Date.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-03 of Regulation S-X under the Securities Act, as such rule is in effect on the Issue Date, but replacing in such definition the 10% test threshold with a 3% test threshold. Notwithstanding the foregoing, for all purposes of the Indenture, each of Messer Griesheim and MGI shall be deemed to be a "Significant Subsidiary".

        "Special Interest" has the meaning specified in the Registration Rights Agreement.

        "Specified Asset Sales" means Asset Sales which are (i) disposals of assets under the Disposal Plan, (ii) disposals of assets which are Non-strategic Disposals or (iii) disposals of assets under the Senior Disposal Basket.

        "Sponsors" means Allianz Capital Partners GmbH, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co Beteiligungs KG, Stone Street Fund 2000, L.P. and Bridge Street Special Opportunities Fund 2000, L.P., together with all equity funds and investment funds managed, advised or operated by any such Person, and their respective Affiliates or any Affiliate of The Goldman Sachs Group, Inc.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Strategic Investment" means an Investment by the Issuer or a Restricted Subsidiary in another Person or Persons (including an Unrestricted Subsidiary), provided that such other Person or Persons, taken together, shall be engaged primarily in a Permitted Business.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Share Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        "Syngas" means Singapore Syngas Pte Ltd, a company incorporated in Singapore.

        "Taxes" means taxes, duties, assessments or other governmental charges of whatever nature, including penalties, interest and any other liabilities related thereto.

        "Total Non-Indemnified Unconsolidated Debt" means, at any time, the aggregate amount (without double counting) of Unconsolidated Debt at that time which is not Indemnified Unconsolidated Debt at such time.

        "Unconsolidated Debt" means any Indebtedness of Messer Griesheim or its Restricted Subsidiaries under any guarantee or indemnity given by any of Messer Griesheim or its Restricted Subsidiaries in respect of Indebtedness of a Person who is not a Restricted Subsidiary of Messer Griesheim.

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer (and any Subsidiary of such Subsidiary) that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the covenant described under "Certain Covenants Designation of Restricted and Unrestricted Subsidiaries".

        "Vendor" means Hoechst AG.

        "Voting Shares" of any Person as of any date means the Share Capital of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary 100% of the voting securities of which (other than directors' qualifying shares) is owned, directly or indirectly, by the Issuer.

PLAN OF DISTRIBUTION

        This prospectus may be used by Goldman, Sachs & Co., Goldman Sachs International and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of the notes related to market-making transactions effected from time to time. Such affiliates of The Goldman Sachs Group, Inc. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        As of the date of this prospectus, six private equity funds managed by affiliates of The Goldman Sachs Group, Inc. owned 33.08% of our capital stock. Because affiliates of The Goldman Sachs Group, Inc. may purchase and sell notes, and because this prospectus may be used by affiliates of The Goldman Sachs Group, Inc. in connection with future offers and sales of notes related to market-making transactions effected from time to time, no estimate can be given as the number and percentage of notes that will be held by such affiliates of The Goldman Sachs Group, Inc. upon the termination of such sales.

        We have been informed by Goldman, Sachs & Co. and Goldman Sachs International that, subject to applicable laws and regulations, they or other affiliates of The Goldman Sachs Group, Inc. currently intend to make a market in the notes. However, such entities are not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. See "Risk Factors You may not be able to resell your notes".

        Affiliates of The Goldman Sachs Group, Inc. have provided us with investment banking services in the past and may provide such services and financial advisory services to us in the future. Goldman Sachs International acted as purchaser in connection with the original sale of the notes and received customary fees and was reimbursed expenses incurred in connection therewith.

        We have agreed to indemnify Goldman, Sachs & Co., Goldman Sachs International and other affiliates of The Goldman Sachs Group, Inc. against certain liabilities, including liabilities under the Securities Act.

        The address of Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004. The address of Goldman Sachs International is Peterborough Court, 133 Fleet Street, London EC4A 2BB.

CERTAIN TAX CONSEQUENCES

German Tax Considerations

        The following is a general discussion of the material German tax consequences of your investment in and ownership of the notes. This discussion does not purport to be a comprehensive description of all tax considerations which may be relevant to your decision to purchase the notes. In particular, this discussion does not consider any specific facts or circumstances which may apply to a particular purchaser. This summary is based on the current laws of Germany, as in effect and applied on the date of this prospectus. These laws are subject to change, possibly with retroactive effect.

        Prospective purchasers of notes are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of notes, including the effect of any state or local taxes, under the tax laws in Germany and in each country of which they are residents.

Tax Residents

        Payments of interest on the notes, including interest having accrued up to the sale of a note and credited separately ("Accrued Interest") to persons who are tax residents of Germany (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is located in Germany) are subject to German personal or corporate income tax (plus solidarity surcharge of 5.5% thereon (Solidaritätszuschlag)). Such interest is also subject to trade tax if the notes form part of the property of a German trade or business.

        Upon maturity of a note, the initial purchaser receives, in addition to the current interest on the note, taxable investment income in an amount equal to the difference between the issue price of the note and the redemption amount ("Original Issue Discount"), if the Original Issue Discount exceeds certain thresholds. Provided that the note can be classified as a financial innovation (Finanzinnovation) under German tax law, including, among other things, zero coupon notes or discounted notes, and is purchased or disposed of while outstanding, the Original Issue Discount to the extent attributable to the period over which the holder of a note has held such note or, alternatively, the difference between the proceeds from the sale or redemption and the purchase price is subject to personal or corporate income tax in the year of the sale or maturity of the note, unless the notes form part of the property of a trade or business, in which case the annual increase in value of the note, as calculated at the time of its acquisition, must be taken into account pro rata temporis as interest income and may also be subject to trade tax.

        Capital gains from the disposal of notes, other than income from Original Issue Discount, as defined above, are only taxable to a German tax-resident individual if the notes are disposed of within one year after their acquisition or form part of the property of a trade or business, in which case the capital gains may also be subject to trade tax. Capital gains derived by German-resident corporate holders of notes will be subject to corporate income tax (plus solidarity surcharge at a rate of 5.5% thereon) and trade tax.

        If the Notes are held in a custodial account which the Noteholder maintains with a German branch of a German or non-German financial or financial services institution (the "Disbursing Agent") a 30% withholding tax on interest payments (Zinsabschlagsteuer), plus 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax on interest is also imposed on Accrued Interest. If the Notes qualify as financial innovations, as explained above, and are kept in a custodial account which the Noteholder maintains with a Disbursing Agent such custodian will generally withhold tax at a rate of 30% (plus solidarity surcharge at a rate of 5.5% thereon) from the difference between the issue or purchase price of the Notes and the redemption amount or sales proceeds if the Noteholder has kept the Note in the custodial account since the time of issuance or acquisition, respectively. Otherwise the 30% withholding tax is applied to 30% of the amounts paid in partial or final redemption of the Notes or the proceeds from the sale of the Notes, respectively.

        In computing the tax to be withheld the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a Note to the Disbursing Agent during the same calendar year. In general, no withholding tax will be levied if the holder of a Note is an individual (i) whose Note does not form part of the property of a German trade or business nor gives rise to income from the letting and leasing of property, and (ii) who filed a withholding certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the Note together with other investment income does not exceed the maximum exemption amount shown on the withholding certificate. Similarly, no withholding tax will be deducted if the holder of the Note has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

        Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the Noteholder to a refund, based on an assessment to tax.

Nonresidents

        Interest, including Accrued Interest and Original Issue Discount, and capital gains are not subject to German taxation, unless

(a)
the notes form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in Germany by the Noteholder; or

(b)
the interest income otherwise constitutes German-source income (such as income from the letting and leasing of certain German-situs property).

        In situations (a) and (b), a tax regime similar to that explained above at "Tax Residents" applies. Capital gains from the disposition of notes other than income from Original Issue Discount are, however, only taxable in situation (a).

        Nonresidents of Germany are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the Notes are held in a custodial account with a Disbursing Agent, withholding tax is levied as explained above at "Tax Residents".

Inheritance and Gift Tax

        No inheritance tax with respect to any note will arise under the laws of Germany if neither the decedent nor the beneficiary is a resident of Germany and such note is not attributable to a German trade or business for which a permanent establishment is maintained in Germany, nor for which a permanent representative has been appointed in Germany. Similarly, no gift tax with respect to any note will arise under the laws of Germany if neither the donor nor the donee is a resident of Germany and such note is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in Germany. Exceptions from this rule apply to certain German expatriates.

Other Taxes

        No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the notes. Currently, net assets tax is not levied in Germany.

Tax reform proposals

        On February 21, 2003 the German Bundestag passed a bill on the repeal of certain tax benefits. According to the proposed legislation, certain capital gains derived from the disposition of notes would be taxable to individuals tax-resident in Germany, irrespective of a holding period, even if the notes do not form part of the property of a German trade or business. However, a flat tax rate below the personal income tax rates would apply to such capital gains. The netting of capital gains from the disposition of notes or other securities by private individuals with losses from other categories of income would be restricted. On March 14, 2003 the German Bundesrat withheld its consent to the bill, which was subsequently referred to the conference committee of both chambers and remains under discussion.

        On December 16, 2002 the Federal Government announced plans for granting tax amnesty to taxpayers receiving unreported interest income from funds invested offshore. As part of the incentive to repatriate such assets to Germany, the existing tax regime in respect of interest income would be changed. Instead of the interest withholding tax currently imposed at a rate of 30 per cent. as a prepayment towards the taxpayer's ultimate tax liability, a security holder's liability to income tax on interest received would be satisfied by the withholding of tax from interest payments. On March 17, 2003 the Federal Ministry of Finance published draft legislation for implementing these changes with a proposed withholding tax rate of 25 per cent. Where the individual tax liability falls short of the 25 per cent. tax rate, however, any excess withheld would be refunded based on an assessment to tax.

        It is presently unclear whether these plans will actually be implemented, and if so, when and in which form.

United States Federal Income Tax Considerations

        In the following discussion we summarize certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes and are a U.S. holder (as defined below). We also discuss certain aspects of federal income taxation relevant to beneficial owners of notes who are not U.S. holders (as defined below). In this summary, we deal only with holders that purchase the notes at their issue price as part of the initial distribution and that will hold the notes as capital assets. However, we do not address considerations that may be relevant to you if you are an investor that owns directly or indirectly 10% or more of our voting stock or is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects market to market treatment, person that will hold notes through a partnership or other pass-through entity, person that will hold notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or a person whose "functional currency" is not the U.S. dollar.

        In general, you will be a U.S. holder if you are both an initial purchaser and a beneficial owner of notes and, in addition, you are one of the following for U.S. federal income tax purposes:

  (1)
  a citizen or individual resident of the United States;

  (2)
  a corporation or entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision of the United States;

  (3)
  an estate all of whose income, regardless of its source, is includable in gross income for U.S. federal income tax purposes; or

  (4)
  a trust

  (a)
  if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  (b)
  that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        You should consult your tax advisor about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

        Interest on the Notes.    Payments or accruals of interest on the notes including additional amounts, if any, paid in respect of withholding taxes imposed on payments on the notes (as described in "Description of the Notes") will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting.

        If you use the cash method of tax accounting, the amount of interest income you will realize, regardless of whether you convert the payment into U.S. dollars, will be the U.S. dollar value of the payment in euros, calculated using the exchange rate in effect on the date you receive the payment. You generally will not have exchange gain or loss on the interest payment, but you may have exchange gain or loss when you dispose of any euros you receive.

        If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be the U.S. dollar value of the interest income accrued in the taxable year, calculated using the average exchange rate in effect during the interest accrual period. If the interest accrual period spans two taxable years, then the U.S. dollar value will be calculated at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income at the spot rate on the last day of the accrual period (or the last day of the taxable year, if the accrual period spans more than one taxable year), or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year. You cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss when you receive an interest payment in euros if the exchange rate in effect on the date you receive the payment is different from the rate that applies to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the notes.

        Withholding Taxes.    Subject to certain conditions and limitations, if the issuer withholds German taxes with respect to a payment of interest on a note, you could be eligible to claim such withholding tax as a credit or deduction for purposes of computing the amount of your U.S. federal income tax liability. This credit or deduction is only available to the extent that a refund of the German withholding tax is not available under the tax treaty between the United States and Germany. Interest income on the notes will constitute foreign source income and generally will be considered "passive" income (or "high withholding tax interest" income if the applicable withholding tax is imposed at a rate of 5% or more) or "financial services" income for U.S. foreign tax credit purposes. If you receive a refund of German withholding tax, you may be required to recognize exchange gain or loss upon your receipt of such refund to the extent the U.S. dollar value of the refund differs from the U.S. dollar equivalent of the refund amount on the date of receipt of the underlying interest payment.

        The rules relating to foreign tax credits and their timing are extremely complex. You should consult your own tax advisor regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to your particular situation.

        Purchase, Sale and Retirement of Notes.    Initially, your tax basis in a note generally will equal the cost of the note to you. The cost to you will be the U.S. dollar value of the purchase price in euros on the date of purchase, calculated at the exchange rate in effect on that date. If the note is traded on an established securities market and you are either a cash-basis taxpayer or an accrual-basis taxpayer that makes a special election, you will determine the U.S. dollar value of the cost of the note by translating the amount of euros that you paid for the note at the spot rate of exchange on the settlement date of your purchase. If you convert U.S. dollars into euros and then immediately use those euros to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

        When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under "Interest on the Notes") and your tax basis in the note. If you sell or exchange a note for euros, or if you receive euros on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the euros that you receive, calculated at the exchange rate in effect on the date the note is disposed of or retired. If you dispose of a note that is traded on an established securities market and you are either a cash-basis U.S. holder or an accrual-basis holder that makes a special election, you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

        If you are an accrual-basis taxpayer and you make the special election discussed in the two preceding paragraphs in respect of the purchase and sale of notes traded on an established securities market, you must apply it consistently to all debt instruments from year to year. You cannot change your special election without the consent of the Internal Revenue Service.

        Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss and generally will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 20%. If an individual U.S. holder holds a note for more than five years, a further reduced tax rate on any such capital gain may apply. The ability of U.S. holders to offset capital losses against ordinary income is limited.

        Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

        Any gain you realize on the sale, exchange or retirement of a note generally will be treated as U.S. source for U.S. foreign tax credit purposes. Any loss you realize upon a sale, exchange or retirement of a note generally will be allocated against U.S. source income for U.S. foreign tax credit purposes.

Non-U.S. Holders

        If you are not a U.S. holder of notes, you generally will not be subject to U.S. federal income or withholding tax on

  (1)
  payments in respect of your notes, including stated interest, additional amounts or liquidated damages, or

  (2)
  gain realized on the sale, exchange, retirement or other disposition of your notes.

        However, even if you are not a U.S. holder of notes, you will be subject to U.S. federal income or withholding tax in respect of your notes if

  (1)
  you conduct a trade or business in the United States to which the income or gain on your notes is effectively connected (or, if you are a treaty resident, you have a permanent establishment (or a fixed base) in the United States to which the income or gain on your notes is attributable), or

  (2)
  in the case of a gain,

  (a)
  you are a nonresident alien individual, and

  (b)
  you hold the note as a capital asset, and

  (c)
  you are present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition of your notes, and certain other conditions are satisfied.

        We advise you that the information in this section is qualified by the discussion in the next section "Information Reporting and Backup Withholding".

Information Reporting and Backup Withholding

        The paying agent must file information returns with the Internal Revenue Service in connection with note payments made to a U.S. holder unless such holder is an exempt recipient such as a corporation. If you are a U.S. holder, you generally will not be subject to a 30% United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent or otherwise comply with applicable backup withholding requirements. (Pursuant to recently enacted tax legislation, the backup withholding tax rate is being reduced gradually until the rate reaches 28% in 2006.) You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a U.S. holder, you may have to comply with certification procedures to establish that you are not a U.S. holder in order to avoid information reporting and backup withholding tax requirements.

United Kingdom Tax Considerations

        This summary describes certain U.K. tax consequences of the ownership of the notes but does not purport to be comprehensive. This summary describes the tax position of those persons who are the absolute beneficial owners of their notes. Thus, this summary may not apply to some special situations, such as those of dealers in securities. Furthermore, the discussion below is generally based upon provisions of U.K. tax law and U.K. Inland Revenue practice as in effect on the date of this prospectus. We urge you to consult your own tax advisors concerning U.K. tax consequences in view of your particular situation as well as any consequences arising under the law of any other relevant tax jurisdiction. We are making no representation as to the specific tax consequences to you of purchasing, owning or disposing of the notes.

U.K. Witholding Tax

        U.K. withholding tax (including withholding or deduction for or on account of tax by issuers, paying agents and collecting agents) will not apply to interest payments made (or in the case of collecting agents, received) on the notes. New provisions have been introduced that enable the U.K. Inland Revenue to obtain information about the U.K. savings income of all individuals and, in certain circumstances, to exchange taxpayer information with the tax authorities of other jurisdictions.

Accrued Income Scheme—Individual Noteholders

        Under the provisions known as the "Accrued Income Scheme", a charge to tax on income (in respect of an amount as is just and reasonable) may arise from the transfer of a note by a holder who is resident or ordinarily resident in the United Kingdom, or by a holder who carries on a trade in the United Kingdom through a branch or agency to which the note is attributable.

Taxation of Chargeable Gains—Individual Noteholders

        The notes will not constitute "qualifying corporate bonds" within the meaning of section 117 of the U.K. Taxation of Chargeable Gains Act 1992. Accordingly, a disposal (including a redemption) of such notes by an individual noteholder may give rise to a chargeable gain or an allowable loss for the purposes of the U.K. taxation of chargeable gains.

U.K. Corporation Tax Payers

        Holders of the notes within the charge to U.K. corporation tax will not be subject to the methods of taxation set out in the "Accrued Income Scheme—Individual Noteholders". Any profits and gains (including interest) arising from the notes in the hands of those holders will generally be charged to tax as income in each accounting period on a basis reflecting the treatment in the statutory accounts of the holders, calculated in accordance with the holders' authorized accounting methods.

Stamp Duty and Stamp Duty Reserve Tax

        No stamp duty or stamp duty reserve tax is payable on the issuance or transfer of the notes.

Proposed European Directive on the Taxation of Savings Income

        On January 21, 2003, the European Union Council of Economic and Finance Ministers, or ECOFIN, agreed on proposals under which, with effect from January 1, 2004, member states of the European Union will be required to provide to the tax authorities of another member state details of payments on interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state, except that Belgium, Luxembourg and Austria will instead be required to operate a withholding system for a transitional period in relation to such payments (the ending of such transitional period being by reference to the conclusion of certain other agreements relating to information exchange with certain other countries). During the transitional period, the withholding rate will be 15% per annum for the first three years beginning January 1, 2004, 20% per annum as from January 1, 2007 and 35% per annum as of January 1, 2010.

        It is expected that the final text of a directive to implement the proposals will be decided at the ECOFIN meeting in late March 2003.

        You should consult your own tax advisers if you are in any doubt as to your tax position or if you may be subject to tax in other jurisdictions.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon by Hengeler Mueller as to matters of German law and by Milbank, Tweed, Hadley & McCloy LLP as to matters of United States law.

EXPERTS

        The consolidated financial statements of Messer Holding as of and for the twelve month period ended December 31, 2002 and as of and for the eight month period ended December 31, 2001, and the consolidated financial statements of Messer Griesheim as of and for the four months period and the year ended April 30, 2001 and December 31, 2000, respectively, have been incorporated by reference into this prospectus in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent accountants, incorporated by reference into this prospectus and, with respect to December 31, 2000 and the year then ended, in reliance upon the report of PwC independent accountants, incorporated by reference into this prospectus, on the financial statements of Singapore Syngas Pte Ltd, and upon the authority of said firms as experts in accounting and auditing. PwC's report on the financial statements of Singapore Syngas Pte Ltd as of and for the year ended December 31, 2000 contains an explanatory paragraph related to substantial doubts about Singapore Syngas Pte Ltd's ability to continue as a going concern; these financial statements do not include any adjustment that might result from the outcome of that uncertainty.

LISTING AND GENERAL INFORMATION

Listing

        We listed the original notes and the exchange notes on the Luxembourg Stock Exchange. The Articles of Association of our company and the legal notice relating to the issue of the notes have been deposited with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement à Luxembourg), where such documents are available for inspection and where copies of such documents can be obtained upon request. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a listing, paying and transfer agent in Luxembourg. According to Chapter VI, Article 3, point A/11/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the notes shall be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange shall be cancelled.

Authorizations

        We have obtained all necessary consents, approvals and authorizations in connection with the issue of the notes. The issue of the notes was authorized by resolutions of our Management Board passed on May 11, 2001 and by resolution of our Supervisory Board passed on May 11, 2001.

No Material Change

        Except as disclosed or incorporated by reference in this prospectus, there has been no material change in the financial position of our company and our subsidiaries taken as a whole since December 31, 2002.

Litigation

        Except as disclosed in this prospectus, neither our company nor any of our subsidiaries or affiliates is involved in any litigation or arbitration proceedings which related to claims or amounts which are material in the context of the issue of the notes or that may have, or have had during the 12 months preceding the date of this prospectus, a material adverse effect on the financial position of our company, nor, so far as any of them is aware, is any such proceeding pending or threatened.

Documents

        Copies of the following documents may be inspected at the specified offices of our Listing, Paying and Transfer Agent in Luxembourg:

  •
  Articles of Association of our company;

  •
  The Purchase Agreement and Registration Rights Agreement relating to the notes; and

  •
  The indenture, dated as of May 16, 2001 relating to the notes, which includes the forms of the note certificates.

        In addition, copies of the most recent annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of Messer Griesheim and annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of the issuer may be inspected, and the most recent annual report of the issuer may be obtained, on any business day (except for Saturdays, Sundays and legal holidays) free of charge, at the office of the paying agent in Luxembourg.

Clearing Systems

        The notes have been accepted for clearance through the facilities of Euroclear and Clearstream. Relevant trading information is set forth below.

	ISIN	Common Code
Original Notes
Rule 144A	XS0129587142	012958714
Regulation S	XS0129586763	012958676
Exchange Notes	XS0136262275	013626227

Exchange Offer

        On December 15, 2001, the exchange offer was consummated resulting in the exchange of all of the Rule 144A notes and all of the Regulation S notes (other than approximately EURO2.0 million in aggregate principal amount) for equivalent registered notes. The exchange notes have been accepted for clearance through Euroclear and Clearstream.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

        The laws of Germany make no provisions of indemnification of officers and directors. The Company does not, by charter or by-law provision, provide for the indemnification of any controlling person, director or officer.

        The Company maintains liability insurance for members of its Management Board, but insurance against liabilities under the Securities Act of 1933 is excluded.

Item 9.    Exhibits

        The following is a list of exhibits to this registration statement:

1.1	Purchase Agreement between Messer Griesheim Holding AG and Goldman Sachs International, dated as of May 11, 2001.*
2.1
Business Combination Agreement among Messer Industriegesellschaft mbH, Messer Griesheim GmbH, Cornelia Verwaltungsgesellschaft mbH, Hoechst Aktiengesellschaft and Diogenes Zwanzigste Vermögensverwaltungs GmbH, dated as of December 30/31, 2000.*
2.2
Amendment of the Business Combination Agreement among Messer Industriegesellschaft mbH, Messer Griesheim GmbH, Cornelia Verwaltungsgesellschaft mbH, Hoechst Aktiengesellschaft and Diogenes Zwanzigste Vermögensverwaltungs GmbH, dated as of April 27, 2001.*
3.1	Articles of Incorporation of Messer Griesheim Holding AG, as amended (Satzung) (English transalation).**
4.1	Indenture between Messer Griesheim Holding AG and The Bank of New York, dated as of May 16, 2001.*
4.2	Form of 10.375% Senior Notes due 2011 (included as part of Exhibit 4.1).*
4.3	Exchange and Registration Rights Agreement between Messer Griesheim Holding AG and Goldman Sachs International, dated as of May 16, 2001.*
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to legality of the securities being registered hereby.*
5.2	Opinion of Hengeler Mueller as to certain matters under German law.*
8.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain U.S. Federal income tax matters.*
10.1
Shareholders' Agreement among Messer Industrie GmbH, Allianz Capital Partners GmbH; GS Capital Partners 2000, L.P.; GS Capital Partners 2000 Employee Fund, L.P.; GS Capital Partners 2000 Offshore, L.P.; GS Capital Partners 2000 GmbH & Co.; Stone Street Fund 2000, L.P. and Bridge Street Special Opportunities Fund 2000, L.P.; dated as of December 31, 2000 and amended on April 27, 2001 (consolidated English translation).*
10.2
Agreement Between Financial Investors among GS Capital Partners 2000, L.P.; GS Capital Partners 2000 Employee Fund, L.P.; GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co.; Stone Street Fund 2000, L.P.; Bridge Street Special Opportunities Fund 2000, L.P. and Allianz Capital Partners GmbH; dated as of April 27, 2001.*

10.3
Senior Facilities Agreement among Cornelia Verwaltungsgesellschaft mbH, Goldman Sachs International (as global co-ordinator and joint lead arranger), Bayerische Hypo-und Vereinsbank AG, J.P. Morgan PLC and The Royal Bank of Scotland, dated as of April 28, 2001, as amended to reflect amendments made on May 15, 2001, June 14, 2001, January 17, 2002, December 23, 2002 and February 11, 2003.**
10.4
Intercreditor Deed among Chase Manhattan International Limited (as security trustee and senior agent), Goldman Sachs International (as global co-ordinator, senior arranger and mezzanine arranger), Bayerische Hypo- und Vereinsbank AG (as senior arranger and mezzanine arranger), J.P. Morgan PLC, The Royal Bank of Scotland PLC (as senior arranger and mezzanine arranger), Hypovereinsbank Luxembourg Société Anonyme, the senior lenders named therein, the mezzanine lenders named therein and others, dated April 28, 2001.*
10.5	High Yield Proceeds Loan Agreement between Messer Griesheim Holding AG and Messer Griesheim GmbH, dated as of May 16, 2001.*
10.6	High Yield Subordination Agreement between Messer Griesheim Holding AG and Messer Griesheim GmbH, dated as of May 16, 2001.*
10.7	Assignment Agreement between Messer Griesheim Holding AG and The Bank of New York, dated as of May 2001.*
12.1	Statement of the Computation of Ratio of Earnings to Fixed Charges.**
21.1	List of Subsidiaries.*
23.1	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).*
23.2	Consent of Hengeler Mueller (included in Exhibit 5.2).*
23.3	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft with respect to Messer Griesheim GmbH and Messer Griesheim Holding AG.***
23.4	Consent of PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft with respect to Messer Griesheim GmbH.*
23.5	Consent of PricewaterhouseCoopers with respect to Singapore Syngas Pte Ltd.***
24.1	Powers of Attorney (included on signature page to registration statement).*
25.1	Form T-1 Statement of Eligibility of Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Exchange Agent Agreement between Messer Griesheim Holding AG and The Bank of New York.*

*
As filed on Form F-4 at November 8, 2001.

**
Incorporated by reference to our Form 20-F filed on March 27, 2003.

***
Filed herewith.

Item 10.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)  insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b)
  (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registrations statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (c)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

        (c)  That, for purposes of determining any liability under the Securities Act, each filing of the reigstrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE PAGE

        Pursuant to the requirements of the Securities Act of 1933, Messer Griesheim Holding AG has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Frankfurt am Main, Germany, on March 27, 2003.

MESSER GRIESHEIM HOLDING AG
By:	/s/ KLAUS-JÜRGEN SCHMIEDER* Klaus-Jürgen Schmieder Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of April 30, 2002. The persons whose names are marked with an asterisk (*) below hereby designate Klaus-Jürgen Schmieder as their attorney-in-fact to sign any amendment, including any post-effective amendment, to this registration statement.

Signature	Title	Date

/s/ KLAUS-JÜRGEN SCHMIEDER* Klaus-Jürgen Schmieder	Management Board Spokesperson (Vorstandssprecher) and Chief Executive Officer (principal executive officer)	March 27, 2003
/s/ STEFAN MESSER* Stefan Messer	Management Board Member (Vorstandsmitglied)	March 27, 2003
/s/ HARALD PINGER* Harald Pinger	Chief Financial Officer (principal financial and accounting officer)	March 27, 2003
/s/ PETER STOCKS* Peter Stocks	Management Board Member (Vorstandsmitglied)	March 27, 2003
/s/ JAMES ANDERSON* James Anderson	Authorized Representative in the United States	March 27, 2003
*By:	/s/ KLAUS-JÜRGEN SCHMIEDER Klaus-Jürgen Schmieder Attorney-in-fact

EXHIBIT INDEX

Exhibit No.
1.1	Purchase Agreement between Messer Griesheim Holding AG and Goldman Sachs International, dated as of May 11, 2001.*
2.1
Business Combination Agreement among Messer Industriegesellschaft mbH, Messer Griesheim GmbH, Cornelia Verwaltungsgesellschaft mbH, Hoechst Aktiengesellschaft and Diogenes Zwanzigste Vermögensverwaltungs GmbH, dated as of December 30/31, 2000.*
2.2
Amendment of the Business Combination Agreement among Messer Industriegesellschaft mbH, Messer Griesheim GmbH, Cornelia Verwaltungsgesellschaft mbH, Hoechst Aktiengesellschaft and Diogenes Zwanzigste Vermögensverwaltungs GmbH, dated as of April 27, 2001.*
3.1	Articles of Incorporation of Messer Griesheim Holding AG, as amended (Satzung) (English transalation).**
4.1	Indenture between Messer Griesheim Holding AG and The Bank of New York, dated as of May 16, 2001.*
4.2	Form of 10.375% Senior Notes due 2011 (included as part of Exhibit 4.1).*
4.3	Exchange and Registration Rights Agreement between Messer Griesheim Holding AG and Goldman Sachs International, dated as of May 16, 2001.*
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to legality of the securities being registered hereby.*
5.2	Opinion of Hengeler Mueller as to certain matters under German law.*
8.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain U.S. Federal income tax matters.*
10.1
Shareholders' Agreement among Messer Industrie GmbH, Allianz Capital Partners GmbH; GS Capital Partners 2000, L.P.; GS Capital Partners 2000 Employee Fund, L.P.; GS Capital Partners 2000 Offshore, L.P.; GS Capital Partners 2000 GmbH & Co.; Stone Street Fund 2000, L.P. and Bridge Street Special Opportunities Fund 2000, L.P.; dated as of December 31, 2000 and amended on April 27, 2001 (consolidated English translation).*
10.2
Agreement Between Financial Investors among GS Capital Partners 2000, L.P.; GS Capital Partners 2000 Employee Fund, L.P.; GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co.; Stone Street Fund 2000, L.P.; Bridge Street Special Opportunities Fund 2000, L.P. and Allianz Capital Partners GmbH; dated as of April 27, 2001.*
10.3
Senior Facilities Agreement among Cornelia Verwaltungsgesellschaft mbH, Goldman Sachs International (as global co-ordinator and joint lead arranger), Bayerische Hypo-und Vereinsbank AG, J.P. Morgan PLC and The Royal Bank of Scotland, dated as of April 28, 2001, as amended to reflect amendments made on May 15, 2001, June 14, 2001, January 17, 2002, December 23, 2002 and February 11, 2003.**
10.4
Intercreditor Deed among Chase Manhattan International Limited (as security trustee and senior agent), Goldman Sachs International (as global co-ordinator, senior arranger and mezzanine arranger), Bayerische Hypo- und Vereinsbank AG (as senior arranger and mezzanine arranger), J.P. Morgan PLC, The Royal Bank of Scotland PLC (as senior arranger and mezzanine arranger), Hypovereinsbank Luxembourg Société Anonyme, the senior lenders named therein, the mezzanine lenders named therein and others, dated April 28, 2001.*

10.5	High Yield Proceeds Loan Agreement between Messer Griesheim Holding AG and Messer Griesheim GmbH, dated as of May 16, 2001.*
10.6	High Yield Subordination Agreement between Messer Griesheim Holding AG and Messer Griesheim GmbH, dated as of May 16, 2001.*
10.7	Assignment Agreement between Messer Griesheim Holding AG and The Bank of New York, dated as of May 2001.*
12.1	Statement of the Computation of Ratio of Earnings to Fixed Charges.**
21.1	List of Subsidiaries.*
23.1	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).*
23.2	Consent of Hengeler Mueller (included in Exhibit 5.2).*
23.3	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft with respect to Messer Griesheim GmbH and Messer Griesheim Holding AG.***
23.4	Consent of PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft with respect to Messer Griesheim GmbH.*
23.5	Consent of PricewaterhouseCoopers with respect to Singapore Syngas Pte Ltd.***
24.1	Powers of Attorney (included on signature page to registration statement).
25.1	Form T-1 Statement of Eligibility of Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Exchange Agent Agreement between Messer Griesheim Holding AG and The Bank of New York.*

*
As filed on November 8, 2001.

**
Incorporated by reference to our Form 20-F filed on March 27, 2003.

***
Filed herewith.